UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Valero Energy Corporation
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Notice of 2023 Annual Meeting of Stockholders

The 2023 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held in a virtual format as follows:

MEETING DATE & TIME:	MEETING SITE:	RECORD DATE:
Tuesday, May 9, 2023 11 a.m., Central Time	www.virtualshareholdermeeting.com/VLO2023	March 13, 2023
The purpose of the annual meeting is to consider and vote on the following:
Voting Matters	Board Recommendation	Proxy Statement Disclosure Begins on

(1)Elect Directors	FOR each director nominee	p. 11

(2)Ratify KPMG LLP as independent auditor	FOR	p. 96

(3)Advisory vote to approve 2022 executive compensation	FOR	p. 99

(4)Advisory vote to recommend the frequency of stockholder advisory votes on executive compensation	FOR “EVERY YEAR”	p. 100

(5)-(6) Two stockholder proposals, if properly presented	AGAINST each stockholder proposal	p. 101

(7) Other matters, if any, properly brought before the meeting

Valero Energy Corporation One Valero Way San Antonio, Texas 78249 March 22, 2023	By order of the Board of Directors, Richard J. Walsh Senior Vice President, General Counsel and Secretary

Letter From Our Chairman and Chief Executive Officer

Dear Stockholder,
Reflecting back, the COVID-19 pandemic had an extraordinary impact on families, communities and businesses across the globe. The energy business was among those confronted by unprecedented demand contraction. Despite the pandemic-imposed challenges and several severe weather events, we remained steadfast in the execution of our strategy, pursuing excellence in operations, investing for resilience and earnings growth with a comprehensive roadmap to further reduce emissions through economic low-carbon projects and honoring our commitment to stockholder returns.
A Record Year
In 2022, we delivered strong financial performance, earning a record net income of $29.04 per share. In addition, 2022 was also our best year ever for combined employee and contractor safety, a testament to our long-standing commitment to safe, reliable and environmentally responsible operations.
We continued to maximize refining utilization in a safe, reliable and environmentally responsible manner as product demand through our wholesale system surpassed 2019’s pre-pandemic levels, and we ended the year strong, with our refineries running at 97% capacity utilization, our highest capacity utilization since 2018.
Our renewable diesel business set another sales volume record in the fourth quarter with the startup of our Diamond Green Diesel (“DGD”) joint venture’s new Port Arthur plant. The project was completed under budget and ahead of schedule and brings DGD’s total annual production capacity to approximately 1.2 billion gallons of renewable diesel and approximately 50 million gallons of renewable naphtha.
On the financial side, we continued to strengthen our balance sheet, completing the payoff of all of the incremental debt incurred during the pandemic and ending the year with $4.9 billion of cash and cash equivalents. The debt to capitalization ratio, net of cash and cash equivalents, was approximately 21% as of December 31, 2022, down from the pandemic high of 40% at the end of March 2021, which was largely the result of the $4 billion of debt incurred during the height of the COVID-19 pandemic. We also honored our commitment to stockholders, returning $6.1 billion through dividends and stock purchases.
Lastly, we expanded board diversity with 7 of 11 (64%) Independent Directors representing gender or racial/ethnic diversity.
Steadfast Execution of Our Strategy
None of this would have been possible without Team Valero’s steadfast execution of the strategy that has been in place for nearly a decade. The tenants of this strategy which enable us to meet the challenge of supplying the world’s need for reliable and affordable energy in an environmentally responsible manner are:
Maintain manufacturing excellence through safe, reliable and environmentally responsible operations.
•We have and will continue to invest to maintain our best-in-class refining assets.
•Ten of our refineries have achieved OSHA VPP Star Site status, which is the most approved for any refiner.
•Mechanical availability continues to trend upwards, and the trailing three-year average has remained above 97% since 2018.
•We continue to set records for our critical safety and environmental metrics.
•This relentless focus has benchmarked us as one of the most efficient and lowest operating cost producers among our peers, with the lowest operating cost in our peer group every year since 2013.
Grow earnings through market expansion, margin improvement and operating cost control, with rigorous investment evaluation and execution.
•We continue to invest to improve margins and light product yields with the Port Arthur Coker project, which is expected to be completed in the second quarter of 2023 and to increase the refinery’s throughput capacity, while also improving turnaround efficiency.
•We have also invested to upgrade product value with projects such as the Houston and St. Charles Alkylation Units.
•Projects to install cogeneration units at our Wilmington and Pembroke refineries have contributed to resilience, cost control and margin expansion.
•Investments in crude logistics such as the Diamond Pipeline, Red River Pipeline and Glass Mountain Pipeline connection have improved access to North American crude and have lowered refinery feedstock costs.
•Investments in products logistics such as the Central Texas pipelines and terminals and the Pasadena refined products terminal have extended product supply in higher demand domestic markets while also expanding product export and biofuels blending capabilities.
•Investments in international logistics such as the acquisitions of storage facilities in Wales and a fuels distribution business in Peru have expanded our distribution capabilities.
•Development of our Mexico wholesale business with a growing and flexible logistics supply system has allowed us to become one of the largest importers of light products into Mexico, driving further margin improvement and market expansion.

LETTER FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Explore economic low-carbon projects that leverage Valero’s project development and manufacturing expertise.
•On a consolidated basis, we have invested more than $5 billion to date in a world-scale low-carbon portfolio of ethanol and renewable diesel production.
•These investments have made Valero one of the world’s largest producers of low-carbon transportation fuels.
•We continue to deliver long-term value to stockholders with low-carbon fuels investments that meet or exceed our after-tax internal rate of return (“IRR”) threshold, such as our recently announced sustainable aviation fuel (“SAF”) project, which is expected to give the DGD Port Arthur plant the capability to upgrade approximately half of its current 470 million gallons per year production capacity to SAF.
•Our previously announced large-scale carbon sequestration project is expected to enable production of low-carbon ethanol at many of our ethanol plants and should uniquely position these assets for additional opportunities such as alcohol-to-jet, in addition to margin uplift on low-carbon intensity ethanol.
•In addition, we are advancing the evaluation of other low-carbon projects such as low-carbon hydrogen, cellulosic ethanol, renewable propane and additional renewable naphtha and carbon sequestration projects, and we are supporting the development of a tailpipe CO2 onboard capture system, with the objective of reducing GHG emissions from the use of transportation fuels in internal combustion engines.
•These initiatives provide a clear roadmap to achieving our refinery greenhouse gas (“GHG”) emissions reduction/displacement targets for 2025 and 2035 while generating an adequate return for our stockholders.
Utilize a disciplined capital allocation framework that emphasizes an investment grade credit rating while delivering distinctive financial results and peer-leading returns to stockholders.*
•Since 2014, our cash flow generation and approach to capital allocation have enabled us to significantly enhance shareholder value.
•Over this time period, we have reduced our share count by almost 30%, increased the dividend per share by over 370% and returned approximately $23.6 billion to shareholders through dividends and stock purchases.
•Over this same time period, our market capitalization has more than doubled, driving a total shareholder return (“TSR”) of 306% since 2014, versus a TSR of 130% for the S&P 500, making Valero the best performing energy company in the S&P 500.
*Data in these bullet points is from December 31, 2014 - January 27, 2023.
Commitment to our people and our communities.
•In 2022, Valero and our employees generously pledged a record $19 million to the United Way across the U.S., which will be distributed to the communities where we work and operate.
•Our employees also volunteered more than 100,000 hours last year, from building homes and donating blood, to mentoring students and providing meals for families.
•With the generous support of our business partners, more than $22 million was raised at the Valero Texas Open and Benefit for Children in 2022, bringing the all-time tournament total to $209 million, with $205 million raised since Valero became the title sponsor in 2002. The Valero Texas Open has grown to become the number one tournament on the PGA Tour in charitable giving.
Thank You
We hope these highlights demonstrate our commitment to and execution of our strategy. We welcome continued engagement and dialogue with stockholders and other stakeholders. Thank you for your support and trust.

Joseph W. Gorder
Chairman and Chief Executive Officer
March 22, 2023

LETTER FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ESG and Climate-Related Disclosures and Other Matters	1	Post-Employment Compensation	81
		Nonqualified Deferred Compensation	83
Cybersecurity, Compliance, D&I, and Human Rights at Valero	3	Potential Payments Upon Termination or Change of Control	84

Stockholder Engagement	4	Director Compensation	87
Valero’s Engagement Efforts and Responsiveness	4	Pay Ratio Disclosure	89
Engagement Process	5	SEC Pay Versus Performance	90
Risk Management and Oversight	7	Certain Relationships and Related Transactions	95
Proposal No. 1—Election of directors	11	Proposal No. 2—Ratify appointment of KPMG LLP as independent auditor	96
Information Concerning Director Nominees	11
Summary of Each Director Nominee’s Skills and Attributes	12	KPMG LLP Fees	97
		Report of the Audit Committee for Fiscal Year 2022	98
Nominees	13	Proposal No. 3—Advisory vote to approve compensation of named executive officers	99
Information Regarding the Board of Directors	19
Independent Directors	19	Proposal No. 4—Advisory vote to recommend the frequency of stockholder advisory votes on compensation of named executive officers	100
Committees of the Board	20
Selection of Director Nominees	25
Board and Committee Evaluation Process	27	Proposal No. 5—Stockholder proposal to set different GHG emissions reductions targets (Scopes 1, 2, and 3)	101
Director Overboarding	27
New Director Orientation	28
Director Continuing Education	28	Board Recommendation and Opposition Statement	102
Leadership Structure of the Board	29	Proposal No. 6—Stockholder proposal to oversee and issue an additional racial equity audit and report	104
Lead Director and Meetings of Non-Management Directors	29

CEO Succession Planning	30	Board Recommendation and Opposition Statement	105
Identification of Executive Officers	31	2023 Annual Meeting of Stockholders — Important Voting and Meeting Information	106
Beneficial Ownership of Valero Securities	32
Risk Assessment of Compensation Programs	34	Miscellaneous	111
Compensation Discussion and Analysis (including table of contents for section)	35	Governance Documents and Codes of Ethics	111
		Stockholder Communications, Nominations, and Proposals	111
2022 Robust Say-On-Pay Engagement and Response	36
		Other Business	112
Executive Compensation in Summary	37	Financial Statements	112
Elements of Executive Compensation	50	Householding	112
Compensation Consultant Disclosures	70	Transfer Agent	113
Equity Compensation Plan Information	71
Executive Compensation	72
Summary Compensation Table	72
Grants of Plan-Based Awards	75
Outstanding Equity Awards at December 31, 2022	78
Option Exercises and Stock Vested	80

Our Board is soliciting proxies to be voted at our annual meeting of stockholders to be held on May 9, 2023 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” in this proxy statement may refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.
Holders of record of our common stock, par value $0.01 (“Common Stock”), at the close of business on March 13, 2023 (the “Record Date”) are entitled to vote on the matters presented at the Annual Meeting. Our proxy materials are first being sent or made available on or about March 22, 2023, to stockholders entitled to vote at the Annual Meeting.

ESG AND CLIMATE-RELATED DISCLOSURES AND OTHER MATTERS

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) DISCLOSURE AND TRANSPARENCY
The disclosures, reports, and actions below were made or taken under Board oversight led by our Sustainability and Public Policy Committee (and, prior to 2022, our formerly titled Nominating/Governance and Public Policy Committee).

Spotlight on Environmental Justice

Environmental Justice Audit Report and Racial Equity Assessment. In February of 2023, we published on our website (i) our 2023 Environmental Justice Audit Report containing the results of an independent audit conducted by a third-party consultant with expertise in social/environmental justice and community assessments, and (ii) a racial equity assessment we commissioned from an independent civil rights expert. The conclusions of the independent environmental justice audit and racial equity assessment were positive with respect to our racial equity and environmental justice disclosures, policies, practices and commitments. See “Proposal No. 6—Stockholder proposal to oversee and issue an additional racial equity audit and report—Board Recommendation and Opposition Statement” for further details.
Environmental Justice Policy Statement. We were one of the first major energy companies to have a formal environmental justice policy and an active environmental justice program. Our long-standing written environmental justice policy statement is included annually in our ESG Report, and is also published and available as a separate document on our website.

Task Force on Climate-Related Financial Disclosures (“TCFD”) Reports.
•2022. In 2022, we engaged HSB Solomon Associates LLC (“Solomon”) to conduct a scenario analysis under the assumptions of the International Energy Agency’s (“IEA”) Net Zero by 2050 Scenario, a scenario that focuses on an extremely ambitious transition to a lower-carbon economy. Among Solomon’s independent conclusions, which are set forth in our 2022 TCFD Report, were that under the Net Zero by 2050 Scenario as applied by Solomon (i) our overall refining portfolio would be resilient under this scenario, and (ii) our strategy of continuing to operate one of the most competitive and efficient refining fleets would be aligned with the net zero goals of the Paris Agreement.
•2018 and 2021. We also published a TCFD Report in 2018, applying the assumptions of the IEA’s 2°C demand scenario, and in 2021, applying the assumptions of the IEA’s Sustainable Development Scenario (which is described as a well-below 2°C scenario), and in each case Solomon independently concluded that our overall refining portfolio would be resilient in such a low-carbon marketplace.
Net Scope 3 Intensity. In our 2022 TCFD Report and our 2022 ESG Report we disclose Valero’s 2021 Net Scope 3 Intensity in kg CO2e per barrel of company throughput and production (for low-carbon fuels), which compares the GHG emissions from the use of the products we manufacture relative to peer performance.1
2025 and 2035 GHG Emissions Targets. We have established and disclosed targets to reduce/displace global refinery Scope 1 and 2 GHG emissions by 63% by 2025 and by 100% by 2035, and have disclosed that we are on track to achieve both targets. In 2022, our performance exceeded our 2025 target, which is three years early.
Third-Party Limited Assurance of GHG Emissions Disclosures. Since 2021, we have engaged an independent third party to evaluate and issue an assurance statement on the accuracy and reliability of certain of our GHG emissions disclosures, including our global refinery Scope 1 and 2 GHG emissions disclosures. In 2023, we also obtained third-party limited assurance on the accuracy and reliability of our 2021 Net Scope 3 Intensity disclosure. We intend to continue obtaining limited assurance on our GHG emissions disclosures each year.
Third-Party Limited Assurance on GHG Targets. In 2023, we also obtained third-party limited assurance on each component of our 2025 and 2035 GHG reduction/displacement targets, and we intend to obtain such assurance annually going forward.
2022 ESG Report. In 2022, we published our 2022 ESG Report (previously titled our Stewardship and Responsibility Report), which contains new and updated disclosures on a variety of ESG topics, including new and emerging technologies that can contribute to the reduction of GHG emissions of transportation fuels, safety, reliability and environmental matters, community engagement and environmental justice, governance activities, water management and biodiversity projects, environmental performance metrics, physical resilience efforts, our GHG emissions targets, and human capital and diversity and inclusion (“D&I”) matters, among others.
EEO-1 Report. Within our 2022 ESG Report, we again included a report with U.S. employee diversity data and statistics that correspond to our 2021 EEO-1 Report that was filed with the Equal Employment Opportunity Commission in 2022. We have committed to providing this disclosure annually going forward.
Value Chain Analysis for GHG Emissions. In 2022, in response to stockholder feedback and engagement, we analyzed our value chain for GHG emissions disclosures. As further discussed in our 2022 TCFD Report, despite reviewing millions of transactions with thousands of counterparties upstream and downstream of our refineries, such value chain analysis proved to be complicated and yielded insufficient data to meaningfully quantify GHG emissions related to the use of the products we manufacture.2 To address these limitations, we disclosed 2021 Net Scope 3 Intensity relative to peer performance, as noted above.
1 The notes at the end of these reports contain additional information on Net Scope 3 Intensity and peers.
2 The pages near the end of such report contain additional information on our 2022 value chain analysis.

2023 PROXY STATEMENT	1

ESG AND CLIMATE-RELATED DISCLOSURES AND OTHER MATTERS

CDP Climate Change Questionnaire. In 2022, we again submitted responses to the CDP’s Climate Change Questionnaire. We have committed to responding annually going forward.
SASB Reports.3 In 2022, for the third straight year, we published our annual SASB Report for current year data that also aligns our performance data with the recommendations of the SASB framework in the Oil and Gas – Refining and Marketing industry standard at the time of such report. We have committed to publishing a SASB Report (within our ESG Report) annually going forward.
Climate-Lobbying Report. In 2022, in addition to again reporting on all trade associations to which we pay $50,000 or more annually, we again conducted a climate-lobbying alignment analysis with respect to certain trade associations with lobbying activities, and updated the climate-lobbying report published on our website. This assessment concluded that these trade associations that conduct lobbying activities are substantially aligned with, or are in the process of being aligned with, Valero’s vision of providing affordable and sustainable energy while reducing GHG emissions.
These ESG and climate-related reports, policies, and disclosures are published on our website at www.valero.com > Investors > ESG > Reports and Presentations. Our climate-lobbying report and disclosures concerning our political engagement, climate-lobbying, and trade associations are available on our website (under Investors > ESG > Political Engagement). These reports, policies, and disclosures, as well as those discussed elsewhere in this proxy statement, are not part of this proxy statement, are not “soliciting material,” are not deemed filed with the Securities and Exchange Commission (“SEC”), and are not to be incorporated by reference into any of Valero’s filings with the SEC, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing. Furthermore, references to our website URLs are intended to be inactive textual references only.

LINKING COMPENSATION TO ESG AND CLIMATE
Energy Transition Modifier to Performance Shares. In 2021, our Human Resources and Compensation Committee strengthened the ties between executive compensation and ESG priorities through the addition of an energy transition modifier to our long-term incentive (“LTI”) program, tying executive compensation with our publicly disclosed GHG emissions reduction/displacement target for 2025 and the deployment of capital to low-carbon initiatives. As noted above, in 2022, our performance exceeded our 2025 GHG reduction/displacement target, which is three years ahead of schedule. Accordingly, in February of 2023, our Human Resources and Compensation Committee approved a modification to our energy transition performance modifier for future grants of performance shares that continues on to our 2035 GHG reduction/displacement target, which is discussed in further detail in the “Compensation Discussion and Analysis” section below. The energy transition modifier was added to our performance shares to align LTI pay with Valero’s comprehensive and innovative low-carbon fuels growth strategy, and has received overwhelmingly positive responses from stockholders.
ESG Component of Annual Bonus. Valero’s annual bonus program includes both health, safety, and environmental (“HSE”) performance measures and ESG efforts and improvements measures, which contain multiple objectives, including objectives with respect to D&I, environmental stewardship, sustainability, compliance, and corporate citizenship and community.
See the “Compensation Discussion and Analysis” section below for additional information.

LOW-CARBON PROJECTS, INVESTMENTS, AND INNOVATION
Low-Carbon Capital Expenditures and Allocation. To date, we have invested $5.1 billion4 in our low-carbon fuels businesses, and we expect additional growth opportunities in this area.
Growing our Low-Carbon Fuels Production. In 2022, we started up our new renewable diesel plant next to our Port Arthur refinery, which increased our total production capacity of renewable diesel to approximately 1.2 billion gallons per year and renewable naphtha (used to produce renewable gasoline and renewable plastics) to approximately 50 million gallons per year.
Sustainable Aviation Fuel. In January of 2023, we announced the final investment decision on a large-scale sustainable aviation fuel project at our renewable diesel plant in Texas, which is expected to be completed in 2025.
Carbon Capture and Sequestration. We have a large-scale carbon capture and sequestration project with BlackRock Global Energy & Power Infrastructure Fund III (“BlackRock”) and Navigator Energy Services (“Navigator”) and are evaluating other stand-alone projects.
Other Low-Carbon Opportunities. We continue to evaluate and advance investments in economic, low-carbon projects, such as sustainable aviation fuel, renewable hydrogen, renewable naphtha, arctic grade renewable diesel, corn fiber cellulosic ethanol, carbon sequestration, and other projects intended to lower the carbon intensity of our products, or that could lead to the introduction of new products. In evaluating such projects, we have applied the same 25% after-tax IRR hurdle rate as for other investments. As further discussed in our 2022 ESG Report, in 2022, we disclosed our support of the development of a filtration membrane that could remove more than 90% of the CO2 emissions of an internal combustion engine vehicle.
3 The Sustainability Accounting Standards Board (“SASB”) is now the Value Reporting Foundation.
4 Our investment to date in our low-carbon fuels businesses consists of $3.4 billion in capital investments to build our renewable diesel business and $1.7 billion to build our ethanol business. Capital investments in renewable diesel represent 100% of the capital investments made by Diamond Green Diesel Holdings LLC, a consolidated joint venture.

2	2023 PROXY STATEMENT

CYBERSECURITY, COMPLIANCE, D&I, AND HUMAN RIGHTS AT VALERO

CYBERSECURITY AND INFORMATION TECHNOLOGY (“IT”) HIGHLIGHTS
Annual Cybersecurity and IT Trainings. All Valero employees are required to complete annual computer-based cybersecurity and IT training.
Cybersecurity and IT Awareness Month Campaign. Valero holds an annual company-wide cybersecurity and IT awareness month campaign to better inform employees about the importance of this topic, and in 2022 this campaign included the roll out of a series of timely headline news items, videos and posters, and the hosting of a special presentation on current events and threats by a third-party security and compliance consultant.
Third-Party Expert Review/Audit. Valero engages third-party experts regularly to conduct cybersecurity and risk assessment testing, including penetration testing, firewall reviews and PCI Data Security Standard testing.
Annual Incident Response Exercise. Each year Valero engages a third-party expert to oversee a cybersecurity incident response exercise to test pre-planned response actions from Valero’s Information Security Incident Response Plan and to facilitate group discussions regarding the effectiveness of Valero’s cybersecurity incident response strategies and tactics.
See “Board Oversight - Cybersecurity and IT” below for more information on Valero’s oversight of such matters.

COMPLIANCE, ETHICS, AND CORPORATE CONDUCT HIGHLIGHTS
Robust Compliance Training. Valero requires all employees to triennially complete training on its Code of Business Conduct and Ethics and periodically requires trainings on other compliance and corporate matters, including conduct and ethics, helpline reporting, data privacy and information security, among others. In 2022, Valero launched new training videos on its anti-bribery and anti-corruption, conflicts of interest, and gifts and entertainment policies.
Promoting Business Ethics Awareness. Valero publishes its Code of Business Conduct and Ethics and Conduct Guidelines for Business Partners in multiple languages. Annually, Valero holds a company-wide Corporate Compliance and Ethics Week to shine a spotlight on the importance of compliance, ethics, and corporate conduct.
See “Board Oversight - Compliance, Ethics, and Corporate Misconduct” below for more information.

D&I AT VALERO
Board Diversity. 100 percent of our committee chairs, and at least one member of each committee, represent diversity of either gender or race/ethnicity. In 2021 the Nominating and Corporate Governance Committee amended its charter with respect to the committee’s search for director candidates to require that the initial list of candidates from which the director is nominated include, but need not be limited to, diverse qualified candidates (a “Rooney Rule” amendment). Additionally, 36.4 percent our of director nominees for the Annual Meeting are female and 36.4 percent represent racial/ethnic diversity.
Diverse External Executive Officer Candidates. In 2022, the Nominating and Corporate Governance Committee (and, subsequently, the full Board) approved a policy, included in Valero’s Corporate Governance Guidelines, which provides that when executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Valero are recruited from outside the company, the initial list of candidates will include qualified gender and racially diverse candidates among the candidates presented.
Diversity Recruiting and Retention. We have increased our efforts to recruit, retain, and promote a diverse workforce and foster a culture of inclusion through various efforts, including targeted recruiting strategies aimed at improving our outreach to underrepresented groups, and educational and training programs on topics such as objective hiring and the advantages of a diverse workforce. Our intern program class of 2022 was the most diverse in the history of our program, with 43 percent being female and 43 percent representing a racial or ethnic minority.
Employee Diversity Progress. Of our total employees as of December 31, 2022, approximately 30 percent of our global professional employees were female, 11 percent of our hourly employees were female, and 19 percent of total employees were female. Approximately 37 percent of our U.S. employees are Hispanic or Latino, Black or African American, Asian, American Indian or Alaskan Native, Native Hawaiian or Other Pacific Islander, or two or more races. We are also committed to hiring and retaining veterans and reservists of the U.S. armed forces, who represent 12 percent of our U.S. employees as of December 31, 2022.
EEO-1 Report. Within our 2022 ESG Report, we again included a report with U.S. employee diversity data and statistics that correspond to our 2021 EEO-1 Report that was filed with the Equal Employment Opportunity Commission in 2022. We have committed to providing this disclosure annually going forward.

HUMAN RIGHTS AT VALERO
Human Rights Policy Statement. Valero publicly discloses on its website its Human Rights Policy Statement, which reflects Valero’s commitments and intent regarding human rights.
Human Rights Risks. The Board, through the Audit Committee’s monitoring of Valero’s global compliance and ethics program, helps oversee various human rights-related risks.

2023 PROXY STATEMENT	3

STOCKHOLDER ENGAGEMENT

Valero’s Engagement Efforts and Responsiveness

2022 ESG/COMPENSATION ENGAGEMENT EFFORTS
The robust ESG/compensation engagement efforts we undertook over the course of 2022 consisted of the following:
•offering dialogue to our 100 largest stockholders*;
•holding at least 55 different meetings with stockholders and proxy advisory firms, many of which included the participation of members of the Human Resources and Compensation Committee (including the chair thereof), our Lead Director, members of our Sustainability and Public Policy Committee (including the chair thereof), and/or members of Valero’s executive management team; and
•engaging with stockholders that held approximately 50 percent of our outstanding shares of Common Stock*.
*Measurements reflect our reasonable determinations based on available data and information regarding the composition and holdings of our stockholders over the course of our engagement efforts in 2022.
As part of our engagement efforts, we offered to discuss our proxy statement disclosures and proposals, as well as a wide range of other matters of interest to our stockholders and stakeholders (including, as applicable, say-on-pay and executive compensation, ESG, sustainability, and climate-related risks and opportunities facing Valero, GHG emissions targets, environmental justice and community engagement efforts, human capital management, D&I, and political and lobbying activities).

Feedback on our GHG Targets and Low-Carbon Fuels Growth Strategy

Through our robust engagement efforts during 2022 noted above, as well as the extensive ESG engagement efforts we have undertaken in 2023, we have had consistent and strong dialogue with our stockholders on our GHG emissions targets and low-carbon fuels growth strategy. Based on the stockholder input and feedback we received, we believe that our GHG emissions targets and low-carbon fuels growth strategy are well-supported by our stockholders.
More specifically, during such engagements many of our stockholders expressed the following:
•GHG Emissions Targets - they value that we are one of only a few companies to provide a clear roadmap for achieving aggressive GHG emissions reduction goals through our 2025 and 2035 GHG emissions reduction/displacement targets, and agree that companies should only make commitments to stockholders when they have a reasonable expectation and plan for achieving them;
•Low-Carbon Fuels Growth Strategy - they consider our low-carbon fuels growth strategy to be well developed and one of the most comprehensive among our peers, and they have concerns with stockholder proposals that seek new or revised targets that would require a shift in our strategy, such as targets that can only be achieved from refinery closures and/or that do not appear to value energy security and affordability, or realistic GHG emissions reductions;
•Scope 3 Difficulties - they recognize that the methodology for Scope 3 emissions is riddled with duplication and other challenges, and that we do not control or have a clear line of sight to the use of our products by third parties; and
•Continual ESG/Climate Enhancements and Progress - they appreciate how we have continuously and meaningfully enhanced our ESG and climate-related disclosures and advanced our low-carbon fuels growth strategy, including through the 2022 enhancements described below under the caption “Other Recent Responses.”
Our stockholders also expressed support for our GHG emissions targets and low-carbon fuels growth strategy by voting to reject the stockholder proposal at our 2022 annual meeting that sought different GHG emissions reduction targets (beyond our existing targets).

2022 SAY-ON-PAY RESPONSIVENESS
We value feedback from our stockholders on our executive compensation program and carefully consider the results of our annual say-on-pay vote. We proactively engage with stockholders every year on a variety of matters, including our executive compensation program. As a result of the proactive and extensive engagement sessions and efforts referenced above under “2022 ESG/Compensation Engagement Efforts,” and after careful consideration by the Human Resources and Compensation Committee of the alignment of executive pay to Valero’s performance, the committee approved several prospective (in the case of performance shares) compensation design modifications, which incorporate feedback from stockholder engagement in 2022, including:
•Target Above Median Relative TSR - we now target relative TSR performance for Valero’s performance shares to be above the median of the peer group*;

4	2023 PROXY STATEMENT

STOCKHOLDER ENGAGEMENT

•Cap Performance Share Payouts if Valero’s Relative TSR is Negative - we now apply a cap on overall performance share payouts at 100% of target when Valero’s TSR over the performance period is negative*; and
•Increased Stock Ownership and Retention Guidelines for Senior Executives - we enhanced our Stock Ownership and Retention Guidelines by increasing the required value of shares of our Common Stock owned by senior executives as a multiple of salary by 50% above previous levels.
*Beginning with grants in February of 2023.
These engagement efforts and the enhancements we made to our executive compensation program are discussed in further detail under the captions “2022 Robust Say-On-Pay Engagement and Response” and “Stock Ownership and Retention Guidelines” in the “Compensation Discussion and Analysis” section below.

OTHER RECENT RESPONSES
In addition to the enhancements we made to our executive compensation program noted above, we have also recently responded to stockholder and stakeholder feedback by, among other things:
•2023 Environmental Justice Audit Report and Racial Equity Assessment - publishing on our website (i) our 2023 Environmental Justice Audit Report containing the results of an independent audit conducted by a third-party consultant with expertise in social/environmental justice and community assessments, and (ii) a racial equity assessment that we commissioned from an independent civil rights expert. The conclusions of the independent environmental justice audit and racial equity assessment were positive with respect to our racial equity and environmental justice disclosures, policies, practices and commitments;
•Scope 3 Disclosure - providing 2021 Net Scope 3 Intensity disclosure;
•Value Chain Analysis for GHG Emissions - conducting a value chain analysis for GHG emissions and disclosing the results thereof;
•IEA Net Zero by 2050 TCFD Report - publishing our 2022 TCFD Report using the IEA’s Net Zero by 2050 Scenario;
•Third-Party Assurance on GHG Disclosures and Targets - obtaining third-party assurance on all of the components of our 2025 and 2035 GHG reduction/displacement targets and our 2021 Net Scope 3 Intensity disclosure; and
•Enhanced ESG Report - enhancing certain disclosures in our 2022 ESG Report.
These matters are described in further detail under the caption “ESG and Climate‐Related Disclosures and Other Matters” above and in other locations throughout this proxy statement. See also “Proposal No. 6—Stockholder proposal to oversee and issue an additional racial equity audit and report—Board Recommendation and Opposition Statement” for further details on our 2023 Environmental Justice Audit Report and racial equity assessment.

Engagement Process
The following are highlights of our stockholder engagement process:
•Proactive. Ongoing engagement with all of our stockholders is important to us. Besides responding to inquiries from our stockholders, we have established a proactive engagement program that seeks robust communication. Throughout the year we communicate with our stockholders through a variety of means, including direct interface, investor presentations, ESG presentations, our website, and the publications and reports we issue.
•Consistent Dialogue. As part of our engagement program, our senior management team reaches out to our stockholders for dialogue concerning their priorities – which may include our corporate strategy, environmental initiatives, financial performance, capital allocation, ESG, sustainability, climate-related risks and opportunities facing Valero, GHG emissions, human capital management, executive compensation, and/or corporate governance, among other relevant matters. We also respond routinely to stockholders (regardless of their level of stock ownership) who inquire about our business. This input helps us formulate an appropriate action plan for addressing different priorities and certain issues. Procedures for communicating with us are stated under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals” below. We value our stockholders’ views and their input is important. Our Investor Relations, ESG, Human Resources, and Legal teams are dedicated to leading our engagement efforts and collaborating with other members of Valero’s management team and subject matter-experts (“SMEs”) in order to provide appropriate resources for engagement with our stockholders. The members of our Human Resources and Compensation Committee (including the chair thereof), our Lead Director, members of our Sustainability and Public Policy Committee (including the chair thereof), and/or members of Valero’s executive management team have also participated in our engagements with stockholders when appropriate.

2023 PROXY STATEMENT	5

STOCKHOLDER ENGAGEMENT

•Process. Our engagement process follows a “review, plan, engage, and analyze and respond” cycle to build relationships and create meaningful interactions. Our engagements with stockholders have been constructive and have provided management and the Board with insights on issues and initiatives that are important to our stockholders and other stakeholders. We initiate formal outreach efforts throughout the year. Through that process, we contact stockholders and invite them to engage in discussions with our management team and SMEs on a variety of topics, including the stockholders’ priorities and interests, company performance, our proxy statement disclosures, stockholder proposals, executive compensation, company strategy, and ESG and sustainability matters. Following our annual meeting, our engagement efforts continue so that we may follow up on matters brought to our attention and/or discuss new issues of interest. Throughout the year, we aim to keep our stockholders informed on improved or expanded disclosures and/or new initiatives and actions. The following graphic depicts the ongoing elements of our engagement process:
•Assessment and Review. Our engagement process is adjusted based on needs and business strategy. After each engagement opportunity, we assess the input received from investors and share it with our management team and the Board, as appropriate. Depending on the issue, we also review specific feedback with the appropriate Board committee. For instance, ESG, sustainability, and climate-related feedback is presented to the Sustainability and Public Policy Committee, governance feedback is presented to the Nominating and Corporate Governance Committee, executive compensation matters are presented to the Human Resources and Compensation Committee, and any finance or accounting matters are presented to the Audit Committee, each as appropriate. This constant communication with the management team and the Board allows us to develop policies, practices, and disclosures to meet the expectations of our stockholders.

6	2023 PROXY STATEMENT

RISK MANAGEMENT AND OVERSIGHT

Risk Management and Oversight

OVERVIEW OF RISK MANAGEMENT AND OVERSIGHT STRUCTURE

Full Board

•RISK MANAGEMENT AND OVERSIGHT IS A RESPONSIBILITY FOR THE FULL BOARD.
•The full Board exercises its oversight responsibilities directly and through its committees.
•VALERO’S LOW-CARBON FUELS GROWTH STRATEGY IS A PRIORITY AND FOCUS FOR THE FULL BOARD. In fact, Valero’s low-carbon fuels growth strategy has been the key topic of our annual three-day strategic planning meeting for the past two years, which have included presentations from third-party and Valero SMEs on topics such as climate, low-carbon innovation, environmental justice, ESG, sustainability, liquid fuels, geopolitics, and public policy.

Audit Committee	Human Resources and Compensation Committee	Nominating and Corporate Governance Committee	Sustainability and Public Policy Committee

Key areas of oversight and responsibility include Valero’s:
•financial statements and public financial information integrity;
•compliance with legal and regulatory requirements, with a focus on those with the potential to impact its financial statements or accounting policies;
•policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures;
•global compliance and ethics program, and annual compliance plan;
•independent auditor and internal audit function; and
•initiatives and strategies respecting cybersecurity and IT risks.

Key areas of oversight and responsibility include:
•risks and other matters related to our compensation and talent management programs, policies, and strategies, including Valero’s benefit plans;
•management succession planning for Valero’s CEO and other senior executives;
•Valero’s initiatives and strategies in the areas of D&I, human capital management, and leadership development; and
•compliance with Valero’s Stock Ownership and Retention Guidelines.

Key areas of oversight and responsibility include:
•ensuring that the Board and its committees have the necessary mix of knowledge, skills, experience, and other attributes;
•identifying and recommending qualified director nominees;
•developing and recommending a set of corporate governance principles applicable to Valero;
•the Board’s and its committees’ annual self-evaluation of performance;
•Valero’s new director orientation and director continuing education programs; and
•any related-party transactions.

Key areas of oversight and responsibility include:
•HSE matters;
•ESG, sustainability, and climate-related risks and opportunities (including environmental justice matters);
•corporate responsibility and reputation management;
•social, community, and public policy strategies and initiatives;
•political issues, including political contributions and lobbying activities; and
•compliance with legal and regulatory requirements for the operations of the company.

Valero’s Management/Employees

Management and other employees engage in day-to-day risk identification and management, and promote safety, through:
•executing our risk identification and management programs, plans, and systems, such as our Commitment to Excellence Management System (CTEMS), Environmental Excellence and Risk Assessment (EERA), and Fuels Regulatory Assurance Program;
•taking an interdisciplinary approach that coordinates the views of various teams and SMEs across Valero, and facilitates continual communication on risk-related matters; and
•reporting to the Board and its committees, and engaging with stockholders and stakeholders throughout the year.

2023 PROXY STATEMENT	7

RISK MANAGEMENT AND OVERSIGHT

FULL BOARD OVERSIGHT
The Board considers Valero’s risk management and oversight to be a responsibility of the full Board. The Board exercises its risk management and oversight responsibilities directly and through its committees. The Board considers risks over a variety of time frames based on the Board’s business judgment regarding the scope, magnitude, and immediacy of the risks in light of the facts and circumstances applicable at such time, which is informed by the following processes and items, among others.
Review and Discussion of Important Matters. Update reports from Valero’s senior management on Valero’s low-carbon and/or ESG initiatives, operations, market performance and dynamics, finance, and legal and public policy matters are considered “standing” meeting agenda items and are generally delivered at most regularly scheduled meetings of the full Board. Additionally, Valero’s Corporate Governance Guidelines explicitly grant each member of the Board (i) the ability to suggest the inclusion of items on meeting agendas, (ii) the right to raise at any Board or committee meeting subjects that are not on the agenda for that meeting, and (iii) free access to Valero’s management and employees, including in executive session. Management and the Board regularly evaluate and discuss topics and subjects of current relevance and importance to Valero, and the Board often requests additional reading material on such items. For example, the full Board recently reviewed and discussed with management:
•stockholder and stakeholder feedback and dialogue on a variety of matters, including Valero’s ESG and sustainability disclosures and practices (including those related to climate and environmental justice), and executive compensation;
•ESG, sustainability, and climate-related risks, opportunities, and developments;
•Valero’s low-carbon fuels projects;
•environmental justice matters;
•Valero’s emergency response preparedness and the resilience of Valero’s assets;
•Valero’s insurance and risk management program and policies;
•Valero’s incident response procedures and reporting; and
•the status of Valero’s pension and benefit plans.
Annual Three-Day Strategic Planning Meeting. The Board also discusses significant risks, opportunities, and strategies at the Board’s annual three-day strategic planning meeting, which allows for an in-depth annual assessment and discussion of (i) the key risks and opportunities facing Valero, (ii) the adequacy of Valero’s strategy and practices in light thereof, and (iii) the strategic priorities of Valero and the risks to Valero’s successful execution of its strategy. In particular, while Valero’s low-carbon fuels growth strategy is a topic that is a priority and focus for the full Board throughout the year, it has also been the key topic of our annual strategic planning meeting for the past two years. In addition to receiving and discussing reports from management in strategic planning sessions during such meeting, Valero invites, and the Board is able to interact with and ask questions of, third-party experts and Valero SMEs, who deliver reports and presentations on the short-, medium-, and long-term risks and opportunities facing Valero, including ESG, sustainability, and climate-related risks and opportunities.
Committee Reports. The full Board (or appropriate Board committee) regularly receives reports from committee chairs and management to enable the Board (or committee) to assess Valero’s risk identification, management, and oversight processes and strategies. When a report is vetted at the committee level, the chair of that committee subsequently reports on the matter to the full Board, which often results in additional review and discussion thereof by the full Board and management. Topics covered by committee reports to the full Board include updates on Valero’s ESG and sustainability disclosures and practices (including those related to climate and environmental justice), cybersecurity and IT, legal and public policy developments, executive compensation, talent management, D&I, human capital management, and compliance, ethics and corporate conduct. This enables the full Board and its committees to efficiently and effectively coordinate the full Board’s risk management and oversight role over a wide array of topics.
Engagement, Director Continuing Education, and Skills and Experience. Valero’s risk management and oversight is also informed and enhanced by (i) the continual feedback that management and the Board receive from our stockholder engagement efforts, as discussed above under the caption “Stockholder Engagement,” (ii) our robust continuing director education efforts, as discussed below under the caption “Director Continuing Education,” (iii) the effective mix of knowledge, skills, and experience brought by our directors both individually, and collectively as a group, as discussed below under the captions “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes,” and “Proposal No. 1—Election of directors—Nominees,” and (iv) the other matters discussed throughout this “Risk Management and Oversight” section.

8	2023 PROXY STATEMENT

RISK MANAGEMENT AND OVERSIGHT

BOARD OVERSIGHT - ESG, SUSTAINABILITY, AND CLIMATE
Integrated and Multidisciplinary Approach. As discussed under the caption “Full Board Oversight” above, the Board considers Valero’s risk management and oversight to be a responsibility of the full Board. The full Board periodically reviews and discusses various ESG and sustainability matters (including those related to climate and environmental justice) directly, and Valero’s low-carbon fuels growth strategy is a priority and focus for the full Board. However, the challenges and opportunities presented by ESG and sustainability matters, including those related to climate and environmental justice, are particularly broad ranging, interrelated, and complex, and as a result often overlap across multiple areas of respective responsibility of each of our Board committees. As such, in order provide the level of focus, attention, and perspective necessary to manage and oversee such matters, each of the Board’s committees assist the full Board with oversight of certain ESG and sustainability matters that fall within the committee’s area of respective responsibility and expertise. Such matters are a particular focus of the Sustainability and Public Policy Committee, and ESG, sustainability, and climate‐related risks and opportunities were discussed at every meeting that committee held in 2022.
Sustainability and Public Policy Committee Structured to Enhance Full Board Oversight. The structure and composition of the Sustainability and Public Policy Committee was specifically tailored to enhance the Board’s oversight of ESG and sustainability matters, including those related to climate and environmental justice.
•Board and Committee Collaboration and Coordination. In order to (i) provide knowledge and insight from each of the Board’s committees, as well as its senior independent leadership, and (ii) facilitate collaboration and coordination with the full Board and among the Board’s other committees, the Sustainability and Public Policy Committee is comprised of five independent members, consisting of the chair of the Audit Committee (Ms. Eberhart), the chair of the Human Resources and Compensation Committee (Mr. Wilkins), the chair of the Nominating and Corporate Governance Committee (Ms. Greene), Valero’s Lead Director (Mr. Profusek), and Ms. Majoras, who chairs the Sustainability and Public Policy Committee and is also member of the Nominating and Corporate Governance Committee.
•Structure and Timing of Meetings. We also schedule the order of our regular Board and committee meetings such that the Sustainability and Public Policy Committee’s meetings do not conflict with meetings of the other committees and the full Board (typically meeting the day before such other meetings). We permit, but do not require, all members of the Board to attend meetings of the Sustainability and Public Policy Committee, and nearly all of our other directors not on the Sustainability and Public Policy Committee attended as guests, and brought their respective expertise to, every meeting that committee held in 2022. The Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee typically meet simultaneously, and immediately thereafter the full Board holds its meeting. This structure and timing allows the climate and other ESG and sustainability matters discussed at Sustainability and Public Policy Committee meetings to permeate all of the meetings and discussions of the Board and its other committees.

BOARD OVERSIGHT - CYBERSECURITY AND IT
At least once annually, our Senior Vice President and Chief Technology Officer and the head of our Internal Audit team provide a report to the Audit Committee on certain cybersecurity and IT risks, as well as Valero’s information security operations, structure and framework, various cybersecurity and IT security metrics, Valero’s cybersecurity management program, improvement efforts, future projects, and Valero’s governance and assessments related to cyber and IT security. The chair of the Audit Committee then, at least once annually, provides a committee report to the full Board on the matters presented during this annual cybersecurity and IT update, and Valero’s Chief Technology Officer is present at such Board meeting to facilitate discussion with the full Board, answer any questions, and provide additional information, as necessary.

BOARD OVERSIGHT - COMPLIANCE, ETHICS, AND CORPORATE MISCONDUCT
Regular Board and Committee Updates and Reports. Generally, at every regularly scheduled meeting of the Audit Committee, Valero’s Chief Compliance Officer (who reports directly to our General Counsel) provides a compliance update on Valero’s global compliance and ethics program, including updates with respect to Valero’s compliance and ethics-related policies, initiatives, and trainings. The chair of the Audit Committee then, generally after every regularly scheduled Audit Committee meeting, provides a committee report to the full Board on the matters presented during this compliance and ethics update. Under the Audit Committee’s charter, the Chief Compliance Officer, and any other person with operational responsibility for Valero’s global compliance and ethics program, has the authority to communicate directly to the Audit Committee at any time concerning compliance and ethics issues, including actual or alleged violations of Valero’s Code of Business Conduct and Ethics, other company policies, and/or potential violations of laws or regulations.

2023 PROXY STATEMENT	9

RISK MANAGEMENT AND OVERSIGHT

Monitoring of Global Compliance and Ethics Program. The Board, through the Audit Committee, monitors the implementation and effectiveness of Valero’s global compliance and ethics program in detecting and preventing (i) violations of Valero’s Code of Business Conduct and Ethics and other company policies, which cover areas such as, among others, anti-bribery and anti-corruption, anti-money laundering, antitrust, conflicts of interest, human rights, anti-slavery and human trafficking, (ii) violations of applicable laws and regulations, including fraud, and (iii) other misconduct. This process also provides for Board oversight, through the Audit Committee, of compliance by Valero’s business partners and supply chain with Valero’s Conduct Guidelines for Business Partners, which sets forth Valero’s requirements and expectations that its business partners comply not only with all applicable laws and regulations, but also with Valero’s high standards of business ethics, integrity and conduct. Valero has processes in place to vet its business partners and reinforce their requirement to comply with Valero’s Conduct Guidelines for Business Partners.
Anonymous Internal and External Ethics Helpline. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints received by Valero regarding accounting and auditing matters, and other suspected or known unethical behavior or violations of Valero’s company policies (such as its Code of Business Conduct and Ethics), including a method for anonymous submission of complaints through a third-party operated “Ethics Helpline” that is available in English, French, and Spanish. Valero provides employees, directors, business partners, and others in our supply chain access to this external “Ethics Helpline” to address questions or anonymously report concerns about suspected or known unethical or fraudulent behavior, and strives to ensure that all reports into the Ethics Helpline or otherwise are followed up on, kept confidential, and can be made anonymously and without fear of retaliation. During each quarterly meeting of the Audit Committee, Valero’s Chief Compliance Officer also reports to the Audit Committee on all calls into the Ethics Helpline and how the organization is addressing each call.

COMMITTEE OVERSIGHT
Each committee’s key areas of duties and responsibilities are summarized in the chart above under the caption “—Overview of Risk Management and Oversight Structure” and are described in further detail below under the caption “Information Regarding the Board of Directors—Committees of the Board.”

10	2023 PROXY STATEMENT

PROPOSAL NO. 1—Election of directors

(ITEM 1 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” each director nominee
Annual Election/Non-Classified Board. We do not have a classified board. Each of our directors stands for election every year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2024 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you validly direct otherwise.
Majority Voting and Proxies. Under our bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. See the disclosures under the caption “Required Votes” below for more information.

Information Concerning Director Nominees
Each of the following is a nominee for election as a director at the Annual Meeting. There is no family relationship between any of our executive officers, directors, or director nominees. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected as a director or nominee. Mr. Pfeiffer, who currently serves on the Board, will retire at the Annual Meeting and is therefore not a nominee. Age and tenure data below is as of December 31, 2022, and tenure data is not rounded up.

Nominees	Director Since	Age as of 12/31/2022
Joseph W. Gorder, Chairman of the Board and Chief Executive Officer	2014	65
Fred M. Diaz	2021	57
H. Paulett Eberhart	2016	69
Marie A. Ffolkes	2022	51
Kimberly S. Greene	2016	56
Deborah P. Majoras	2012	59
Eric D. Mullins	2020	60
Donald L. Nickles	2005	74
Robert A. Profusek	2005	72
Randall J. Weisenburger	2011	64
Rayford Wilkins, Jr.	2011	71

2023 ANNUAL MEETING - OVERVIEW OF DIRECTOR NOMINEES

Men	Women	White	Black/African American	Hispanic /Latino	50s	60s	70s	< 3	4-9	10-12	>13
Yrs Tenure

2023 PROXY STATEMENT	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Summary of Each Director Nominee’s Skills and Attributes
Our director nominees have an effective mix of backgrounds, knowledge, and skills. The table below provides a summary of certain competencies and attributes of the director nominees. The lack of an indicator for a particular item does not mean that the director does not possess that skill or experience. We look to each director to be knowledgeable in all of these areas. Rather, the indicator represents that the item is a core competency that the director brings to the Board.

	Gorder	Diaz	Eberhart	Ffolkes	Greene	Majoras	Mullins	Nickles	Profusek	Weisenburger	Wilkins	TOTAL

SKILLS AND EXPERIENCE
CEO/LEADERSHIP EXPERIENCE adds to the Board’s understanding of operations and strategy, and demonstrates leadership ability	●	●	●	●	●	●	●	●	●	●	●	11
ESG/SUSTAINABILITY EXPERIENCE supports oversight of the ESG, sustainability, and climate-related risks and opportunities we face, and is valuable to maintaining our license to operate	●	●	●	●	●	●	●	●	●	●	●	11
HSE EXPERIENCE supports oversight of HSE matters and provides valuable knowledge and perspective on providing safe and responsible operations	●	●	●	●	●	●	●	●	●	●	●	11
HUMAN CAPITAL MANAGEMENT EXPERIENCE supports oversight on matters such as succession planning, talent and leadership development, retention, compensation, and D&I initiatives and strategies	●	●	●	●	●	●	●	●	●	●	●	11
CORPORATE GOVERNANCE EXPERIENCE provides understanding and insight in fostering operational excellence, disciplined capital management, and long-term value, while also maintaining high ethical standards	●	●	●	●	●	●	●	●	●	●	●	11
CYBERSECURITY/IT EXPERIENCE provides important knowledge and perspective in evaluating and overseeing the cyber and IT security risks and opportunities facing Valero			●	●	●	●			●	●	●	7
FINANCE/ACCOUNTING EXPERIENCE is valuable in evaluating our financial statements, capital structure, and financial risks and strategy	●	●	●	●	●		●	●	●	●	●	10
GLOBAL EXPERIENCE provides valuable business knowledge and perspective on our international operations and global commodity trade	●	●	●	●		●			●	●	●	8
GOVERNMENT, LEGAL, REGULATORY, AND COMPLIANCE EXPERIENCE contributes to the Board’s ability to guide Valero through complex legal, regulatory, and public policy matters, and supports Valero’s commitment to compliance, ethics, and integrity	●	●	●		●	●		●	●	●	●	9
RISK MANAGEMENT EXPERIENCE contributes to the identification, assessment, and prioritization of the risks facing Valero	●	●	●	●	●	●	●	●	●	●	●	11
INDUSTRY EXPERIENCE is important in assessing and managing the risks and opportunities faced in the refining business	●	●	●	●	●		●	●				7
Upstream	●		●	●			●	●				5
Midstream/Logistics	●			●	●			●				4
Transportation/Auto Industry		●		●				●				3
Refining	●							●				2
Utilities/Natural Gas			●	●	●		●	●				5
ATTRIBUTES
GENDER DIVERSITY
Female			●	●	●	●						4
Male	●	●					●	●	●	●	●	7
RACIAL/ETHNIC DIVERSITY
White	●		●		●	●		●	●	●		7
Black or African American				●			●				●	3
Hispanic or Latino		●										1
INDEPENDENT represents directors who are independent under NYSE and SEC standards		●	●	●	●	●	●	●	●	●	●	10
Our director nominees have a wide range of additional skills and experience not mentioned above, which they bring to their role as directors to Valero’s benefit, including experience in the consumer goods, investment banking, marketing, brand development, real estate and nonprofit leadership areas, among others. The skills and experience of our director nominees are further described in the nominees’ biographies on the following pages. All ages are as of December 31, 2022.

12	2023 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

JOSEPH W. GORDER

Featured experience, qualifications, and attributes:
•Global energy business leadership, risk management, and governance experience through his service as Valero’s Chairman of the Board and Chief Executive Officer (since 2014), and President (from 2012 to January 2020), his prior service as Chairman of the Board and CEO of the general partner of Valero Energy Partners LP, his European experience noted below, and his prior service as a director of a publicly traded exploration and production company.
•Refining and marketing operations experience as Valero’s President and Chief Operating Officer beginning in 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer (beginning in 2011), and led Valero’s European operations from its London office. Before that, he held several leadership positions with Valero and Ultramar Diamond Shamrock Corporation (UDS) with responsibilities including marketing & supply and corporate development.
•ESG, sustainability, climate, HSE, and human capital management experience through his various leadership and management roles at Valero over the past two decades, during which time he has been integrally involved in Valero’s diversification into ethanol and renewable diesel production and, as CEO, has steered Valero’s strategy to further increase its investments in economic low-carbon fuel projects. During this time he has also been actively involved in a wide array of human capital matters facing Valero’s employees. He also previously served as the chair of the compensation and benefits committee of a publicly traded exploration and production company.
Other public company boards (current): None
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), and the general partner of Valero Energy Partners LP (NYSE: VLP)

Age: 65 Director Since: 2014 Chairman

FRED M. DIAZ

Featured experience, qualifications, and attributes:
•Global business and CEO leadership, auto industry, and risk management experience as President, Chief Executive Officer and Chairman of the Board of Directors of Mitsubishi Motors North America, Inc. from April 2018 to April 2020 and as General Manager, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Tokyo, Japan from July 2017 to April 2018. From April 2013 to July 2017, Mr. Diaz served in a number of roles for Nissan Motor Corporation, including Division Vice President & General Manager - North American Trucks and Light Commercial Vehicles, Sr. Vice President Sales & Marketing and Operations, and Division Vice President, Sales & Marketing and Parts & Service. Mr. Diaz also served in several roles for Fiat Chrysler Automobiles (FCA) from 2004 to April 2013, including President and CEO of the Ram Truck Brand, President and CEO of Chrysler Mexico, Head of National Sales, Regional Managing Director of the Denver Business Center, and Director of Dodge Brand Marketing Communications.
•ESG, sustainability, climate, HSE, human capital management, and governance experience through his leadership and management roles in the transportation/auto sector noted above, his current service on the boards of other public companies, including a company focused on designing and developing an electric taxi aircraft, and his current service as a member of ESG, human resources, audit, and compensation committees for the public companies listed below.
•Financial and accounting expertise through his experience noted above as CEO and Chairman of Mitsubishi Motors America, Inc., CEO of Chrysler Mexico, and President and CEO of the Ram Truck Brand, where the understanding of and accountability for accurate financial statements reporting was crucial.
•Organizational leadership experience through his service as a Board Director Member of the Latino Corporate Directors Association (LCDA) and a National Association of Corporate Directors (NACD) Full Board Member and Certified Board Leadership Fellow.
Other public company boards (current): SiteOne Landscape Supply, Inc. (NYSE: SITE) (f/k/a John Deere Landscapes LLC), Smith & Wesson Brands, Inc. (NASDAQ: SWBI), and Archer Aviation Inc. (NYSE: ACHR)
Prior public company boards (in last five years): None

Age: 57 Director Since: 2021 Committee: Audit Independent

2023 PROXY STATEMENT	13

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

H. PAULETT EBERHART

Featured experience, qualifications, and attributes:
•Global business leadership experience as Board Chair and CEO of HMS Ventures (since 2014), a privately held business involved with technology services and the acquisition and management of real estate. From 2011 through March 2014, she served as President and CEO of CDI Corp. (NYSE: CDI), a provider of engineering and information technology outsourcing and professional staffing services. She served as a consultant to CDI from April 2014 through December 2014, and as Board Chair and CEO of HMS Ventures from January 2009 until January 2011. During her tenure at Invensys and EDS noted below, she led businesses with clients across the globe.
•Cybersecurity/IT, accounting, and finance expertise through her experience at Invensys Process Systems, Inc. (Invensys), a process automation company (President and CEO from 2007 to 2009), and Electronic Data Systems Corporation (EDS) (1978 to 2004), an IT and business process outsourcing company. She was President of Americas of EDS (2003 to March 2004), and served as President of Solutions Consulting at EDS (2002 to 2003). She is also a Certified Public Accountant and currently serves as the chair of the audit committee of another public company.
•Risk management, HSE, human capital management, and governance expertise through her leadership and management roles in the technology services and IT sectors noted above, her current and prior service on the boards of other public companies, including her current service as a member of the compensation committees of two different companies, and her former service as the lead director of another global energy company. Ms. Eberhart is currently a member of the commercial strategies and operational risk committee at Fluor Corporation (NYSE: FLR) and she previously chaired the HSE committee at Vine Energy Inc. and the governance and risk committee at Anadarko Petroleum Corporation (committee responsibilities included HSE oversight).
•ESG, sustainability, and climate knowledge and experience gained through over a decade of board and committee service in the energy industry, including her former service on the Boards of Anadarko Petroleum Corporation, Vine Energy Inc., and Jonah Energy LLC.
Other public company boards (current): LPL Financial Holdings Inc. (NASDAQ: LPLA), Fluor Corporation (NYSE: FLR), and KORE Group Holdings, Inc. (NYSE: KORE)
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC) and Vine Energy Inc. (NYSE: VEI)

Age: 69 Director Since: 2016 Committees: Audit (Chair); and Sustainability and Public Policy Independent

MARIE A. FFOLKES

Featured experience, qualifications, and attributes:
•Business and CEO leadership expertise through her experience as the founder and current CEO of Axxelist LLC, a technology real estate company (since December 2021), and her prior service as CEO of TriMark USA, LLC (from January 2020 to December 2021).
•Industrial gas, auto industry, midstream/logistics, HSE, and global expertise through her experience as President, Industrial Gases, Americas of Air Products & Chemicals, Inc. (Air Products) from May 2015 to January 2020. From 2011 to May 2015 Ms. Ffolkes served in various executive and senior leadership roles at Tenneco, Inc., and from 2003 to 2011 she served in various senior leadership roles at Johnson Controls International plc. She was born in Jamaica and during her career has lived and worked in Brazil, China, France, Japan, Korea, Brussels, the U.K., and the U.S.
•ESG, sustainability, climate, and cybersecurity/IT expertise through her prior service as an appointed member of the Hydrogen and Fuel Cell Technical Advisory Committee, which was established to advise the U.S. Secretary of Energy on the U.S. Department of Energy's hydrogen research, development, and demonstration efforts. While at Air Products she also attracted business-to-business customers through innovation in sustainable products and programs such as renewable fuels, hydrogen fueling, carbon sequestration, and renewables and carbon-emissions regulations to achieve better outcomes for environmental sustainability. While at Air Products she implemented SAP ERP and cybersecurity, and while at TriMark she expanded and deployed enterprise risk management policies to provide oversight on financial, cybersecurity, and regulatory frameworks.
•Human capital management, organizational leadership, and governance expertise through her leadership experience noted above, and her current service on the board of a publicly traded global manufacturing company, where she serves on the compensation and talent management committee (committee responsibilities include human capital and D&I oversight) and as the chair of the corporate governance and nominating committee. Ms. Ffolkes also currently serves as a director of the National Association of Manufacturers and as a member of the Global Advisory Board of the Jerome A. Chazen Institute for Global Business at Columbia Business School.
Other public company boards: Masco Corporation (NYSE: MAS)
Prior public company boards (in last five years): None

Age: 51 Director Since: 2022 Committee: Nominating and Corporate Governance Independent

14	2023 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

KIMBERLY S. GREENE

Featured experience, qualifications, and attributes:
•Energy business leadership and human capital management experience at Southern Company Gas as Board Chair, CEO, and President (since June 2018). She was named as Board Chair, CEO, and President of Georgia Power Company effective March 31, 2023. She served as Executive Vice President and Chief Operating Officer of the Southern Company (NYSE: SO) from 2014 to May 2018. Prior to that, she was President and CEO of Southern Company Services, Inc. Ms. Greene began her career at Southern Company in 1991 and held positions of increasing responsibility in the areas of engineering, strategy, finance, and wholesale marketing, including Senior Vice President and Treasurer of Southern Company Services, Inc. from 2004 to 2007. She rejoined Southern Company in 2013. During her tenure in the leadership roles discussed above, she has been intimately involved in succession planning, talent and leadership development, retention, compensation, and D&I initiatives and strategies.
•Finance, risk management, compliance, and regulatory business management experience as Executive Vice President and Chief Generation Officer of Tennessee Valley Authority (TVA). While at TVA (2007 to 2013), she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations.
•ESG, sustainability, climate, HSE, and cybersecurity expertise through her various leadership and management roles in the natural gas and utilities sector, including on issues related to safety, emerging technologies, innovation, and STEM-related education, her service as an Oil & Natural Gas Liaison Co-Lead for the Electric Subsector Coordinating Council, which is the principal liaison between the U.S. federal government and the energy sector concerning national-level disasters or threats to critical infrastructure (including cybersecurity), her involvement with various renewable projects and technologies at Southern Company Gas and its affiliates, and through her service on the board of the Gas Technology Institute (which focuses on energy transition solutions).
•Organizational leadership and governance experience through her business leadership roles discussed above, and her service on the boards of the American Gas Association, Gas Technology Institute, Metro Atlanta Chamber of Commerce, and Morehouse School of Medicine.
Other current or prior public company boards (in last five years): None

Age: 56 Director Since: 2016 Committees: Nominating and Corporate Governance (Chair); and Sustainability and Public Policy Independent

DEBORAH P. MAJORAS

Featured experience, qualifications, and attributes:
•ESG, sustainability, climate, global business leadership, and human capital management experience as former President and Advisor to the CEO at The Procter & Gamble Company (P&G) (NYSE: PG) (from July 2022 - September 2022, when she retired), her experience as the former Chief Legal Officer and Secretary of P&G (from 2010 to July 2022), her prior service on the ESG Executive Council and the Equality & Inclusion Council at P&G, and her other organizational leadership experience described below. While at P&G she co-created and co-ran P&G’s “Citizenship” program, which was the precursor to what is now known as ESG at P&G, and created and led P&G’s post-COVID-19 employee well-being program. She joined P&G in 2008 as Senior Vice President and General Counsel.
•Risk management, government, regulatory, compliance, legal, and cybersecurity experience through her legal leadership roles and experience at P&G and in private practice, her experience as Chair of the U.S. Federal Trade Commission (“FTC”) from 2004 until 2008, and her service as Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division, from 2001 to 2004. While Chair of the FTC, Ms. Majoras gained experience in areas such as intellectual property, data security, and protecting consumers from cyber and information technology risks such as identity theft, spyware and deceptive spam. During her tenure at the Department of Justice she oversaw matters across a range of industries, including software, financial networks, media and entertainment, and industrial equipment. Ms. Majoras joined the law firm of Jones Day in 1991, and became a partner in 1999.
•Organizational leadership and governance experience through her business leadership experience discussed above, and her current service and leadership roles on the boards of the First Tee Foundation, United States Golf Association, The Christ Hospital Health Network, Legal Aid Society of Greater Cincinnati, and Westminster College.
Other public company boards (current): American Express Company (NYSE: AXP)
Prior public company boards (in last five years): None

Age: 59 Director Since: 2012 Committees: Sustainability and Public Policy (Chair); and Nominating and Corporate Governance Independent

2023 PROXY STATEMENT	15

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ERIC D. MULLINS

Featured experience, qualifications, and attributes:
•Energy business leadership experience as Chairman and CEO of Lime Rock Resources, a company that he co-founded in 2005, which acquires, operates, and improves lower-risk oil and natural gas properties. Mr. Mullins oversees all strategic, financial, and operational aspects of the Lime Rock Resources funds. From May 2011 through October 2015, he also served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., an oil and natural gas company.
•ESG, sustainability, climate, HSE, risk management, and human capital management experience through his role as Chairman and CEO of Lime Rock Resources, where he has responsibility for the company’s ESG efforts, with focus areas including reducing GHG emissions related to the company’s day-to-day operations, eliminating natural gas flaring and methane leaks, plugging and abandoning of non-producing wells, and reducing spills in and around operating sites. He also has experience through his leadership roles discussed above, his current service on the public policy and sustainability committee of ConocoPhillips (NYSE: COP) (committee responsibilities include oversight of social, political, HSE, climate, operational integrity, and public policy matters), and his prior service on the safety and nuclear oversight committee of PG&E Corporation (NYSE: PCG).
•Management, accounting, and finance expertise as a Managing Director in the Investment Banking Division of Goldman Sachs where he led numerous financing, structuring, and strategic advisory transactions in the division’s Natural Resources Group. He has served as chair of the audit committee for Anadarko Petroleum Corporation and as a member of the audit committee for PG&E Corporation.
•Organizational leadership and governance expertise through his business leadership roles discussed above, his current and prior service on other public company boards, and his current service on the board of trustees of the Baylor College of Medicine.
Other public company boards (current): ConocoPhillips (NYSE: COP)
Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), and PG&E Corporation (NYSE: PCG)

Age: 60 Director Since: 2020 Committee: Audit Independent

DONALD L. NICKLES

Featured experience, qualifications, and attributes:
•Government affairs, regulatory, and legal leadership experience as U.S. Senator from Oklahoma for 24 years (retired 2005). He also served in the Oklahoma State Senate for two years. During his tenure as U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees.
•Business leadership, finance and human capital management experience as current Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm formed in 2005.
•Energy industry, risk management, HSE, ESG, sustainability and climate experience through his former service in the U.S. Senate as a member of the Finance and Energy and Natural Resources Committees, and his former service as a director of a publicly traded exploration and production company. Before his election to the U.S. Senate, Mr. Nickles previously served as Vice President and General Manager of Nickles Machine Corporation in Ponca City, Oklahoma, which provided engine parts for the energy industry. Over the course of Mr. Nickles’s career discussed above, including his extensive experience in the U.S. Senate, his time in management for a private company serving the energy industry, and his service on the boards of multiple publicly traded energy companies (including Valero), he has been involved with numerous environmental and climate-related laws and matters, and has been exposed to all aspects of the energy industry.
•Organizational leadership and governance experience through his business and other leadership experience discussed above, his current and former service on other public company boards, and his current service on the advisory board of the Oklahoma Medical Research Foundation, and the board of directors of Central Union Mission (Washington, DC).
Other public company boards (current): Board of Trustees of Washington Mutual Investors Fund (AWSHX)
Prior public company boards (in last five years): None

Age: 74 Director Since: 2005 Committee: Nominating and Corporate Governance Independent

16	2023 PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ROBERT A. PROFUSEK

Featured experience, qualifications, and attributes:
•Business leadership and capital markets expertise as a partner of the Jones Day law firm where Mr. Profusek chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters.
•Public company governance and risk management experience and expertise from nearly five decades of practicing corporate law, his current service as Valero’s Lead Director, and his current service on the boards of two other public companies. Mr. Profusek is a frequent speaker regarding corporate takeovers and corporate governance, has authored or co-authored numerous articles, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV.
•ESG, sustainability, climate, cybersecurity, global, and human capital management experience through his current service as chair of the nominating, governance and sustainability committee of the board of a technology and electronics focused public company, his current service as chair of the compensation committee of another public company, his leadership and management role at the Jones Day law firm (a global law firm), including his oversight responsibilities as chair of one of the firm’s largest practice groups, and his extensive legal experience discussed above, including advising public and private clients on various ESG-related issues and authoring ESG and climate focused legal articles.
•Organizational leadership through his leadership roles discussed above, and his former service on the board of directors of the Legal Aid Society of New York City.
Other public company boards (current): Kodiak Sciences Inc. (NASDAQ: KOD), and CTS Corporation (NYSE: CTS)
Prior public company boards (in last five years): None

Age: 72 Director Since: 2005 Committees: Human Resources and Compensation; and Sustainability and Public Policy Independent Lead Independent Director

RANDALL J. WEISENBURGER

Featured experience, qualifications, and attributes:
•Global business leadership, capital markets, finance, and accounting expertise as the managing member of Mile 26 Capital, LLC, an investment fund based in Greenwich, Connecticut (since 2014), and service as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 through 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary.
•ESG, sustainability, climate, cybersecurity/IT, HSE, compliance, risk management, and human capital management experience through his current service as the chair of MP Materials Corp.’s (NASDAQ: MP) audit committee (which oversees risk assessment and management processes related to, among other things, cybersecurity and ESG) and as a member of its compensation committee, and his current service as chair of Carnival’s (NYSE: CCL) compensation committee, and on its health, environmental, safety & security committee (which oversees sustainability) and its compliance committee.
•Organizational leadership and governance experience through his leadership roles and service on other public company boards discussed above, as well as his former service on the Board of Overseers of the Wharton School of Business at the University of Pennsylvania.
Other public company boards (current): Carnival Corporation and Carnival plc (NYSE: CCL), Corsair Gaming Inc. (NASDAQ: CRSR), and MP Materials Corp. (NASDAQ: MP)
Prior public company boards (in last five years): None

Age: 64 Director Since: 2011 Committee: Human Resources and Compensation Independent

2023 PROXY STATEMENT	17

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

RAYFORD WILKINS, JR.

Featured experience, qualifications, and attributes:
•Global business leadership, finance, risk management, technology, and cybersecurity expertise as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell.
•ESG, sustainability, climate, HSE, and human capital management experience through his service as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), and his other business leadership experience discussed above. Mr. Wilkins also currently serves as chair of the governance and sustainability committee of Morgan Stanley (NYSE: MS) (committee responsibilities include ESG and sustainability oversight), a member of the compensation, management development and succession committee of Morgan Stanley, and on the compensation and human resources committee of Caterpillar Inc. (NYSE: CAT). During his tenure as the chair of Valero’s Human Resources and Compensation Committee he has been integral to Valero’s progress in linking pay with HSE, ESG, sustainability, and climate performance.
•Organizational leadership and governance experience through his business leadership experience discussed above, his current service on other public company boards, and his current service on the Advisory Council of the McCombs School of Business at the University of Texas at Austin.
Other public company boards (current): Morgan Stanley (NYSE: MS), and Caterpillar Inc. (NYSE: CAT)
Prior public company boards (in last five years): None

Age: 71 Director Since: 2011 Committees: Human Resources and Compensation (Chair); and Sustainability and Public Policy Independent

For information regarding the nominees’ and other directors’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” and “Director Compensation” elsewhere in this proxy statement.

18	2023 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS

Valero’s business is managed under the oversight of our Board. Our Board conducts its business through meetings of its members and its committees. During 2022, our Board held seven meetings and the standing Board committees held a total of 21 meetings.
During 2022, none of our Board members attended less than 75 percent of the meetings of the Board and committees of which he or she was then serving as a member, and the aggregate average attendance at meetings of the Board by then serving members was 97.6 percent. All Board members are expected to attend the Annual Meeting, and all but one of our Board members (who was unable to attend due to a death in the immediate family) then serving as a director attended the 2022 annual meeting.

Independent Directors
Independent Directors. Our Corporate Governance Guidelines require a majority of the Board to be independent. The Board presently has 11 non-management directors and one member from management, Joseph W. Gorder (our Chief Executive Officer (our “CEO” or the “CEO”)). As a member of management, Mr. Gorder is not an independent director under New York Stock Exchange (“NYSE”) listing standards.
The Board determined that all of our non-management directors who served on the Board at any time in 2022, and all who currently serve on the Board, satisfy the Board’s independence requirements. Those independent directors are/were:

Fred M. Diaz	Deborah P. Majoras	Robert A. Profusek
H. Paulett Eberhart	Eric D. Mullins	Stephen M. Waters***
Marie A. Ffolkes*	Donald L. Nickles	Randall J. Weisenburger
Kimberly S. Greene	Philip J. Pfeiffer**	Rayford Wilkins, Jr.
*Ms. Ffolkes was elected to the Board on October 28, 2022.
**Mr. Pfeiffer will retire from the Board at the Annual Meeting.
***Mr. Waters retired from the Board at the 2022 annual meeting.
Independent Committees. The Board’s Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee are each composed entirely of directors who satisfy the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.
Independence Standards and Determination. The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. While the Board considers all relevant facts and circumstances in making its independence determinations with respect to each director, our Corporate Governance Guidelines set forth certain categorical standards or guidelines to assist the Board in making such determinations. A director’s relationship with Valero falls within the guidelines adopted by the Board if it (as applicable):
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;
•consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not a relationship required to be disclosed by Valero under Item 404 of SEC Regulation S-K (regarding related-party transactions).
The Board has reviewed pertinent information concerning the background, employment, and affiliations (including any commercial, banking, consulting, legal, accounting, charitable, and familial relationships) of our directors, including the fact that some of our directors are directors or otherwise affiliated with other companies or organizations with which we conduct business. Following review by both the Nominating and Corporate Governance Committee and the full Board, the Board (upon recommendation from the Nominating and Corporate Governance Committee) determined that each of our non-management directors and each member of the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee has no material relationship with Valero, and is therefore independent.

2023 PROXY STATEMENT	19

INFORMATION REGARDING THE BOARD OF DIRECTORS

Committees of the Board

Our Board has four committees: (1) Audit Committee, (2) Human Resources and Compensation Committee, (3) Nominating and Corporate Governance Committee, and (4) Sustainability and Public Policy Committee.	The committees’ charters are available on our website at: www.valero.com ▶ Investors ▶ ESG ▶ Governance Documents ▶ Charters

Committee Structure/Composition Highlights

Independence. We have four fully independent committees.
Diversity. 100 percent of our committee chairs, and at least one member of each committee, represent diversity of either gender or race/ethnicity.
Focus on ESG, Sustainability, and Climate Matters. In early 2022, the Board enhanced its committee structure and formed a new Sustainability and Public Policy Committee, which discussed ESG, sustainability, and climate‐related risks and opportunities at every meeting that committee held in 2022.

AUDIT COMMITTEE
Current Audit Committee Members.*

H. Paulett Eberhart (Chair)**	Fred M. Diaz***	Eric D. Mullins****
*Mr. Waters served as a member of the Audit Committee in 2022 until his retirement at the 2022 annual meeting. Mr. Weisenburger served on the committee in 2022, and until his appointment to the Human Resources and Compensation Committee in February of 2023.
**Mr. Weisenburger chaired the committee until February of 2023, when Ms. Eberhart was appointed as chair.
***In February of 2023, Mr. Diaz was appointed to the Audit Committee and he no longer serves on the Nominating and Corporate Governance Committee.
****In February of 2022, Mr. Mullins was appointed to the Audit Committee and he no longer serves on the Nominating and Corporate Governance Committee.
The Board has determined that each member of the committee is (i) “independent” under applicable regulations/standards, and (ii) an “audit committee financial expert” (as defined by the SEC). For more information regarding the skills, experience, and diversity of the director nominees for the Annual Meeting, see “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes” and “Proposal No. 1—Election of directors—Nominees” above.
2022 Meetings. The Audit Committee met six times in 2022.
Duties and Responsibilities.
•Financial Statement Integrity and Legal/Regulatory Compliance. The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, and Valero’s compliance with legal and regulatory requirements, with a focus on those with the potential to impact Valero’s financial statements or accounting policies.

20	2023 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS

•Financial Risk Management and Exposure. One of the Audit Committee’s responsibilities is to discuss with management Valero’s policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures, including Valero’s financial risk assessment and management policies.
•Compliance, Ethics, and Corporate Misconduct. An important responsibility of the Audit Committee is to assist the Board with oversight of Valero’s global compliance and ethics program, including the yearly review and approval of Valero’s annual compliance plan. The Audit Committee monitors the implementation and effectiveness of Valero’s global compliance and ethics program in detecting and preventing (i) violations of Valero’s Code of Business Conduct and Ethics and other company policies, which cover areas such as, among others, anti-bribery and anti-corruption, anti-money laundering, antitrust, conflicts of interest, human rights, anti-slavery and human trafficking, and the conduct of our business partners and supply chain, (ii) violations of applicable laws and regulations, including fraud, and (iii) other misconduct. The committee has also established procedures for the receipt, retention, and treatment of complaints received by Valero regarding accounting and auditing matters, and other suspected or known unethical behavior or violations of Valero’s company policies (such as its Code of Business Conduct and Ethics), including a method for anonymous submission of complaints through an “Ethics Helpline.”
•Valero’s Independent Auditor. The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditor retained to audit Valero’s financial statements. The committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of its independent auditor. The committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditor, and reviews and evaluates the independent auditor’s lead engagement partner. In conjunction with the mandated rotation of the independent auditor’s engagement partner, the committee is involved in the selection of the independent auditor’s new lead engagement partner.
•Internal Audit Function. The committee also assists the Board with oversight of management’s annual assessment of, and report on, Valero’s internal control over financial reporting and Valero’s internal audit function, including reviewing the annual internal audit plan and discussing with the independent auditor and management the responsibilities, budget, and staffing of the Internal Audit team and any recommended changes in the planned scope of the annual internal audit plan.
•Cybersecurity and IT Risks. A key responsibility of the Audit Committee is to assist the Board in oversight of Valero’s initiatives and strategies respecting cybersecurity and IT risks.

2022 Charter Amendment for Cybersecurity and IT

In early 2022, the Audit Committee amended its charter to formalize its oversight responsibilities with respect to Valero’s initiatives and strategies respecting cybersecurity and IT risks.
The Audit Committee’s duties and responsibilities are further described in the committee’s charter, which is available on our website at the address indicated at the beginning of this section, “Committees of the Board.” We also make additional disclosures about the Audit Committee (including its duties and responsibilities) above under the caption “Risk Management and Oversight” and in connection with “Proposal No. 2—Ratify appointment of KPMG LLP as independent auditor.”

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Current Human Resources and Compensation Committee Members.

Rayford Wilkins, Jr. (Chair)	Philip J. Pfeiffer*	Robert A. Profusek	Randall J. Weisenburger**
*Mr. Pfeiffer will retire from the Board at the Annual Meeting and is thus not a director nominee.
**In February of 2023, Mr. Weisenburger was appointed to the Human Resources and Committee and he no longer serves on the Audit Committee.

2023 PROXY STATEMENT	21

INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board has determined that each member of the committee is “independent” under applicable regulations/standards. For more information regarding the skills, experience, and diversity of the director nominees for the Annual Meeting, see “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes” and “Proposal No. 1—Election of directors—Nominees” above.
2022 Meetings. The Human Resources and Compensation Committee met six times in 2022.
Duties and Responsibilities.
•Valero’s Compensation Programs, Policies, and Strategies.
◦CEO, Executive, and Director Compensation. The committee reviews and reports to the Board on matters related to Valero’s compensation programs, policies, and strategies. The committee is directly responsible for approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determining and approving the CEO’s overall compensation. The committee also reviews and approves the corporate goals and objectives relevant to the compensation of other senior executives of Valero. Additionally, the committee conducts periodic reviews of director compensation and makes recommendations to the full Board regarding the independent directors’ compensation.
◦Compensation and Benefit Plans and Agreements. The committee reviews and approves any employment and severance agreements, change-of-control agreements, and provisions affecting compensation and benefits for our CEO and other senior executives. The committee reviews Valero’s employee compensation policies and programs, adopts and reviews Valero’s equity compensation plans, oversees the administration of Valero’s compensation plans, and approves amendments to and interpretations of Valero’s compensation plans, as necessary.
•Succession Planning for Valero’s CEO and Other Senior Executives. As disclosed further below under the caption “CEO Succession Planning,” the committee also reviews and makes regular reports to the Board regarding management succession planning for Valero’s CEO and other senior executives.
•Talent Management and Compensation-Related Risks. The committee also helps assess risks related to Valero’s talent management and compensation programs, policies, and strategies to ensure that they align with the long-term interests of stockholders and are effective in retaining a talented workforce. The independent compensation consultant also regularly attends meetings of the committee to provide updates on compensation-related risks and trends. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant retained by the committee. See “Risk Assessment of Compensation Programs” and “Compensation Consultant Disclosures” below for additional information on these matters.
•D&I and Human Capital Management. The Human Resources and Compensation Committee assists the Board with oversight over Valero’s initiatives and strategies in the areas of (i) D&I, (ii) human capital management, and (iii) leadership development.
•Stock Ownership and Retention. The committee is responsible for monitoring compliance with the Stock Ownership and Retention Guidelines set forth in Valero’s Corporate Governance Guidelines, which are discussed further below under the caption “Stock Ownership and Retention Guidelines,” and reviewing and approving any request from the CEO to dispose of 20 percent or more of his shares of Common Stock. See the disclosures under the caption “Stock Ownership and Retention Guidelines” in the “Compensation Discussion and Analysis” section below for additional information on recent enhancements to our Stock Ownership and Retention Guidelines.
The committee’s duties are further described under the caption “Risk Management and Oversight” above, in “Compensation Discussion and Analysis” below, and in the committee’s charter, which is available on our website at the address indicated at the beginning of this section, “Committees of the Board.”

2022 Charter Amendment for D&I/Human Capital Management

Given the growing importance and impact of D&I and human capital management-related matters, in early 2022, the committee (i) formally changed its name to include “Human Resources” in order to more accurately reflect what the committee believes has become a fundamental aspect of its duties and responsibilities, and (ii) amended its charter to specifically encompass oversight responsibilities with respect to D&I, human capital management, and leadership development.

Human Resources and Compensation Committee Report. The Human Resources and Compensation Committee Report for fiscal year 2022 appears in this proxy statement immediately following “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks. None of the members of the Human Resources and Compensation Committee has served as an officer or employee of Valero, or had any relationship requiring disclosure by Valero under Item 404 of SEC Regulation S-K (regarding related-party transactions).
Limited Delegation of Authority. As permitted by our bylaws, the Human Resources and Compensation Committee has, for administrative convenience, delegated authority to our CEO to make certain non-material amendments to Valero’s benefit plans and to make limited grants of equity awards to key employees who are not executive officers.

22	2023 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Nominating and Corporate Governance Committee Members.*

Kimberly S. Greene (Chair)**	Marie A. Ffolkes***	Deborah P. Majoras	Donald L. Nickles
*Mr. Mullins served as a member of the committee in 2022 until his appointment to the Audit Committee in February of 2022. Mr. Diaz served as a member of the committee in 2022, and until his appointment to the Audit Committee in February of 2023.
**Ms. Majoras chaired the committee until February of 2022, when Ms. Greene was appointed as chair.
***Ms. Ffolkes was appointed to the committee upon her election to the Board on October 28, 2022.
The Board has determined that each member of the committee is “independent” under applicable regulations/standards. For more information regarding the skills, experience, and diversity of the director nominees for the Annual Meeting, see “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes” and “Proposal No. 1—Election of directors—Nominees” above.
2022 Meetings. The Nominating and Corporate Governance Committee (which was named the Nominating/Governance and Public Policy Committee until March of 2022) met six times in 2022.
Duties and Responsibilities. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to corporate governance. The committee’s specific purposes and duties include:
•Board Skills and Director Refreshment - ensuring that the Board and its committees have the mix of knowledge, skills, experience, and other attributes needed to effectively oversee the complex and rapidly evolving challenges and opportunities facing Valero, including by reviewing the composition of the Board and its committees, reviewing each director’s and director nominee’s independence, character, judgment, integrity, diversity, age, skills (including financial literacy), and experience in the context of the overall needs of the Board, identifying individuals qualified to become Board members, and recommending to the Board director nominees to stand for election at the annual meeting of stockholders;
•Corporate Governance Principles - developing and recommending a set of corporate governance principles applicable to Valero, including with respect to its overboarding policy and key governance documents and policies;
•Annual Board/Committee Evaluation - overseeing the Board’s and its committees’ annual self-evaluation of performance and reporting to the Board on the committee’s assessment of the Board’s performance;
•New Director Orientation and Director Continuing Education - developing and maintaining Valero’s new director orientation and director continuing education programs; and
•Related-Party Transactions - reviewing and approving any related-party transactions.
The committee’s duties are further described under the caption “Risk Management and Oversight,” and in the committee’s charter, which is available on our website at the address indicated at the beginning of this section, “Committees of the Board.”
Committee’s Recommendations Regarding Director Nominees and Lead Director. The committee recommended to the Board the persons listed in this proxy statement in Proposal No. 1 as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The Board approved such recommendations, and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting and the appointment of a Lead Director. See the disclosures under the caption “Lead Director and Meetings of Independent Directors” below for more information.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

SUSTAINABILITY AND PUBLIC POLICY COMMITTEE
Background. As previously disclosed, following the results of our 2022 Board and committee self-evaluation process, the Board determined that in order to further enhance the Board’s oversight structure and efforts with respect to ESG and sustainability matters, including those related to climate and environmental justice, and other relevant oversight matters, it was advisable to establish a new standing committee, the Sustainability and Public Policy Committee. The Board determined that reallocating certain duties to this new committee would enable each of the Board’s committees to direct a level of attention and oversight commensurate with their respective areas of responsibility and better meet the growing challenges and opportunities presented by ESG and sustainability matters, including those related to climate and environmental justice.
Current Sustainability and Public Policy Committee Members.*

Deborah P. Majoras (Chair)	H. Paulett Eberhart**	Kimberly S. Greene	Robert A. Profusek	Rayford Wilkins, Jr.
*Mr. Weisenburger served on the committee in 2022, and until his appointment to the Human Resources and Compensation Committee in February of 2023.
**In February of 2023, Ms. Eberhart was appointed as chair of the Audit Committee and as a member of the Sustainability and Public Policy Committee.
The Board has determined that each member of the committee is “independent” under applicable regulations/standards. For more information regarding the skills, experience, and diversity of the director nominees for the Annual Meeting, see “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes” and “Proposal No. 1—Election of directors—Nominees” above.
Structured to Enhance Oversight of ESG and Sustainability Matters. These independent directors were determined to have the appropriate mix of knowledge, skills, experience, and attributes needed to effectively (i) assist the Board in the oversight of the broad ranging, interrelated, and complex challenges and opportunities presented by ESG and sustainability matters, including those related to climate and environmental justice, and (ii) facilitate coordination and collaboration with the full Board and among the other committees. To further promote robust oversight and effective collaboration, all members of the Board are permitted, but not required, to attend meetings of the Sustainability and Public Policy Committee, and nearly all of our other directors not on the Sustainability and Public Policy Committee attended as guests, and brought their respective expertise to, every meeting that committee held in 2022. See the disclosures under the caption “Risk Management and Oversight — Board Oversight - ESG, Sustainability, and Climate” above for more information.
Meetings. Following its formation in February of 2022, the Sustainability and Public Policy Committee generally met before each regularly scheduled meeting of the Board, resulting in three committee meetings in 2022.
Duties and Responsibilities. The committee’s primary responsibilities are to assist the Board with oversight of:
•HSE matters;
•ESG, sustainability, and climate-related risks and opportunities (including environmental justice matters);
•corporate responsibility and reputation management;
•social, community, and public policy strategies and initiatives;
•political issues, including political contributions and lobbying activities; and
•compliance with legal and regulatory requirements for the operations of the company.
The committee’s duties are further described under the caption “Risk Management and Oversight,” and in the committee’s charter, which is available on our website at the address indicated at the beginning of this section, “Committees of the Board.”

24	2023 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS

Selection of Director Nominees
The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, third-party research, and retained third-party search firms. Ms. Ffolkes, who was elected to the Board and appointed to the Nominating and Corporate Governance Committee on October 28, 2022, was identified as a potential director nominee by a retained third-party search firm, whose function was to identify and provide feedback on potential qualified director nominees, and provide an introduction thereto if needed. In addition, the committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals” below. The Nominating and Corporate Governance Committee will consider all candidates properly identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Nominating and Corporate Governance will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that such stockholder provides to the committee.
Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements set forth in our bylaws. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards referred to in our bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals” below.

EVALUATION OF DIRECTOR CANDIDATES
Our Corporate Governance Guidelines vest the Nominating and Corporate Governance Committee with responsibility for reviewing the composition of the Board as well as the qualifications of the individual members of the Board and its various committees. This review includes consideration of the directors’ independence, character, judgment, integrity, diversity, age, skills (including financial literacy), and experience in the context of the overall needs of the Board. The committee’s assessments include consideration of:
•applicable independence standards;
•skills and experience necessary for service on the Board’s committees;
•skills and experience necessary to serve the needs of the Board as a whole; and
•potential conflicts under applicable laws or regulations, or with Valero’s interests.
Each candidate must meet certain minimum qualifications, including:
•strong ethical principles and integrity;
•the ability to dedicate sufficient time, energy, and attention to the performance of applicable duties, taking into consideration our overboarding policy discussed below; and
•skills and expertise complementary to those of our existing Board members; in this regard, consideration is given to the Board’s overall need for operational, CEO, managerial, financial, governmental, international, legal and regulatory, energy, ESG, sustainability, climate, HSE, cybersecurity and IT, D&I, human capital management, and other skills and expertise.
The Nominating and Corporate Governance Committee also values and considers in the context of the overall needs of the Board:
•diversity characteristics such as gender, race/ethnicity, national origin, age, tenure, and geography; and
•the ability of a prospective candidate to work with the interpersonal dynamics of the Board and contribute to the Board’s collaborative culture.
See the disclosures under the caption “Director Diversity” below for additional information.
Based on this initial evaluation, the Nominating and Corporate Governance Committee will generally determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, and/or senior executives at Valero, as appropriate, interview the candidate. Following additional review and discussion with the Board and senior executives at Valero, as appropriate, the committee ultimately determines its list of director nominees, if any, and recommends any such list of one or more nominees to the full Board for consideration and approval. The effectiveness of these and other Valero governance principles and documents, as well as the performance of the Board and its committees, are assessed on an annual basis through the process discussed under the caption “Board and Committee Evaluation Process” below.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

DIRECTOR DIVERSITY
As discussed under the caption “Evaluation of Director Candidates” above, the Board benefits from and values director candidates that bring a diversity of skills, expertise and perspectives to the boardroom, and this includes gender and racial/ethnic diversity. In furtherance of the Board’s diversity goals, in 2021 the Nominating and Corporate Governance Committee amended its charter with respect to the committee’s search for director candidates to require that the initial list of candidates from which the director is nominated include, but need not be limited to, diverse qualified candidates (a “Rooney Rule” amendment). This requirement is communicated to those assisting with director searches, as necessary, and is also implemented through the exercise by the Nominating and Corporate Governance Committee of its oversight responsibilities concerning Valero’s director selection process.
For this year’s Annual Meeting, the Board has nominated 11 individuals who bring valuable diversity in terms of gender, race/ethnicity, industries represented, knowledge, skills, experience, age, and tenure, among other attributes.
•Gender. 36.4 percent of our director nominees for the Annual Meeting are female.
•Race/Ethnicity. 36.4 percent of our director nominees for the Annual Meeting represent racial/ethnic diversity.
•Age. Our director nominees for the Annual Meeting range in age from 51 to 74 (as of December 31, 2022).
•Tenure. Our director nominees for the Annual Meeting have a wide diversity of tenure, with five new directors having been elected since 2016.

DIRECTOR REFRESHMENT AND RETIREMENT

Refreshment. We do not set term limits for our directors. As stated in Article I of our Corporate Governance Guidelines, the Board believes that directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of Valero based on their experience with and understanding of Valero’s history, business, policy, and objectives. As an alternative to term limits, the Board believes that its evaluation and nomination processes serve as appropriate checks on each Board member’s continued effectiveness.
Retirement Policy. Our directors are subject to a retirement policy (set forth in Article I of our Corporate Governance Guidelines). Under that policy, a director may serve on our Board until he or she reaches the age of 75. A director who turns 75 may serve the remainder of his or her term of office, which is deemed to end at the next annual meeting of stockholders at which directors are elected. Mr. Pfeiffer will become subject to our director retirement policy effective at the Annual Meeting. Additionally, two of our other current directors will become subject to our director retirement policy effective, respectively, at our 2024 and 2025 annual meetings of stockholders.

Board Refreshment
Since 2016

5	new independent directors	2016	Ms. Eberhart and Ms. Greene

		2020	Mr. Mullins

		2021	Mr. Diaz

		2022	Ms. Ffolkes

3	new women directors (currently 4/12 total)	2016	Ms. Eberhart and Ms. Greene

		2022	Ms. Ffolkes

3	new racially/ethnically diverse directors (currently 4/12 total)	2020	Mr. Mullins
		2021	Mr. Diaz

		2022	Ms. Ffolkes

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INFORMATION REGARDING THE BOARD OF DIRECTORS

Board and Committee Evaluation Process
Our Corporate Governance Guidelines and the charters of each of our committees require the Board and its committees to conduct an annual performance evaluation. Board and committee performance evaluations play an important role in ensuring effective functioning and oversight of our Board and committees. The Nominating and Corporate Governance Committee oversees this evaluation process, which is summarized below, and reports to the Board on its assessment of the Board’s performance.

MULTI-STEP AND CONTINUAL EVALUATION PROCESS

Annual Surveys		Summary Reports		Executive Session Review		Ongoing Feedback
Detailed surveys tailored for the Board and each standing committee are reviewed and updated annually, in consultation with the chair of the Nominating and Corporate Governance Committee, prior to distribution at the end of each year.	è	Summary reports of the evaluation results are compiled and provided to each director, with results shown on a confidential basis to encourage candid feedback.	è	These summary reports are discussed at Board and/or committee meetings in executive session, led by the chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman of the Board, all of whom ensure that the Board or senior management, as appropriate, follow up on any identified areas for improvement.	è	The chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman of the Board will meet from time to time with each director individually in order to obtain feedback on the performance of the Board, a committee, or an individual director.

Evaluation and Feedback Topics	Effectiveness of Evaluation Process

The topics covered in this process include, among others:
The Board believes that these evaluation tools and process provide effective measures and forums for discussing the Board’s and its committees’ effectiveness, and potential areas for enhancement. In 2022, this process ultimately led to the Board’s determination to (i) enhance the Board’s oversight structure in response to the growing challenges and opportunities presented by ESG and sustainability matters, including those related to climate and environmental justice, and (ii) establish the Sustainability and Public Policy Committee as a new standing committee.

•Board and committee roles, effectiveness, and structure;
•corporate strategy and risk management oversight;
•Board and committee composition and size;
•the frequency, length, and content of Board and committee meetings;
•the quality of meeting materials and management’s presentations at Board and committee meetings;
•the adequacy of Valero’s governance policies, documents, and provisions; and

•the performance of the Board and its committees relative to the responsibilities of each as established in our Corporate Governance Guidelines, bylaws, charter, committee charters, and other applicable governance documents.

Director Overboarding
Enhanced Overboarding Policy. We believe that it is critical that each of our directors is able to devote sufficient time and effort to their duties as a director. As a result, in October of 2022 we amended our overboarding policy in our Corporate Governance Guidelines to better align such policy with developments in our investors’ expectations.
Numerical Guidelines. Under our enhanced overboarding policy,
•non-employee directors should not serve on more than four public company boards (including Valero’s Board);
•a director who is the Chief Executive Officer or other executive officer of a public company should not serve on more than two public company boards (including Valero’s Board); and
•members of Valero’s Audit Committee should not serve on more than three public company audit committees (including Valero’s Audit Committee).

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INFORMATION REGARDING THE BOARD OF DIRECTORS

ALL OF OUR DIRECTORS CURRENTLY MEET THE GUIDELINES ABOVE.
2022 and Periodic Review. Additionally, in 2022, the Nominating and Corporate Governance Committee assessed each director’s ability to fulfill his or her ongoing responsibilities to Valero, taking into consideration public company board service and leadership positions (such as chairman, lead director, and committee chair), service on private company boards, industry or other leadership positions, input from other directors, and any other applicable details and information provided by the relevant director, and determined that their continued service on the Valero Board was appropriate under our overboarding policy. Under our enhanced overboarding policy, this review process occurs periodically for all directors.
Notification Procedures. Under our enhanced overboarding policy, a director who is considering certain changes to their principal occupation or public company board/committee service that could materially increase his or her responsibilities should consider, and provide the Board the opportunity to consider, whether such director will be able to continue to devote sufficient time to the affairs of the Board, remain independent, have an inter-locking directorship, have a potential conflict under applicable laws or regulations, or have a potential conflict with Valero’s interests.

New Director Orientation
Valero’s Corporate Governance Guidelines state that all new directors must participate in an orientation program as soon as reasonably practicable after joining the Board, and that such orientation generally should include presentations by senior management and other appropriate individuals to familiarize new directors with Valero’s operations, strategic plans, significant risks, compliance programs (including policies and procedures for the purchase and sale of Valero’s Common Stock), our Code of Business Conduct and Ethics, principal officers and senior executives, Valero’s internal audit function, and its independent auditors.
We typically hold a full day of new director orientation on-site at our headquarters in San Antonio, and Valero’s management team, including its executive officers, will typically present on topics such as (i) ESG and sustainability, (ii) corporate governance and Board practices and function, (iii) compliance, HSE, and risk management, including Valero’s Code of Business Conduct and Ethics, and other company policies, (iv) investor relations and financial items, (v) an overview and history of Valero, (vi) Valero’s refining operations, including an introduction to refining, (vii) human resources and diversity, (viii) Valero’s commercial and international operations, and (ix) Valero’s low-carbon fuels operations. Holding new director orientation on-site at Valero’s headquarters allows for new directors to tour our facilities, interact with employees, and see our culture first hand.
In 2022, our Nominating and Corporate Governance Committee reviewed our new director orientation program and determined that it is an effective and efficient onboarding tool and process. This determination was also supported by the positive feedback on our new director orientation received from recently onboarded directors.

Director Continuing Education
We believe that director education is important to the ability of our directors to fulfill their duties and supports the oversight provided by the Board and its committees. We encourage our directors to attend director education programs as appropriate to stay abreast of emerging risks and opportunities, developments in corporate governance, key board oversight areas, and board best practices. Valero’s Corporate Governance Guidelines state that Valero will pay for our directors’ attendance at continuing education seminars, conferences, or workshops to foster education in matters pertaining to corporate governance or directors’ responsibilities generally, and that Valero will pay for a director’s membership in an organization such as the National Association of Corporate Directors in order to provide ongoing resources for board development.
Director continuing education is also provided as follows:
•Board and Committee Presentations. During Board and committee meetings, Valero’s senior management, SMEs, independent auditor, and the independent compensation consultant often make detailed presentations on relevant topics.
•Committee Reports. At Board meetings, committee chairs provide detailed reports on the matters covered during committee meetings.
•Site Visits. Directors make periodic site visits to Valero’s facilities, and we paired the Board’s meeting in September of 2022 with a visit to our refinery in St. Charles, Louisiana, and our renewable diesel plant adjacent thereto.
•Guest Speakers. External guest speakers present at our annual three-day strategic planning meeting, and over the past two years this has included presentations from third-party experts on topics such as climate, low-carbon projects and innovation, ESG, sustainability, liquid fuels, geopolitics, and public policy. Third-party experts also occasionally present at regularly scheduled Board and committee meetings on relevant topics.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

•Periodic Written Update Reports. We keep the Board apprised of updates and key information through constant communication, including (i) a weekly written update report prepared by our Investor Relations team that features key market and peer data, analyst commentary, and other updates and (ii) a monthly written report from our CEO on our financial, operating, and HSE performance, and other legal, regulatory, ESG, sustainability, and business developments.

In 2022, the Nominating and Corporate Governance Committee discussed Valero’s director continuing education in the context of climate and other ESG and sustainability matters, cybersecurity and IT, and the current skills and experiences represented on the Board and the potential need for new skills and experiences.

Leadership Structure of the Board
Our bylaws state that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our CEO, serves as the Chairman of the Board. Although the Board believes that the combination of the Chairman and CEO roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and CEO roles have been separate at different times in the past. Such determination is made in light of the facts and circumstances applicable at such time, including the Board’s composition, officer and director retirements or transition periods, the risks and opportunities facing Valero, and the best interests of Valero as determined by the business judgement of the Board’s independent directors.
Demonstrated Track Record of Success Under Combined CEO and Chairman Role. The Board continues to believe that Mr. Gorder’s service as Chairman and CEO enhances our performance and the Board’s effectiveness. The CEO and Chairman positions were combined under Mr. Gorder's leadership on December 31, 2014, and under this unified leadership structure Valero has a demonstrated track record of delivering distinctive financial results and peer-leading returns to stockholders. Since 2014:
•our cash flow generation and approach to capital allocation have enabled us to significantly enhance stockholder value;
•we have reduced our share count by almost 30%, increased the dividend per share by over 370% and returned approximately $23.6 billion to stockholders through dividends and stock purchases; and
•our market capitalization has more than doubled, driving a TSR of 306% since 2014, versus a TSR of 130% for the S&P 500, making Valero the best performing energy company in the S&P 500.*
*Data in the bullets above is from December 31, 2014 to January 27, 2023.
The CEO is appointed by the Board to manage Valero’s daily affairs and operations. Valero and the Board believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to, among other things:
•lead the Board in productive and strategic planning;
•determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and independent Board committee chairs; and
•determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.
Oversight by Independent Directors. Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board and all of our other directors are independent. We have also elected five new directors since 2016 (currently 41.7 percent of our total Board), which has resulted in a significant and steady refreshment of the perspectives and independence of thought and judgment brought to the Board. Each of the Board’s committees is chaired by an independent director, all committee members are independent, and our Board has named an independent Lead Director whose duties are described under the caption “Lead Director and Meetings of Non-Management Directors” below. The independent directors routinely meet in executive session outside the presence of management, generally at each Board and committee meeting, and at a minimum, quarterly after each regularly scheduled Board meeting.

Lead Director and Meetings of Non-Management Directors
While our Corporate Governance Guidelines do not require the Chairman and CEO roles be split or combined, when such roles are combined our Corporate Governance Guidelines require our non-management directors to appoint a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Following the

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INFORMATION REGARDING THE BOARD OF DIRECTORS

recommendation of the Nominating and Corporate Governance Committee, the Board’s independent directors selected Mr. Profusek to serve as Lead Director during 2023. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting and at least quarterly after each regular Board meeting.
Mr. Profusek has practiced corporate law at a large global law firm for almost 50 years and is the current chair of the firm’s global mergers and acquisitions practice group, one of the largest in the firm. Over this time, Mr. Profusek has developed, and thus brings to the Board, extensive experience and expertise in business leadership, risk management, public company governance, cybersecurity and IT, executive compensation, ESG, sustainability, climate, and human capital management. Mr. Profusek has advised public and private companies on a variety of ESG-related issues and has co-authored ESG and climate focused legal articles. He is also a frequent speaker regarding corporate takeovers and corporate governance, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV. His skills and experience are discussed further above under the captions “Proposal No. 1—Election of directors—Summary of Each Director Nominee’s Skills and Attributes” and “Proposal No. 1—Election of directors—Nominees.”
The Lead Director, working with the Board committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the Chairman and the non-management directors. The Lead Director regularly communicates with the Chairman between meetings of the Board to discuss policy issues, strategies, governance, and other matters that arise throughout the year. The Board committee chairs also communicate regularly with the Lead Director to discuss relevant issues facing Valero and the Board and to recommend agenda items for consideration at future Board meetings. The Lead Director also often provides direct input on a variety of matters, including the Board’s oversight structure, risk identification and management, and strategy. The Board believes that this approach appropriately and effectively complements Valero’s current combined CEO/Chairman structure.
Our Corporate Governance Guidelines enumerate the duties and responsibilities of the Lead Director, which include:
•serving as a liaison between the Chairman and the non-management directors;
•consulting with the Chairman on agendas for Board meetings;
•reviewing and approving information sent to the Board as and when appropriate;
•the authority to call meetings of the non-management directors;
•setting agendas and leading the discussion of regular executive session meetings of the Board outside the presence of management and providing feedback regarding these meetings to the Chairman; and
•receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management.

CEO Succession Planning
The full Board continually works with the Human Resources and Compensation Committee to evaluate potential successors for the office of CEO. Our CEO makes his recommendations and evaluations of potential successors available to the Board at all times. The Board regularly discusses CEO succession planning in executive sessions led by the Lead Director, both in the presence of the CEO and in sessions with only the independent directors. The Board’s deliberations also include succession planning for cases of unforeseen emergencies or the temporary disability of the CEO and other senior executives. The Human Resources and Compensation Committee assists with oversight of Valero’s management succession planning, including leadership development, and regularly reports to and engages with the Board on the topic. See the disclosures under the caption “Committees of the Board” above for more information about the duties and responsibilities of the Human Resources and Compensation Committee.

30	2023 PROXY STATEMENT

IDENTIFICATION OF EXECUTIVE OFFICERS

The following table lists Valero’s executive officers (for purposes of Rule 3b-7 under the Exchange Act). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/2022
Joseph W. Gorder, Chief Executive Officer and Chairman of the Board	2003	65
R. Lane Riggs, President and Chief Operating Officer	2011	57
Jason W. Fraser, Executive Vice President and Chief Financial Officer	2015	54
Gary K. Simmons, Executive Vice President and Chief Commercial Officer	2011	58
Cheryl L. Thomas, Senior Vice President and Chief Technology Officer	2011	61
Richard J. Walsh, Senior Vice President, General Counsel and Secretary	2016	57
Mr. Gorder. Mr. Gorder’s biographical information appears above under the caption “Proposal No. 1—Election of directors—Nominees.”
Mr. Riggs was elected President and Chief Operating Officer on January 23, 2020. He previously served as Executive Vice President and Chief Operating Officer (since January 1, 2018), and prior to that as Executive Vice President–Refining Operations and Engineering (since 2014), and Senior Vice President–Refining Operations (since 2011). He has held several leadership positions with Valero overseeing refining operations, crude and feedstock supply, and planning and economics. Mr. Riggs also served on the board of directors of Valero Energy Partners GP LLC (the general partner of Valero Energy Partners LP (NYSE: VLP)) from 2014 to 2019.
Mr. Fraser was elected Executive Vice President and Chief Financial Officer effective July 15, 2020. Prior to that he served as Executive Vice President and General Counsel effective January 1, 2019. In 2018, he served as Senior Vice President overseeing Valero’s Public Policy & Strategic Planning, Governmental Affairs, Investor Relations, and External Communications functions. From November 2016 to May 2018, Mr. Fraser served as Vice President-Public Policy & Strategic Planning, and from May 2015 to November 2016, he served in London as Vice President-Europe, overseeing Valero’s European commercial businesses. Prior to his service in London, he held various leadership positions at Valero’s San Antonio headquarters, including Senior Vice President & Deputy General Counsel and Senior Vice President-Specialty Products in the Valero family of companies.
Mr. Simmons was elected Executive Vice President and Chief Commercial Officer on January 23, 2020. He previously served as Senior Vice President–Supply, International Operations and Systems Optimization (since May 2014), and prior to that as Vice President–Crude and Feedstock Supply and Trading (2012 to 2014), and Vice President–Supply Chain Optimization (2011 to 2012). Mr. Simmons has held many leadership positions with Valero, including Vice President and General Manager of Valero’s Ardmore and St. Charles refineries.
Ms. Thomas was elected Senior Vice President and Chief Technology Officer effective September 3, 2020, with responsibility for Valero’s information services network and related technology. She was first elected as Valero’s Vice President and Chief Information Officer in 2011, and was thereafter promoted to Senior Vice President and Chief Information Officer in 2019. Ms. Thomas has served Valero and its predecessors since 1984. In her many leadership roles, she has managed Valero’s Information Systems Development, Support, and Infrastructure teams; served as Vice President of Retail Operations Support; and served as Vice President of Retail Information Systems. She has played a key role in restructuring Valero’s Information Services Department and integrating acquired assets into Valero’s complex systems. Ms. Thomas also serves on the executive committee and as the treasurer of the Family Violence Prevention Society, a non-profit organization.
Mr. Walsh was elected Senior Vice President, General Counsel and Secretary, effective April 22, 2021, and prior to that was elected as Senior Vice President and General Counsel effective July 15, 2020. Mr. Walsh has responsibility for Valero’s legal and governmental affairs, HSE, fuels compliance, risk management, ESG, and compliance/ethics teams. He previously served as Vice President and Deputy General Counsel of Valero from 2016 to 2020. He joined Valero in 1999 and has served in many different leadership roles within Valero’s legal department. He has extensive environmental and international legal experience, including experience related to Latin America and Europe.

2023 PROXY STATEMENT	31

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
This table lists the beneficial ownership of our Common Stock as of February 26, 2023, by all directors and nominees, the executive officers named in the Summary Compensation Table, and the directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Fred M. Diaz	1,273	—	1,273	*
H. Paulett Eberhart	10,365	—	10,365	*
Marie A. Ffolkes (3)	—	—	—	*
Jason W. Fraser	127,222	—	127,222	*
Joseph W. Gorder	625,984	75,580	701,564	*
Kimberly S. Greene	10,170	—	10,170	*
Deborah P. Majoras	23,663	—	23,663	*
Eric D. Mullins	4,385	—	4,385	*
Donald L. Nickles	29,682	—	29,682	*
Philip J. Pfeiffer	26,818	—	26,818	*
Robert A. Profusek	41,178	—	41,178	*
R. Lane Riggs	261,979	—	261,979	*
Gary K. Simmons	189,509	—	189,509	*
Cheryl L. Thomas	70,759	—	70,759	*
Randall J. Weisenburger	104,724	—	104,724	*
Rayford Wilkins, Jr.	36,517	—	36,517	*
Directors and current executive officers as a group (17 persons)	1,657,095	75,580	1,732,675	*

*Indicates that the percentage of beneficial ownership does not exceed 1% of the class.
(1)Includes shares allocated under the Thrift Plan and shares of restricted stock.
(2)Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable or that are exercisable within 60 days from February 26, 2023. See also “Director Compensation” below.
(3)Ms. Ffolkes owns 1,047 unvested stock units, which do not have voting rights. See “Director Compensation” below.

32	2023 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table describes each person or group of affiliated persons known to be a beneficial owner of more than 5% of our Common Stock. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	41,829,124 (1)	10.85%

BlackRock, Inc. 55 East 52nd Street New York NY 10055	37,055,791 (2)	9.6%

State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	27,985,400 (3)	7.26%

(1)The Vanguard Group filed with the SEC Amendment No. 9 to its Schedule 13G on February 9, 2023, reporting that it or certain of its affiliates beneficially owned in the aggregate 41,829,124 shares as of December 31, 2022, for which it had no sole voting power, shared voting power for 550,652 shares, sole dispositive power for 40,205,919 shares, and shared dispositive power for 1,623,205 shares.
(2)BlackRock, Inc. filed with the SEC Amendment No. 13 to its Schedule 13G on January 24, 2023, reporting that it or certain of its affiliates beneficially owned in the aggregate 37,055,791 shares as of December 31, 2022, for which it had sole voting power for 34,451,924 shares, no shared voting power, sole dispositive power for 37,055,791 shares, and no shared dispositive power.
(3)State Street Corporation filed with the SEC an amended Schedule 13G on February 7, 2023, reporting that it or certain of its affiliates beneficially owned in the aggregate 27,985,400 shares as of December 31, 2022, for which it had no sole voting power, shared voting power for 25,719,773 shares, no sole dispositive power, and shared dispositive power for 27,939,468 shares.

2023 PROXY STATEMENT	33

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our incentive compensation programs are designed to effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk-taking include:
•a cap on overall performance share payouts when Valero’s TSR over the performance period is negative;
•the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;
•determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;
•incorporation of relative TSR into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;
•multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;
•maximum payout ceilings under our annual bonus program and performance share awards;
•restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and
•our compensation-related policies, including our Policy on Executive Compensation in Restatement Situations and Stock Ownership and Retention Guidelines (discussed under the caption “Compensation Discussion and Analysis—Compensation-Related Policies”).

34	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Company Overview	36	Elements of Executive Compensation	50
2022 Robust Say-On-Pay Engagement and Response	36	Benchmarking Competitive Pay Levels	51
Executive Compensation in Summary	37	The Role of Individual Performance and Personal Objectives	51
2022 Changes and Highlights	37	Relative Size of Major Compensation Elements	51
Elements of Executive Compensation-Summary	38	Base Salaries	52
Pay for Performance Alignment Relative to Peers	40	Annual Incentive Bonus	52
Executive Compensation Design Elements	43	Long-Term Incentive Awards	59
Performance Outcomes for 2022	44	Perquisites and Other Benefits	66
ESG and Executive Compensation	45	Post-Employment Benefits	66
Adoption of Compensation Governance Best Practices	46	Accounting and Tax Treatment	67
Administration of Executive Compensation Program	47	Compensation-Related Policies	67
Peer Group and Benchmarking Data	47
Process and Timing of Compensation Decisions	49

2023 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis — Overview & Summary
Company Overview
Valero strives to be the premier manufacturer, distributor, and marketer of liquid transportation fuels (including low-carbon transportation fuels) and petrochemical products with a focus on creating value for its stockholders while serving the needs of its nearly 10,000 employees and its neighboring communities. Sustained profitability within the fuels manufacturing and marketing business in which operating margins are primarily influenced by volatile commodity prices requires a sound business strategy, organizational discipline, and a committed workforce. Valero’s management and employees are driven by our guiding principles focused on safety, environmental stewardship, community engagement, employee engagement (including fostering a culture that supports diversity and inclusion), and governance. Valero’s (i) continued significant investments in economic, low-carbon projects, including the expansion of our low-carbon fuels production capacity, (ii) focus on safe, reliable and environmentally responsible operations, and (iii) status as an employer of choice, support Valero’s intention to be the best-in-class producer of essential fuels and products that are foundational to modern life.
Valero has three reporting segments – refining, renewable diesel and ethanol. The refining segment includes refining operations and associated marketing activities and logistics assets. Valero owns 15 refineries located in the United States, Canada and the United Kingdom. Valero’s renewable diesel segment includes the production of low-carbon renewable diesel fuel and renewable naphtha (used as a blendstock for renewable gasoline and a feedstock for renewable plastics) at a plant next to our St. Charles refinery in Louisiana, and at a new plant located next to our Port Arthur refinery in Texas, which initiated production in November of 2022. Valero’s renewable diesel business is currently the world’s second-largest renewable diesel producer. The ethanol segment, which is currently the world’s second-largest corn ethanol producer, includes Valero’s ethanol operations and associated marketing activities and logistics assets, with 12 plants throughout the U.S. Midwest. Valero recently announced the final investment decision on a sustainable aviation fuel (SAF) project at its renewable diesel plant in Port Arthur, Texas, which is expected to be completed by 2025. Valero’s renewable diesel and ethanol businesses have made Valero one of the world’s largest low-carbon fuels producers.

VALERO’S STRATEGY FOR VALUE CREATION
•Maintain manufacturing excellence through safe, reliable, and environmentally responsible operations.
•Utilize a disciplined capital allocation framework that delivers distinctive financial results and peer-leading returns to stockholders.
•Grow earnings through market expansion, margin improvement, and operating cost control.
•Explore new low-carbon opportunities in economic, high-return projects that leverage Valero’s liquid-fuels platform and operational expertise.
2022 Robust Say-On-Pay Engagement and Response
We value feedback from our stockholders on our executive compensation program and carefully consider the results of our annual say-on-pay vote. The Board and the Human Resources and Compensation Committee viewed the results of the 2022 say-on-pay vote as an opportunity to re-examine our executive compensation program and to continue having in-depth conversations with our stockholders and stakeholders on the topic. The robust ESG/compensation engagement efforts we undertook over the course of 2022 consisted of:
•Offering dialogue to our 100 largest stockholders*;
•Holding at least 55 meetings with stockholders and proxy advisory firms, many of which included the participation of members of the Human Resources and Compensation Committee (including the chair thereof), our Lead Director, members of our Sustainability and Public Policy Committee (including the chair thereof), and/or members of Valero’s executive management team; and
•Engaging with stockholders that held approximately 50% of our outstanding shares*.
*Measurements reflect our reasonable determinations based on available data and information regarding the composition and holdings of our stockholders over the course of our engagement efforts in 2022.
As a result of these proactive and extensive engagement sessions and efforts, and after careful consideration by the Human Resources and Compensation Committee of the alignment of executive pay to Valero’s performance, the Committee approved several prospective (in the case of performance shares) compensation design modifications, which incorporate feedback from stockholder engagement in 2022, including:

36	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

What We Heard	Actions Taken in Response

Relative TSR target should be set higher than the median TSR performance of the peers (50th percentile).	We now target relative TSR performance for Valero’s performance shares to be above the median of the peer group(1).

Performance share vesting should be capped at targeted levels if Valero’s TSR is negative.	We now apply a cap on overall performance share payouts at 100% of target when Valero’s TSR over the performance period is negative(1).

Increase alignment of Valero senior executives’ equity compensation with the long-term interest of stockholders	We enhanced our Stock Ownership and Retention Guidelines by increasing the required value of Valero Common Stock owned by senior executives as a multiple of salary by 50% above previous levels(2).

Footnotes:
(1)Beginning with 2023 grants.
(2)See the disclosures under the caption “Stock Ownership and Retention Guidelines” below for more details on enhancements to our guidelines.
Executive Compensation in Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting. For more complete information regarding Valero’s 2022 performance, including 2022 growth capital investments (referred to as CapEx herein) attributable to Valero, please review our Annual Report on Form 10-K for the year ended December 31, 2022. The term “Committee” in this Compensation Discussion and Analysis refers to the Human Resources and Compensation Committee. Certain defined terms used in this Compensation Discussion and Analysis are defined earlier in this proxy statement.

2022 CHANGES AND HIGHLIGHTS
•Extensive engagement with stockholders including participation by the members of our Human Resources and Compensation Committee (including the chair thereof), our Lead Director, members of our Sustainability and Public Policy Committee (including the chair thereof), and/or members of our executive management team - leading to meaningful enhancements (prospectively with respect to performance share modifications) to our executive compensation program (see “2022 Robust Say-On-Pay Engagement and Response” above).
•Made performance within the Health, Safety, and Environment sub-component of the Annual Bonus Program more difficult to achieve by adjusting targets for certain metrics and through the implementation of a severity/volume enhancer feature on the Environmental Scorecard Incidents metric.
•No changes to CEO Target Total Compensation levels for 2021 and 2022 as compared to 2020 (Target Total Compensation consists of base pay, annual bonus incentive target, and annual long-term incentive target) despite determining that an increase for such years would have been warranted based on CEO performance and peer benchmarking.

VALERO’S COMPENSATION PHILOSOPHY

☑	Tightly link company performance and executive pay	☑	Balance compensation over short- and long-term
☑	Align the interests of executives and stockholders	☑	Facilitate retention of top executive talent
☑	Manage risk and adopt best practices in executive pay	☑	Advance ESG objectives through executive incentives

2023 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION — SUMMARY
The primary elements of our 2022 executive compensation program are summarized in the table below.

Element	Form	Key Characteristics
Base Salary	Cash
•Takes into consideration scope and complexity of the role, peer market data, experience of the incumbent, and individual performance
•Aligned with competitive practices in order to support recruitment and retention of top talent

Annual Incentive Bonus Program	Performance-Based Cash
•Variable component of annual pay focused on achievement of short-term annual financial, operational, and strategic objectives that are critical drivers for safe and reliable operations, returns to stockholders, the disciplined use of capital, and achievement of ESG goals

Long-Term Incentive Program	Performance Shares (50%)
•Measures relative TSR against an eleven-member Performance Peer Group (inclusive of Valero) across a three-year period and two unique metrics related to low-carbon goals
•Incentivizes stockholder returns and commitment to our low-carbon objectives, including reductions/displacements of refinery GHG emissions and investments in low-carbon initiatives
•Value delivered is driven by performance relative to relevant peers in industry and by our progress in advancing our low-carbon fuels growth strategy

	Restricted Stock (50%)	•Value delivered is driven by absolute performance of Valero stock and returns to stockholders through dividends •Aids in retention of critical talent •Vests 1/3 per year over three years

Fixed	Variable

Target Total Pay
Valero’s Human Resources and Compensation Committee administers executive compensation such that each executive’s Target Total Pay is within a reasonable range of the median of the most recently available role-specific market data provided by the Committee’s independent executive compensation consultant. Target Total Pay represents in aggregate the three primary elements of our executive compensation program as listed and summarized in the prior table (Salary, Annual Incentive Bonus, and Long-Term Incentives). Each element is administered independently with reference to competitive market data and with consideration of other factors as discussed further in this Compensation Discussion and Analysis under the heading “Benchmarking Competitive Pay Levels.” Target Total Pay for 2022 for our NEOs (as defined below) is listed in the table below.

38	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Target Total Pay represents the pay levels administered by the Human Resources and Compensation Committee to executives before accounting for short- and long-term performance outcomes.

		Salary (Dec. 31, 2022) ($)	Target Annual Incentive Bonus ($) (1)	Target Long-term Incentives (Stock Awards) ($) (2)	Target Total Pay ($)

Gorder	CEO	1,800,000	2,880,000	11,340,000	16,020,000 (3)
Riggs	President	1,015,000	1,116,500	4,821,250	6,952,750
Fraser	CFO	875,000	875,000	3,718,750	5,468,750
Simmons	CCO	725,000	725,000	2,356,250	3,806,250
Thomas	CTO	690,000	552,000	1,587,000	2,829,000

Footnotes:
(1)Represents Salary multiplied by the executive’s target bonus percentage as described below under the heading “Annual Incentive Bonus.”
(2)Represents Salary multiplied by the executive’s target long-term incentives percentage with potential performance-related adjustments as described below under the heading “Long-Term Incentive Awards.” The values shown also represent the awarded value of the 2022 LTI grants as administered to each respective named executive officer.
(3)Mr. Gorder’s 2022 Target Total Pay (and each individual pay element as listed) remained unchanged from both 2021 and 2020 levels.
The total compensation (and certain pay values that it encompasses) for each executive as disclosed in the Summary Compensation Table in this proxy statement differ from the Target Total Pay (and certain target pay values that it encompasses) as listed in the preceding table primarily due to the following factors.
•The Target Total Pay excludes values associated with certain retirement benefits that are included in the Summary Compensation Table, which can increase or decrease significantly year-to-year due to actuarial assumptions and other factors (see the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table and related footnotes). Also excluded are the “Other Compensation” perquisites and benefits disclosed in the Summary Compensation Table.
•The values disclosed in the Summary Compensation Table for long-term incentives awards are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions. Most notably, the disclosed values for performance shares in the Summary Compensation Table represent three different tranches from three unique awards (granted in 2020, 2021, and 2022) which include adjustments for predicted performance (see footnote (2) of the Summary Compensation Table for further details), whereas the value of performance shares embedded within the target long-term incentives element of Target Total Pay represents both the target award and the full 2022 award grant(s), which was administered based on the average closing stock price for the 15 consecutive trading days ending the day before the grant(s). For example, in 2022 the value disclosed for restricted stock and performance shares within the long-term incentives column of the Summary Compensation Table for Mr. Gorder was approximately $1.0 million higher than the comparable Target Total Pay value as recommended by the Human Resources and Compensation Committee and administered by the Board (approximately $12.3 million versus $11.3 million). Refer to the “Grants of Plan-Based Awards” table and associated footnotes in this proxy statement for more detailed information regarding the 2022 LTI grants.
Other factors contributing to differences between the disclosed values in the Summary Compensation Table and the values shown within Target Total Pay include the actual annual bonus amount earned for performance versus the target annual incentive bonus value (as discussed further below under the caption “Annual Incentive Bonus”) and, for restricted stock grants, the difference between the stock price associated with the grant date fair value of the award (as required for the Summary Compensation Table disclosure) and the stock price used to determine the number of restricted shares granted in order to achieve the target value (i.e., average closing stock price for the 15 consecutive trading days prior to grant, as previously described).

2023 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE PAY IN SUMMARY
The following charts summarize year-over-year changes to Target Total Pay* from 2020 through 2022 for our CEO and our four other named executive officers listed in the Summary Compensation Table above (“NEOs”) (shown in average).
*Target Total Pay includes base salary, target annual incentive bonus, and target long-term incentives value.

Target Total Pay for our CEO remained flat from 2020 to 2021 and from 2021 to 2022, resulting in no change in Target Total Pay for our CEO over the three-year period of 2020 to 2022.
The increase in Target Total Pay from 2021 to 2022 for the other named executive officers (as shown in average) primarily reflects pay adjustments for each of the non-CEO NEOs to ensure alignment with median market compensation, retention, and in recognition of individual performance and changes in roles, where applicable.

PAY FOR PERFORMANCE ALIGNMENT RELATIVE TO PEERS
Valero’s executive pay program is designed to reward executives for superior company performance. The program design emphasizes variable incentive pay (delivered through annual and long-term incentives) such that an executive’s pay ultimately realized is significantly dependent upon the achievement of both absolute and relative performance measures.
The table below shows relative performance and pay versus companies within our Compensation Comparator Peer Group over the five-year period ending in 2021 (results through 2022 cannot be determined until 2022 executive pay for all comparator companies is disclosed in 2023 proxy statements). We assess this relative performance and pay by (i) comparing our TSR relative to our peers (for measuring relative performance), and (ii) by comparing “realizable” pay for our executives relative to “realizable” pay for the executives of our peers (for measuring relative pay) as set forth below. The Committee regularly reviews additional third-party pay and performance alignment analyses to assess the pay and performance relationship and to ensure our executive compensation program is producing the desired pay and performance alignment outcomes.

After engaging with the independent compensation consultant, we believe our executive compensation is tightly aligned with performance relative to the peers below.

40	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Valero’s Percentile Ranking vs. Peers(1)
Timeframe	Role	Relative Performance vs. Peers	Relative Pay(2) vs. Peers

5 Years (ending in 2021)	CEO	64th percentile	73rd percentile
	Top-5 Executives(3) (including CEO)	64th percentile	64th percentile
Footnotes:
(1)2022 Compensation Comparator Peer Group of 12 peers as described in the “Peer Group and Benchmarking Data” section of this document. Peer company Dow Inc. is excluded from the analysis as 5-year pay and performance data is not available prior to its 2019 spin-off.
(2)Represents “realizable” pay as reported in company annual proxy statements and includes: salaries; annual bonuses earned; long-term incentive awards that have vested or been exercised; the increase/decrease in long-term incentive awards that are still outstanding; and one-off payments like severance to outgoing executives and sign-on awards for incoming executives.
(3)Pay comparisons are drawn against the “Top-5” group of executives at Valero and the peers, inclusive of the CEO, the CFO, and the three highest-paid other executive officers. The calculations are conducted on the cumulative pay of each company’s five most highly compensated executives. In cases in which a company included more than five executives in their pay disclosures only the five most highly paid executives were included, in order to maintain consistency across all companies.
The following chart illustrates the CEO five-year relationship between relative pay and relative performance versus the peers through 2021 (referenced in footnote (1) above) and shows that CEO pay and company performance were aligned over this time period:

CEO - 5-Year Cumulative Real Compensation Percentile vs.
Cumulative Total Shareholder Return Percentile
(1/1/17–12/31/21)
Real Compensation Percentile
Total Shareholder Return Percentile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Compensation Delivery Exceeds Shareholder Returns
Pay for Performance Aligned
Shareholder Returns Exceed Compensation Delivery
General Motors
ConocoPhillips
Chevron
Valero Energy Corporation
Phillips 66
Marathon Petroleum
Ford
Exxon Mobil
Halliburton
HollyFrontier
EOG Resources
Occidental Petroleum

Five-year pay history reflects Mr. Gorder’s “realizable” pay during this period.

2023 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates the top five executives’ five-year relationship between relative pay and relative performance versus the peers through 2021 (referenced in footnote (1) above) and also shows that pay and performance for the top-five NEOs were aligned for this time period:

Top 5 - 5-Year Cumulative Real Compensation Percentile vs.
Cumulative Total Shareholder Return Percentile
(1/1/17–12/31/21)
Real Compensation Percentile
Total Shareholder Return Percentile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Compensation Delivery Exceeds Shareholder Returns
Pay for Performance Aligned
Shareholder Returns Exceed Compensation Delivery
ConocoPhillips
General Motors
Chevron
Ford
Valero Energy Corporation
Marathon Petroleum
Exxon Mobil
Phillips 66
Halliburton
EOG Resources
HollyFrontier
Occidental Petroleum

Five-year pay history reflects the cumulative pay of top-5 NEOs’ (including CEO) “realizable” pay during this period.

42	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DESIGN ELEMENTS
Annual Incentive Bonus Program

Component	Metric(s)	Weight	Outcome Range
Financial	EPS, adjusted*	40%	0% - 200%
Operational	a) Health, Safety, and Environment (HSE) b) Mechanical Availability c) Refining Cash Operating Expense Management	40%	0% - 200%
Strategic	Array of Initiatives, including ESG efforts and improvements	20%	0% - 200%
COMBINED:		100%	0% - 200%
*Earnings per share (“EPS”), adjusted excludes impairment charges and special items, as discussed in further detail below.

## Target Pay Mix - CEO

Variable Pay
11%
18%
71%
Salary
Annual Incentive Bonus
Long-Term Incentives

Long-Term Incentive Program
50%	50%
Performance Shares	Restricted Stock

•Primary performance measure: Relative TSR vs. Performance Peer Group
•Secondary performance measure: Energy Transition modifier tied to GHG emissions reduction/displacement and growth capital deployed for low-carbon initiatives
•Range of payout: 0% to 200% of target
•3-yr ratable vesting, with no re-testing
•Value ultimately realized increases/decreases with the stock price movement and dividends paid •3-yr ratable vesting

89 percent of CEO Total Target Pay (2020 - 2022) is at risk (variable)

2023 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE OUTCOMES FOR 2022
Significant Business and Organizational Achievements*:
•Achieved best-ever safety performance as measured through our combined employee and contractor total recordable incident rate (TRIR).
•Earned a record $29.16 per share (excluding impairment charges and special items, as discussed further below).
•Returned $6.1 billion to stockholders through stock buybacks totaling approximately $4.6 billion and dividend payments of approximately $1.6 billion.
•Successfully completed and started up the renewable diesel production capacity expansion project in Texas more than six months ahead of schedule and under budget, which increased our production capacity to approximately 1.2 billion gallons per year of renewable diesel and approximately 50 million gallons per year of renewable naphtha (used to produce renewable gasoline and renewable plastics), and allowed for additional revenue and margin capture in 2022.
•Expanded board diversity with 7 of 11 (64%) Independent Directors representing gender or racial/ethnic diversity.
•Deployed almost 50 percent of growth capital expenditures attributable to Valero (as discussed further below) (“CapEx”) for low-carbon initiatives in 2022.
•Published our 2022 TCFD Report following the recommendations of the Task Force on Climate-related Financial Disclosures and using the assumptions of the IEA’s Net-Zero by 2050 Scenario. In that report, HSB Solomon Associates LLC concludes that Valero’s overall refining portfolio would be resilient in this scenario, as applied by Solomon.
•Engagement efforts resulted in the inclusion of Valero in multiple ESG indices including (but not limited to) the S&P 500 ESG Index, MSCI USA ESG Select Index, SSGA Gender Diversity Index, and Northern Trust ESG & Climate US Large Cap Core Index.
•Completed a series of debt reduction and refinancing transactions that collectively reduced our debt by $2.7 billion, representing the final reductions needed to fully repay the $4.0 billion of incremental debt incurred in 2020 due to the global COVID-19 pandemic.
*See the disclosures under the captions “ESG and Climate-Related Disclosures and Other Matters” and “Cybersecurity, Compliance, D&I, and Human Rights at Valero” above for more details on our recent accomplishments.

44	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

ESG AND EXECUTIVE COMPENSATION
Valero has continuously included quantitative environmental and safety performance measures within its Annual Incentive Bonus Program over the past 12 years. In 2020, the Annual Incentive Bonus Program was modified to reward additional ESG efforts and improvements. In 2021, we again strengthened the ties between executive compensation and ESG priorities through the addition of a quantitative Energy Transition measure to our long-term incentive program. The following table summarizes the ESG-related components of Valero’s executive compensation program for 2022. The details of each component and 2022 results are described further in the sections of this Compensation Discussion and Analysis titled “Annual Incentive Bonus,” and “Long-Term Incentive Awards,” respectively.

Compensation Program	Element	Weighting/ Impact	Key Characteristics
Annual Incentive Bonus (Short-Term Incentives)	Health, Safety and Environment Metric within the Operational Component	13.3 percent of annual bonus
•Consists of seven separately weighted measures featuring both “leading” and “lagging” indicators across three operational groups (separate from reportable segments): Refining, Ethanol, and Logistics
•Leading indicator metrics promote management behaviors including progress against pre-established criteria for inspections and action-items, which have proven to result in improved environmental and safety outcomes
•Lagging indicators include “Environmental Scorecard Incidents” measuring the number of incidents reportable to regulatory agencies*; and Tier 1 Process Safety Event Rate, which is a metric defined by the American Petroleum Institute (“API”) that looks at process safety events per 200,000 working hours

Annual Incentive Bonus (Short-Term Incentives)	Strategic Execution	20 percent of annual incentive bonus
•Includes “ESG Efforts & Improvements” as one of five key strategic areas
•Significant achievements are reported and performance is subjectively assessed on five ESG initiatives: Environmental Stewardship, Sustainability, Diversity and Inclusion, Compliance, and Corporate Citizenship and Community

Performance Shares (Long-Term Incentives)	Energy Transition Modifier	+/- 25 percentage points to final payout of the performance share component of long-term incentives
•Performance is assessed based on Valero’s progress in meeting the challenges and opportunities of expanding its low-carbon footprint, including (1) progress towards our publicly disclosed GHG emissions reduction/displacement targets, and (2) investment of growth CapEx attributable to Valero into low-carbon initiatives**

*In January of 2022, the Human Resources and Compensation Committee approved the addition of a severity/volume enhancer feature to the “Environmental Scorecard Incidents” metrics for the 2022 Annual Bonus Program. The details of this modification are described further in the section titled “Annual Incentive Bonus.”
**In February of 2023, due to having achieved the short-term 2025 goal early, the Human Resources and Compensation Committee approved a modification to our Energy Transition modifier to make the goals more challenging to achieve and continues on to our 2035 GHG reduction/displacement target. The Committee also approved a modification to the metric utilized in assessing Valero’s continued investment into low-carbon initiatives by expanding the timeframe assessed.

2023 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis—Detail
Adoption of Compensation Governance Best Practices
We use executive pay arrangements that are commonly recognized as best practices. Our executive pay program includes these leading practices.

PAY FOR PERFORMANCE
•Incentive compensation (Annual Incentive Bonus and long-term incentives) represents the majority (ranging from 76 percent to 89 percent) of the 2022 targeted direct compensation of our named executive officers.
•We target 50 percent of the long-term incentive value granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance, progress towards achievements in our low-carbon fuels growth strategy, and investment returns performance (for the final segment of the 2020 performance shares grant, as discussed below).

STOCKHOLDER ALIGNMENT
•We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.
•Our executive officers and directors are subject to meaningful Stock Ownership and Retention Guidelines, which were recently strengthened as discussed further under the caption “Stock Ownership and Retention Guidelines” below.
•We engage in stockholder outreach to solicit the input of stockholders to our pay programs, including participation by the members of our Human Resources and Compensation Committee (including the chair thereof), our Lead Director, members of our Sustainability and Public Policy Committee (including the chair thereof), and/or members of Valero’s executive management team. See “2022 Robust Say-On-Pay Engagement and Response” above for more information.
•100 percent of our long-term incentive opportunity is denominated in shares of stock.

PROGRAM DESIGN
•Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (relative TSR, linking the incentives to surpassing the TSR performance of our peers).
•We have maximum payout ceilings on both our annual incentive bonus opportunities and our performance shares.
•Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.
•Our executive pay design aligns with typical practices among Valero’s peers and in general industry.

PAY BENCHMARKING
•Valero’s revenues and market capitalization are within a reasonable range of the median revenues and market capitalization of the peer group of companies against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.
•We benchmark against the median pay levels of the peer group for each of base pay, annual incentive bonus, long-term incentives, and total target pay.

AVOID PROBLEMATIC PAY PRACTICES
•We have eliminated all change of control gross-ups for potential parachute excise taxes and maintain a policy against the implementation of change of control arrangements that contain gross-ups.
•We have a policy (i) stipulating that grants of performance shares contain “double trigger” terms and conditions for vesting in a change of control context such that performance shares will not automatically vest upon a change of control and (ii) that states that the Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares will vest on a partial, pro rata basis following termination of employment (rather than vesting automatically in full upon the change of control).
•Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

46	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•Our executive officers and directors are prohibited from pledging shares of our Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments that are designed to hedge or offset any decrease in the market value of our Common Stock.
•We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.
See “Compensation-Related Policies” below.

STRONG GOVERNANCE
•Our Human Resources and Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.
•Our Human Resources and Compensation Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.
•We conduct an annual say-on-pay vote as recommended by our stockholders.
•We have a declassified Board; all of our directors stand for re-election each year.
•Our Board has approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year.
•We currently have eleven independent directors (10 director nominees) who serve on four fully independent committees.
•Seven of the ten independent director nominees represent diversity of gender or race/ethnicity (including four women directors, three Black or African American directors, and one Hispanic or Latino director).
•Our bylaws grant proxy access to our stockholders.
•Our bylaws permit stockholders to call special meetings of stockholders.

In September of 2022, Valero’s Human Resources and Compensation Committee approved several prospective executive compensation program design enhancements, including:
•a performance scale design for future grants of performance shares in which achievement of target award requires relative TSR performance above the peer TSR median; and
•a cap on payouts for future grants of performance shares such that vesting cannot exceed target (100%) if Valero’s TSR is negative over the performance period.
In addition, in February of 2023, the Committee approved enhanced Stock Ownership and Retention Guidelines for senior executives such that stock ownership levels are now 50% higher than previous ownership levels, and require for more significant ownership levels (as a percent of salary) than the median levels among our peers and companies in the S&P 500.
See “2022 Robust Say-On-Pay Engagement and Response” above and “Stock Ownership and Retention Guidelines” below for more information.

Administration of Executive Compensation Program
Our executive compensation program is administered by our Board’s Human Resources and Compensation Committee. The Committee is composed of four independent directors from our Board (Mr. Weisenburger was appointed to the Committee following the approval of the Human Resources and Compensation Committee Report below). They do not participate in our executive compensation program. Policies adopted by the Committee are implemented by our compensation and benefits staff. In 2022, the Committee continued to retain Exequity LLP (“Exequity”) as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described below under the caption “Compensation Consultant Disclosures.”

PEER GROUP AND BENCHMARKING DATA
The Human Resources and Compensation Committee uses peer group compensation data to assess benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Committee uses the Compensation Comparator Peer Group (further described below) to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Comparator Peer Group
The Compensation Comparator Peer Group (applicable to 2022 salary, long-term incentive, and annual incentive bonus decisions) is composed of companies that either engage in U.S. domestic oil and gas operations or are large, complex companies from general industry that are representative of the scale and complexity of Valero’s operations.
The Compensation Comparator Peer Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues and market capitalization of the Compensation Comparator Peer Group are within a reasonable range of Valero’s revenues and market capitalization for the period covered in the pay study. Our understanding of this group’s compensation programs and levels is vitally important in order to remain competitive in the market for employee and executive talent.

Compensation Comparator Peer Group
Chevron Corporation	General Motors Company
ConocoPhillips*	Halliburton Company
Dow Inc.	HF Sinclair Corporation*
EOG Resources, Inc.*	Marathon Petroleum Corporation*
Exxon Mobil Corporation	Occidental Petroleum Corporation*
Ford Motor Company	Phillips 66*
*Also a member of the Performance Peer Group as described below.
Given Valero’s size and complexity, our employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group. The Compensation Comparator Peer Group was approved by the Human Resources and Compensation Committee in October 2021 when 2022 executive pay levels were initially considered and established according to the annual pay review process as described further under the caption “Process and Timing of Compensation Decisions.”
The Compensation Comparator Peer Group was also utilized in establishing 2022 long-term incentive targets and awards as described further under the caption “Long-Term Incentive Awards.” The Human Resources and Compensation Committee established the group after considering: (i) direct competitor companies with whom Valero would either seek out executive talent or must defend our own (includes independent refining and marketing and integrated oil and gas companies with large-scale refining operations, with some consideration for oil and gas exploration and production companies and oil field services companies if similar in scale and complexity); (ii) similarly complex organizations in peripheral industries within an appropriate and comparable size based on revenues and market capitalization (generally within the range of 50% to 250% of Valero’s); and (iii) companies generally employing typical U.S.-based approaches to executive pay and within a reasonable geographic proximity. In establishing the Compensation Comparator Peer Group, the Committee looked to position Valero within a reasonable range of the peer group median revenues and market capitalization.
Our compensation and benefits staff, under supervision of the Human Resources and Compensation Committee, develops recommendations for base salary, bonuses, and other compensation arrangements using the compensation survey data with assistance from Exequity. Our use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies that we compete with for executive talent. In addition, the competitive compensation survey data and analyses assist the Human Resources and Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Peer Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels.”

In September of 2022, the Committee prospectively approved changes to the Compensation Comparator Peer Group for use in making executive pay determinations applicable to fiscal year 2023. As was previously disclosed in a Form 8-K furnished to the SEC on September 26, 2022, the changes include the removal of Ford Motor Company and the addition of LyondellBassell Industries N.V. (“LyondellBassell”), Raytheon Technologies Corporation, and Lockheed Martin Corporation.
The changes to the Compensation Comparator Peer Group approved for 2023 as described above reflect an expansion of the peer group (from 12 to 14 companies) to ensure a more robust set of comparative data, inclusion of companies of similar scale and complexity from currently represented or additional peripheral industries, and with consideration of evolving business strategies of current or potential peer companies, which may be converging or diverging from Valero’s.

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Performance Peer Group
We use a different peer group for purposes of determining the relative performance of Valero’s TSR. We use this relative TSR metric in our performance shares incentive program (along with additional performance measures related to our Energy Transition modifier). The 2022 Performance Peer Group was selected based on the members’ engagement in U.S. domestic refining and marketing operations or due to the members’ strong stock price correlation with Valero’s.
Our use of different peer groups for compensation and performance is based on our belief that when measuring business performance, companies with a similar business model (or with similar operations within such business model) should be included. But we also recognize that comparing the performance of Valero’s operations with those of upstream and integrated oil and gas companies can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. Broader events such as the COVID-19 pandemic and the Russia-Ukraine conflict also affect companies differently, adding to the difficulty in formulating a peer group without anomalies in results. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.
In February of 2022, the Human Resources and Compensation Committee established a peer group for TSR measurement applicable to the 2022 awards of performance shares. Included in the peer group is the Energy Select Sector SPDR Fund (XLE) index, which serves as a proxy for stock price performance of the energy sector and includes companies with which we compete for capital. The change in the index price across the designated performance periods is measured as TSR. Valero is included in this peer group when results are calculated. In addition to Valero, the performance peer group for the 2022 awards is composed of the following nine companies and the XLE index.

Performance Peer Group (for Relative TSR Comparison)
ConocoPhillips*	Marathon Petroleum Corporation*
CVR Energy, Inc.	Occidental Petroleum Corporation*
Delek US Holdings, Inc.	PBF Energy Inc.
EOG Resources, Inc.*	Phillips 66*
HF Sinclair Corporation*	Energy Select Sector SPDR Fund (XLE)
*Also a member of the Compensation Comparator Peer Group as described previously.

In September of 2022, the Committee prospectively approved the addition of LyondellBassell to the Performance Peer Group beginning with the 2023 grant of performance shares.
LyondellBassell was added to the Performance Peer Group for the 2023 grant of performance shares because of its similarities to Valero in size, complexity, and exposure to commodity pricing volatility for both its products and feedstocks. LyondellBassell also helps balance the full portfolio of performance peers by helping ensure accountability of TSR performance both within the core downstream oil and gas sector, and also in adjacent sectors that face similar challenges and opportunities.

PROCESS AND TIMING OF COMPENSATION DECISIONS
The Human Resources and Compensation Committee reviews and approves all compensation targets for the named executive officers each year in conjunction with Valero’s annual strategic planning meeting (October or November) and reviews and approves all incentive compensation payments (Annual Incentive Bonus and Long-Term Incentives) in the first quarter of the fiscal year after the conclusion of previously approved performance periods. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. The Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to Valero, or for retention reasons. The compensation for the Chief Executive Officer is reviewed by the Human Resources and Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the independent directors’ evaluation of the Chief Executive Officer’s performance and contributions.
We evaluate the total compensation opportunity offered to each executive officer at least once annually. The Human Resources and Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive survey data provided by Exequity (and, as applicable, other factors described in this Compensation Discussion and Analysis), and recommendations from Valero’s CEO for other officers. The Human

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COMPENSATION DISCUSSION AND ANALYSIS

Resources and Compensation Committee also reviews competitive survey data for annual salary rates for executive officer positions for the next fiscal year and approves (or recommends to the other independent directors in the case of our CEO) new salary rates to become effective the next fiscal year. The Human Resources and Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions, or for retention or other strategic reasons. Our Human Resources and Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.
Elements of Executive Compensation
Our executive compensation program includes the following material elements.
We chose these elements to foster the potential for both current and long-term compensation opportunities and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our executive officers.
We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:
•to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis;
•to align executives’ pay opportunities with stockholder value creation; and
•to attract, motivate, and retain the best executive talent in our industry.
We believe that superior performance is motivated when an executive’s achievement of his or her full compensation opportunities is contingent on achieving performance results that exceed pre-established goals and/or outperforming peers.
Our annual incentive bonus program rewards are tied to:
•Valero’s attainment of key financial performance measures;
•Valero’s success in key operational and strategic measures;
•safe operations;
•environmental stewardship;
•reliable and efficient operations;
•returns to stockholders; and
•achievement of ESG goals.
Our long-term equity incentive awards are designed to tie executives’ financial reward opportunities with increased stockholder value creation as measured by:
•long-term stock price performance (both absolute and relative to the peer group);
•progress towards and achievements in our low-carbon fuels growth strategy; and
•payment of dividends.
Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. The long-term incentive awards in our compensation program include performance shares and restricted stock. We believe that incentives that

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drive stockholder value should also drive executive officer pay. We note that performance shares, when issued, do not assure a payout to the executive officer unless and until stockholder value is created through both company performance as measured through TSR relative to our peers and progress and achievements related to GHG emissions reduction/displacement and growth capital deployed for low-carbon initiatives. We also believe that executive officers should hold a significant equity stake in the company to further motivate the creation of stockholder value, and that retention of our industry-leading group of top executives is critical to our ongoing success, which is why we include awards of restricted stock in our long-term incentive program coupled with rigorous Stock Ownership and Retention Guidelines, which were recently made even more rigorous as described further under the caption “Stock Ownership and Retention Guidelines.”

BENCHMARKING COMPETITIVE PAY LEVELS
Our Human Resources and Compensation Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of competitive compensation survey data, and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, retention, and management succession planning). We also benchmark annual bonus, long-term incentive targets (expressed as a percentage of base salary), and total targeted pay for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Peer Group, and may make decisions to award above or below these targets based on individual circumstances (e.g., performance of the executive, internal parity, retention, and management succession planning). Preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout Valero.

THE ROLE OF INDIVIDUAL PERFORMANCE AND PERSONAL OBJECTIVES
The Human Resources and Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Board’s independent directors with recommendations from the Human Resources and Compensation Committee. For officers other than the CEO, individual performance and compensation are evaluated by the Human Resources and Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

RELATIVE SIZE OF MAJOR COMPENSATION ELEMENTS
An executive officer’s Total Target Pay is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “Total Target Pay” to refer to the sum of an executive’s base salary, targeted annual incentive bonus, and the target values of long-term incentive awards. The following graphics summarize the relative target pay mix of base salary and incentive compensation for 2022 for our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

When setting executive compensation, the Human Resources and Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.
The Human Resources and Compensation Committee analyzes Total Target Pay from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
Because we place a large amount of Total Target Pay at risk in the form of variable pay (annual incentive bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years. The Human Resources and Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay for performance philosophy.

BASE SALARIES
Base salaries for our named executive officers are approved by the Human Resources and Compensation Committee after taking into consideration median practices for comparable roles among the Compensation Comparator Peer Group companies. The Human Resources and Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board upon recommendation from the Committee.
Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salary changes resulting from the annual review are typically made effective on January 1. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

ANNUAL INCENTIVE BONUS
We believe that the achievement of short-term financial and operational performance objectives is critical to creating long-term stockholder value. The annual incentive bonus is designed to incentivize executives to achieve industry-leading results as reflected through business-critical financial, operational, and strategic performance measures. We continue as the premier operator in the liquid fuels manufacturing and marketing industry through disciplined execution of our strategic plan and daily focus on operational excellence by our employees and management team. The annual incentive bonus design guides and incentivizes this daily focus with particular emphasis on ensuring the safety and protection of our employees, contractors and communities. Our additional focus on operating our plants reliably and at the lowest cost facilitates our goal to maximize profitability across all margin environments.
The Human Resources and Compensation Committee considers the following to determine annual incentive bonuses for each officer:
•the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus;
•pre-established performance objectives that include a quantitative financial performance goal (Financial Performance Goal), operational performance goals (Operational Performance Goals), and qualitative objectives related to Valero’s long-term strategy (Strategic Execution) for the completed year, which are categorized under specific strategic areas including the disciplined use of capital, returns to stockholders, operational excellence, organizational excellence, and ESG efforts and improvement; and
•a qualitative evaluation of the individual’s performance.
Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration the Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals, as well as overall company performance and stockholder outcomes, as more fully described below.

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COMPENSATION DISCUSSION AND ANALYSIS

Financial Performance Goal
Weighted at 40 percent of the target Annual Incentive Bonus program, the Financial Performance Goal considered for our annual incentive bonus targets is EPS, adjusted for special items and impairments that are non-recurring and/or not indicative of our core performance. These adjustments have been consistently applied in recent years. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for such EPS performance in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2022 was $29.16 per share (versus a target of $4.51 per share), representing record adjusted EPS performance for Valero. The following table describes the adjustment to Valero’s 2022 EPS for purposes of the 2022 Financial Performance Goal:

Earnings per common share – assuming dilution	$29.04
Exclude: Gain on sale of an ethanol plant	($0.05)
Gain on early redemption and retirement of debt	($0.03)
Adjustment for Renewable Volume Obligations Modification	($0.20)
Adjustment for an environmental reserve associated with a non-operating site	$0.04
Adjustment for a pension settlement charge	$0.11
Adjustment for foreign withholding tax	$0.13
Adjustment for asset impairment loss	$0.12
Adjusted EPS for Financial Performance Goal	$29.16
The adjusted EPS target of $4.51 was established in the first quarter of 2022 based on Valero’s assessment of anticipated full-year market conditions. The $4.51 per share target represents an approximate 720% increase from the prior year (2021) adjusted EPS target of $0.55 and an approximate 61% increase from the prior year actual adjusted EPS performance. Valero’s $29.16 per share performance achieved in 2022 reflects record performance and greatly exceeded the adjusted EPS target of $4.51 due to historically strong refining margins resulting primarily from product demand surpassing pre-pandemic 2019 levels while global product supply remained constrained due to capacity reductions, elevated earnings in our renewable diesel segment due to expansion, excellent operational performance while running refineries above normal rates, and our continued focus on managing costs.
Operational Performance Goals
Operating safely and reliably is one of Valero’s highest priorities and is critically important to maximizing profitability as well as protecting our employees and communities. Furthermore, maintaining our position as one of the industry’s low-cost providers of essential liquid fuels supports our objective of delivering distinctive financial results and peer-leading returns to stockholders. With a combined weighting of 40 percent of our Annual Bonus Incentive program, the Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Committee in the first quarter of the performance year, are measured against the following equally weighted sub-components:
•Health, Safety, and Environment – Measures Valero’s achievements in the areas of health, safety, and environmental stewardship through an array of metrics, including environmental scorecard incidents, process safety incidents, reportable spills, and progress against certain inspection and audit tasks;
•Mechanical Availability – Measures Valero’s achievements in improving refining competitiveness through improved mechanical availability within our refineries; and
•Refining Cash Operating Expense Management – Measures Valero’s achievements in managing refinery operating costs, with a performance scale which generally reflects industry-wide performance comparisons.
These Operational Performance Goals are set at levels deemed to be challenging to achieve and reflective of industry-competitive performance, yet are reasonably attainable with strong performance. We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Human Resources and Compensation Committee. The three sub-components are further described in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Health, Safety, and Environment
Weighted at 13.33 percent of the of the Annual Bonus Incentive program, the Health, Safety, and Environment sub-component is comprised of seven unique and separately-weighted metrics as shown in the following table:

Metric	Description	Performance Indicator Type

Vessel/PSV Inspections	Number of vessel and pressure safety valve (PSV) inspections that are past-due	Leading
PHA Action Items > 2 Years (Non-Turnaround for Refining)	Number of corrective refining or logistics Process Hazard Analysis (PHA) action items identified through regulatory safety procedures reviews that are greater than 2 years old and are not yet completed	Leading
HSE Audit Past-due Items	Number of past-due items identified through comprehensive internal audits to ensure compliance with regulations, permits and Valero standards	Leading
Management Audits Percent	Percentage of ethanol audit items completed as identified through monthly safety and environmental program audits covering both work and confined space permitting, as well as ethanol loading	Leading
Environmental Scorecard Incidents	Number of incidents reportable to regulatory agencies	Lagging
Tier 1 API Process Safety Incidents/Rate	Number or rate of recordable safety incidents occurring in conjunction with a loss of process containment	Lagging
Reliability Events	Number of events causing an ethanol plant outage of greater than one-half day	Lagging

In January of 2022, the Human Resources and Compensation Committee approved the following modifications to the Health, Safety, and Environment sub-component for the 2022 Annual Incentive Bonus Program:
•Performance scales for each of the Vessel/PSV Inspection and Refining PHA Action Items > 2 years (Non-Turnaround) metrics were made even more difficult to achieve.
•The Environmental Scorecard Incidents metrics now include a severity/volume enhancer feature, which increases the number of incidents recorded for annual bonus purposes when severity or volume exceeds certain thresholds. With the application of the severity/volume enhancer, more significant environmental events now receive a higher weighting according to a three-level severity scale, making performance even more difficult to achieve.
The design of the Health, Safety, and Environmental sub-component includes both leading and lagging indicator metrics, which not only rewards our performance in objective measures of environmental and safety performance (as measured through the lagging indicator metrics), but also incentivizes disciplined adherence to the inspection, audit, and maintenance programs that are reflected in our leading indicator metrics. The ongoing performance improvement across many of our environmental and safety metrics (including refinery Environmental Scorecard Incidents and refinery Tier 1 API Process Safety Incidents/Rate metrics as demonstrated in the following charts), as well as our operational reliability, results from the implementation of and ongoing focus on our robust inspection, audit, and maintenance programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Valero believes that investment in and rigorous management of the operational programs reflected by the leading indicator metrics differentiates our performance within the liquid fuels manufacturing industry and directly resulted in the company-record health, environmental, and safety performances achieved over the past three years. Valero’s performance in 2022 for the Health, Safety, and Environment sub-component was 200 percent versus the target of 100 percent, and represents excellent performance.
Mechanical Availability
Weighted at 13.33 percent of the of the Annual Incentive Bonus program, the Mechanical Availability sub-component incentivizes reliable operations to minimize unplanned operational outages. The performance target and scale take into consideration Valero’s history of operational excellence as well as aggregated industry performance. We believe that operational reliability, as measured through Mechanical Availability, is critically important to achieving our core business objectives as described earlier. Excellent performance in this metric reflects our ability to avoid unplanned downtime, minimize environmental events, and successfully execute planned and unplanned refinery maintenance. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for Mechanical Availability in the first quarter of the performance year. Valero’s performance in 2022 was 96.8 percent availability, which results in 158.33 percent performance versus the target of 96.2 percent. The graph below reflects Valero’s sustained highly-reliable operations:

Mechanical Availability
(Three-Year Rolling Average)
96.6%
96.7%
96.8%
97.0%
97.1%
97.2%
97.1%
97.1%
97.1%
2014
2015
2016
2017
2018
2019
2020
2021
2022

Refining Cash Operating Expense Management
Weighted at 13.34 percent of the of the Annual Incentive Bonus program, the Refining Cash Operating Expense Management sub-component incentivizes the management of non-energy expenses within the refining operations group. The performance scale for Refining Cash Operating Expense Management is reflected in dollars per Equivalent Distillation Capacity (“$/EDC”) in order to normalize results amongst different-sized plants, and is established based on the scoring methodology from the industry-standard Solomon Associates survey, which allows for comparison to aggregated industry performance. Valero seeks to maintain its position as one of the industry’s low-cost providers through disciplined cost-management practices. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for Refining Cash Operating Expense Management in the first quarter of the performance year. Valero’s performance in 2022 was $117/EDC availability, which results in 200 percent performance versus the target of $127/EDC, and is considered first quartile industry performance.
Valero’s overall performance score for 2022 for the Operational category was 74.45 percent (representing performance at 186.11 percent of the target score of 40.00 percent). Achievement at this level reflects best-in-class operational performance. For additional details on Valero’s 2022 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals and Achievements” table that follows in this section.

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COMPENSATION DISCUSSION AND ANALYSIS

Strategic Execution
This component, with a weighting of 20 percent of the Annual Incentive Bonus program, includes evaluation by the Human Resources and Compensation Committee of accomplishments related to a comprehensive array of strategic initiatives, which contribute to the overall success of Valero during the year and support Valero’s long-term strategy. The strategic objectives relating to this component are listed in the following table along with progress and a select listing of key accomplishments for 2022. Based on Valero’s exceptional progress on key initiatives, along with excellent performance and accomplishments across all five of the strategic areas, The Human Resources and Compensation Committee elected to score performance for 2022 for this category at 200 percent of target.

Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments
Returns to Stockholders	•Return cash to stockholders through dividends and stock buybacks
•Returned $6.1 billion to stockholders in 2022 through dividends (~$1.6 billion) and stock buybacks (~$4.6 billion)
•Reduced debt by $2.7 billion through a series of debt reduction and refinancing transactions, which fortified our balance sheet and facilitated further returns to stockholders

Disciplined Use of Capital	•Balanced utilization of sustaining and growth capital vs. target	•Almost 50 percent of growth CapEx attributable to Valero was allocated to low-carbon initiatives in 2022 (as discussed further below)
Operational Excellence	•Execution of capital projects and turnarounds	•Completed new renewable diesel plant in Texas ahead of schedule and under budget
	•Margin improvement and market expansion	•Renewable diesel production capacity expanded to approximately 1.2 billion gallons per year
	•Cost management and expense control	•Exceeded $150 million in newly-identified cost avoidance and savings
Organizational Excellence	•Strategic communications
•Engagement efforts with ESG indices resulted in the selection for inclusion of Valero in multiple ESG indices, including S&P 500 ESG Index, MSCI USA ESG Select Index, and others
•Named by Institutional Investor magazine as among its “Most Honored Companies,” based on results across several categories of its 2023 All-America Executive Team rankings
•Honored by S&P Global with awards for: Energy Company of the Year, Deal of the Year Strategic, and Corporate Impact Award Sustained Commitment

	•Succession planning and leadership development	•29 percent of Key Talent / Succession group received a developmental or promotional job change during 2022 with 100 percent of executive-level roles filled by internal promotions
•Innovation
•Progress in development of low-carbon opportunities in sustainable aviation fuel, low-carbon hydrogen, renewable naphtha, fiber cellulosic ethanol, tailpipe CO2 onboard capture system, and other technologies

	•Public policy	•Supported aspects of the Build Back Better legislation benefiting Valero through biodiesel, sustainable aviation fuel, clean fuel production, and carbon capture tax credits

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Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments
Environmental, Social and Governance (ESG) Efforts & Improvement*	•Environmental stewardship	•Enhanced real-time ambient air monitoring at many of our refineries •Obtained third-party limited assurance on accuracy and reliability of our GHG emissions disclosures
•Sustainability
•Published 2022 TCFD Report, including Solomon’s conclusion that Valero’s overall refining portfolio would be resilient under the assumptions of the IEA’s Net-Zero 2050 Scenario as applied by it
•Published 2022 ESG Report, which includes our 2022 SASB Report on 2021 performance
•Updated our climate-lobbying report and website disclosures, including our climate-lobbying alignment analysis of Valero’s trade associations as discussed therein
•Disclosed Net Scope 3 Intensity metric

•Diversity and inclusion
•Hosted most diverse summer internship class in company history (43 percent women, 43 percent minority)
•Expanded Board diversity with more than 60 percent of current independent directors (and 70 percent of our 2023 independent director nominees) now representing gender or racial/ethnic diversity
•Published our EEO-1 report (included within our 2022 ESG Report)

	•Compliance	•Completed assessments of our Third-Party Risk Management programs, as well as our Data Privacy programs •Updated numerous key corporate policies to ensure integration of compliance best practices
•Corporate citizenship and community
•Commissioned a third-party Environmental Justice audit to assess opportunities for enhancing relationships with and support for Valero’s racial equity and environmental justice commitments and refinery fenceline communities
•Record fundraising for Valero-sponsored Benefit for Children fundraising event associated with the Valero Texas Open of $22 million distributed to children’s charities

*See the disclosures under the captions “ESG and Climate-Related Disclosures and Other Matters” and “Cybersecurity, Compliance, D&I, and Human Rights at Valero” above for more details on our recent accomplishments.

2023 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

Valero’s Achievement of Performance Goals for 2022
The following table details the performance targets and final results of Valero’s achievements in 2022 for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals.
Annual Incentive Bonus Performance Goals and Achievements

Component	Weighting	Minimum	Target	Maximum	Achieved in 2022	Bonus Percent Earned (1)
Financial Performance Goal
I.EPS, adjusted ($/share)	40.00%	$1.12	$4.51	$9.02	$29.16	80.00%
Operational Performance Goals
II.Health, Safety, and Environmental (2)	13.33%	0.00%	100.00%	200.00%	200.00%	26.66%
III.Mechanical Availability	13.33%	95.6%	96.2%	97.6%	96.8%	21.11%
IV.Refining Cash Operating Expense Management (3) ($/EDC)	13.34%	$150	$127	$118	$117	26.68%
Subtotal	40.00%				subtotal	74.45%
Strategic
V.Strategic Execution (4)	20.00%	0.00%	100.00%	200.00%	200.00%	40.00%
Total	100.00%	Calculated Bonus Achievement:				194.45%
	Additional Credited Achievement Due to Record EPS and Operational/Strategic Execution:					5.55%
		Final Bonus Achieved and Total Payout:				200.00%
Footnotes:
(1)Represents performance achieved in 2022 and component percent weighting.
(2)Consists of seven separately weighted HSE metrics across three operational groups with an aggregated performance score opportunity ranging from zero percent to 200 percent (see “Operational Performance Goals – Health, Safety, and Environment” for details).
(3)Using the Cash Operating Expense per EDC (Equivalent Distillation Capacity) metric as reported in the industry-standard Solomon Associates survey in which “Target” represents median performance (lower is better).
(4)As established by the Human Resources and Compensation Committee in consultation with the CEO, it includes a qualitative assessment of progress against a comprehensive array of strategic initiatives. Performance “achieved” was at 200 percent of target.
The Human Resources and Compensation Committee viewed the record-breaking level of adjusted EPS, together with management’s continued exceptional performance on all other aspects of operational and strategic execution, to merit additional consideration under the 2022 annual incentive bonus program. In particular, adjusted EPS in 2022 was more than three times the maximum pre-established goal, more than six times the targeted objective, and illustrates the positive impact of Valero’s comprehensive liquid fuels strategy. Based on this historic level of over-achievement, the Committee deemed the overall 2022 annual bonus to have been achieved at the 200% maximum level. The Committee believes its ability to exercise prudent judgment and exercise either positive or negative discretion to incentive awards to align the payout with the overall company performance and stockholder outcomes is a key element of the program design and governance.

Valero’s excellent Annual Incentive Bonus achievement reflects best-in-class operational execution, record earnings and stockholder returns, and excellent progress in executing key areas of Valero’s strategy.
The final 2022 bonus amounts paid to our named executive officers were determined primarily as a function of: (i) Valero’s performance as measured against the financial, operational, and strategic execution goals; and (ii) the Human Resources and Compensation Committee’s assessment of the named executive officers’ individual performance, company performance, and stockholder outcomes in 2022.

58	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the 2022 bonus amounts paid to our named executive officers:

	Gorder	Riggs	Fraser	Simmons	Thomas
Base Salary (1)	$1,800,000	$1,015,000	$875,000	$725,000	$690,000
Bonus Target Percentage (2)	160%	110%	100%	100%	80%
Bonus Target Amount (3)	$2,880,000	$1,116,500	$875,000	$725,000	$552,000
Bonus Percentage Achieved (4)	200.00%	200.00%	200.00%	200.00%	200.00%
Earned Target Incentive Bonus (5)	$5,760,000	$2,233,000	$1,750,000	$1,450,000	$1,104,000
Bonus Amount Paid (6)	$5,760,000	$2,233,000	$1,750,000	$1,450,000	$1,104,000
Footnotes:
(1)Base salary is the officer’s base salary at December 31, 2022.
(2)Bonus target as a percentage of base salary.
(3)Determined by multiplying “Bonus Target Percentage” times “Base Salary.”
(4)Valero’s performance score for “Bonus Percentage Achieved” was 200.00 percent as detailed in the previous table.
(5)Determined by multiplying “Bonus Target Amount” times “Bonus Percentage Achieved.”
(6)As disclosed in the Summary Compensation Table. The actual amount paid was determined primarily based on: (i) Valero’s performance as measured against financial, operational, and strategic goals, and (ii) the Committee’s assessment of the NEO’s individual performance, company performance, and stockholder outcomes in 2022.

LONG-TERM INCENTIVE AWARDS
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan, our 2020 Omnibus Stock Incentive Plan (“2020 OSIP"). The 2020 OSIP provides for a variety of stock and stock-based awards, including performance shares that vest (become non-forfeitable) contingent upon Valero’s achievement of objective performance goals, and restricted stock which vests over a period (at least three years) determined by the Committee. Annual long-term incentive awards were granted to named executive officers in February of 2022 under the 2020 OSIP.
For 2022, the mix of long-term incentives targeted to be awarded to our named executive officers was split evenly, on a share value basis, between grants of restricted stock and awards of performance shares. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through the annual incentive bonus program and restricted shares, and the relative performance objectives underscored by the relative TSR component of performance shares (which also have an Energy Transition modifier to incentivize progress against Valero’s low-carbon fuels growth strategy), is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the TSR performance of the other members of the Performance Peer Group listed above under the caption “Administration of Executive Compensation Program—Peer Group and Benchmarking Data—Performance Peer Group,” and also achieve or exceed performance targets associated with our low-carbon fuels growth strategy as described below under the caption “Performance Shares—Energy Transition Modifier.”
For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Human Resources and Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, retention, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Human Resources and Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

2023 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives
(Share mix based on Value)
50%
50%
Restricted Stock
Performance Shares

When administering long-term incentives awards, the number of shares awarded to our named executive officers for each of restricted stock and performance shares is determined by multiplying the value granted to the named executive officer times the average closing stock price of the 15 consecutive trading days ending the day before the grant date. The values disclosed in the Summary Compensation Table and “Grants of Plan-Based Awards” table for long-term incentives are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions, including long-term incentives. The following table summarizes the targeted 2022 long-term incentive amounts awarded to our named executive officers:

	Gorder	Riggs	Fraser	Simmons	Thomas
Base Salary (1)	$1,800,000	$1,015,000	$875,000	$725,000	$690,000
LTI Target Percentage (2)	630%	475%	425%	325%	230%
LTI Target Value (3)	$11,340,000	$4,821,250	$3,718,750	$2,356,250	$1,587,000
Restricted Stock Value Granted (4)	$5,670,000	$2,410,625	$1,859,375	$1,178,125	$793,500
Performance Shares Value Granted (4)	$5,670,000	$2,410,625	$1,859,375	$1,178,125	$793,500
Total LTI Value Granted	$11,340,000	$4,821,250	$3,718,750	$2,356,250	$1,587,000
Footnotes:
(1)Base salary is the officer’s base salary as of the award grant date of February 22, 2022.
(2)Long-term incentives target as a percentage of base salary.
(3)Determined by multiplying “LTI Target Percentage” times “Base Salary.”
(4)Represents 50 percent of the Total LTI Value Granted.

60	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Performance Shares
For 2022, performance share targets represent a 50 percent allocation of each executive’s long-term incentive target on a share value basis. The values disclosed in the Summary Compensation Table for performance shares are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions (these differences are further described under the caption “Elements of Executive Compensation – Summary”). Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of (i) TSR objectives (measured in relation to the TSR of our peers), and (ii) achievement of low-carbon fuels growth strategy objectives including (1) progress towards our publicly disclosed global refinery Scope 1 and 2 GHG emissions reduction/displacement targets (GHG emissions reduction/displacement vs. target), and (2) investment of growth capital into low-carbon initiatives (low-carbon investments as a percent of growth CapEx attributable to Valero). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to potential forfeiture if an executive terminates his or her employment prior to vesting. The performance shares awarded in 2022 are subject to vesting in three increments with the following award design. The primary performance measure is relative TSR versus a peer group, which is weighted at 100 percent. After preliminary vesting has been determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics (GHG emissions reduction/displacement vs. target and low-carbon investments as percent of growth CapEx attributable to Valero) is applied, with each metric either adding or subtracting 12.5 percentage points to the preliminary vesting percentage, depending on performance. Overall final performance vesting is capped at 200 percent of target.

In September of 2022, Valero’s Human Resources and Compensation Committee prospectively approved the implementation of a cap on payouts for future grants of performance shares such that vesting cannot exceed target (100%) if Valero’s TSR is negative over the performance period, regardless of potential over-performance versus peers.
TSR Metric. Our relative TSR performance is compared to our peer group throughout the overall three-year performance period. Performance periods measure TSR based on the average closing stock prices for the final 15 trading days of December at the beginning and end of the performance periods, including dividends (except for the XLE index, for which the change in the index price across the designated performance periods is measured as TSR). At the end of each performance period, our TSR for the period is compared to the TSR of our Performance Peer Group.
Relative TSR Performance Scale (Percent of Target Shares Earned)

	200%	200%	175%	150%	125%	100%	75%	50%	25%	0%	0%
Relative Rank	1	2	3	4	5	6	7	8	9	10	11
NOTE: Shown as applied to the 11-company “Performance Peer Group” referenced under the caption “Administration of Executive Compensation Program–Peer Group and Benchmarking Data,” inclusive of Valero.
As demonstrated in the graphic above, the number of shares of Common Stock earned is calculated based on Valero’s TSR performance versus the peers’ TSR. If Valero’s relative TSR ranking equals the median of the peer group, 100 percent of the target shares are earned; if Valero ranks in the first or second position among the peers, 200 percent of the target shares will be earned; if Valero ranks in the last or second-to-last position among the peers, zero percent of the target shares will be earned. TSR performance ranking between the second and second-to-last positions will result in payouts determined by straight-line interpolation (unless Valero’s TSR rank equals the median in which case 100 percent of the target shares will be earned). The shares earned based on Valero’s relative TSR performance represents the preliminary performance sub-total (see results calculation example below).

In September of 2022, Valero’s Human Resources and Compensation Committee prospectively approved a performance scale design change for future grants of performance shares that targets relative TSR performance to be above median of the peers.

2023 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

Energy Transition Modifier. In order to underscore the importance of achieving important climate-related objectives, in February of 2021 an Energy Transition performance measure was added to the performance share design as a supplemental performance-based objective. The Energy Transition modifier was again incorporated into the Performance Shares granted in February of 2022. In determining performance share payouts for this measure, the Human Resources and Compensation Committee considers Valero’s progress in advancing its low-carbon fuels growth strategy, including (i) assessing Valero’s progress towards its publicly announced Scope 1 and 2 global refinery GHG emissions reduction/displacement goals vs. an annual target and (ii) assessing management’s deployment of growth capital on low-carbon initiatives vs. an annual target. Further details regarding our refinery GHG emissions reductions/displacements targets are set forth in our 2022 ESG Report and the SASB Report included therein.
The table below more fully details the two components of the Energy Transition modifier established for applicable Performance Shares segments with performance periods ending in 2022 (segment one of the 2022 grant, segment two of the 2021 grant, and segment three of the 2020 grant), including the performance targets as approved by the Human Resources and Compensation Committee.

Adjustment to PS Sub-Total
Metric	Description	Target	If Meet or Exceed	If Fail to Meet
Global Refinery Scope 1 and 2 GHG Emissions Reduction/Displacements vs. Target	Final 2022 GHG emissions reductions and displacements results (compared to 2011 levels) meets or exceeds the target	≥ 44.0%*	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points
Low-carbon Investments as a Percent of Growth CapEx attributable to Valero	Final 2022 percentage of growth capital spent on low-carbon initiatives meets or exceeds the target	≥40.0%	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points

*Represents the minimum of the target range (44.00% to 63.00%) of global refinery Scope 1 and 2 emissions reduction/displacements to be achieved in the target year.
The targets established for each of the Energy Transition modifier metrics reflect Valero’s commitment to the continued growth of our low-carbon fuels businesses and to ensuring sufficient progress is being made towards our publicly disclosed commitment of reducing and displacing refinery GHG emissions by 63% by 2025 and 100% by 2035.
How It Works. The Energy Transition performance measure serves as a modifier to the preliminary sub-total performance results as determined at the end of the performance period for the primary performance metric(s) of the applicable performance shares grant (for the 2022 and 2021 grants, relative TSR only; for the 2020 grant, relative TSR and Return on Invested Capital (“ROIC”), as described in our investor presentation available on our website). If performance exceeds target in both of the Energy Transition metrics, 25 absolute percentage points are added to the preliminary sub-total performance results for additional shares earned (though not to exceed the 200 percent overall performance vesting cap). If performance exceeds target on one metric but fails to meet target on the other, no change is made to the preliminary sub-total performance results. If both metrics fail to meet target, 25 absolute percentage points are subtracted from the preliminary sub-total performance results to reduce the shares earned.
Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the aggregated common shares earned (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s relative TSR, ROIC (if applicable), and low-carbon fuels growth strategy performance, and is paid (in shares of Common Stock) only when the underlying performance shares vest (see results calculation example below).

62	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Example Calculation of Performance Shares Earned
Target Performance Shares Granted: 1,000

Component	Target Performance Shares <A>	Performance Result	Performance Outcome <B>	Component Weighting    	Sub-total of Common Stock (A x B x C)
Relative TSR	1,000	Ranked 4th of 11	150%	100%	1,500
Energy Transition: GHG Emissions Reductions/ Displacements	1,000	Exceeded Target	+ 12.5%	N/A	125
Energy Transition: Low-Carbon Investments as Percent of Growth CapEx attributable to Valero	1,000	Exceeded Target	+ 12.5%	N/A	125
Aggregate Common Stock Earned					1,750

Aggregate Common Stock Earned <D>	Accumulated Dividends Per Share During the Performance Period <E>		FMV on Date of Vesting <F>	Additional Shares of Common Stock (D x E ÷ F)
Dividend Equivalent Shares	1,750	$7.28	$75.00	170
Total Shares of Common Stock Earned				1,920

In order to facilitate executives’ payment of taxes due upon performance shares without selling shares earned, executives can designate up to 50 percent of the value of the after-tax vested shares of Common Stock to be delivered in cash. If a cash payment is elected, the total number of after-tax shares to be delivered is multiplied by the fair market value of the Common Stock on the performance shares’ vesting date, and the product is multiplied by the cash payment election percentage designated by the award recipient. The resulting amount is paid in cash, with the remainder paid in shares of Common Stock.
Valero utilizes a three-year ratable vesting schedule for performance shares in order to align executives’ realized pay as delivered through performance shares with the most appropriate representation of company performance over the duration of the three-year performance period when compared to companies in the Performance Peer Group (and as measured through relative TSR). The volatile nature of commodity pricing that characterizes our primary feedstocks, as well as the resulting fuels and other products that are sold to customers, can result in significant swings in short-term product margins and company earnings. Valero’s ratable vesting schedule helps eliminate the risk of a payout that is disproportionately influenced (either positively or negatively) by short-term stock swings caused by these disruption events occurring at either the font-end, back-end or both, which can occur in a single segment three-year cliff vesting model.
Segments for four separate performance shares grants (granted in 2019, 2020, 2021, and 2022) had performance periods ending December 31, 2022, and vested in January of 2023. Each vesting segment utilized relative TSR as a performance metric. Vesting segments from 2020, 2021, and 2022 grants also included the Energy Transition metrics and the segment vesting from the 2020 grant additionally included ROIC versus a target.

2023 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance Shares Grant - The design for Performance Shares granted in 2019 includes one metric: relative Total Shareholder Return (TSR) versus a peer group, weighted at 100 percent. Final vesting percentage for the segment ending in 2022 is as follows:

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2019 (Final of 3 segments)	5 of 11	125.0%
2020 Performance Shares Grant - The design for Performance Shares granted in 2020 included two metrics: relative TSR versus a peer group, weighted at 75 percent, and 3-year average ROIC, weighted at 25 percent. After preliminary vesting is determined based on relative TSR performance and ROIC performance, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final vesting percentage for the segment ending in 2022 is as follows:

Performance Shares Grant (Year & Segment)	Metric	Result	Weighting	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2020 (Final of 3 Segments)	Relative TSR Ranking	5 of 11	75%	125.00%
	3-Yr Avg ROIC	15.32%*	25%	200.00%
Preliminary Vesting Percentage of Target (after applying weighting):				143.75%
		Results		Percent Added/Subtracted
Energy Transition Modifier		Both metrics exceeded target threshold**		+25.00%
Final Vesting Percentage of Target				168.75%
*Represents performance against target 3-year average ROIC of 9.50% and maximum performance of 10.75%.
**Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2022, is set forth below under the heading “2022 Energy Transition Modifier Results.”
2021 and 2022 Performance Shares Grants - The design for Performance Shares granted in 2021 and 2022 includes one metric: relative TSR versus a peer group, weighted at 100 percent. After preliminary vesting is determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final vesting percentage for the segments ending in 2021 and 2022 are as follows:

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2021 (2nd of 3 Segments)	7 of 11	75.00%
Preliminary Vesting Percentage of Target:		75.00%
	Results	% Added/Subtracted
Energy Transition Modifier	Both metrics exceeded target threshold*	+25.00%
Final Vesting Percentage of Target		100.00%
*Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2022, is set forth below under the heading “2022 Energy Transition Modifier Results.”

64	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2022 (1st of 3 Segments)	6 of 11	100.00%
Preliminary Vesting Percentage of Target:		100.00%
	Results	% Added/Subtracted
Energy Transition Modifier	Both metrics exceeded target threshold*	+25.00%
Final Vesting Percentage of Target		125.00%
*Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2022, is set forth below under the heading “2022 Energy Transition Modifier Results.”
2022 Energy Transition Modifier Results - As described previously under the heading “Energy Transition Modifier,” after preliminary vesting of performance shares is determined, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final Energy Transition modifier results for the performance periods ending in 2022 are as follows:

	Metric	Target	Results	% Added/Subtracted
Energy Transition Modifier	Global Refinery Scope 1 and 2 GHG Emissions Reduction/Displacements vs. Target*	≥44.00%**	Exceeded the upper end of the target	+ 12.50%
	Low-carbon Initiatives as Percent of Growth CapEx***	≥40.00%	Exceeded the target	+ 12.50%
Total % Added/Subtracted				+25.00%
*Further details regarding our GHG emissions reductions/displacement goals for 2025 and 2035 are set forth in our 2022 ESG Report and the SASB Report included therein.
**Represents the minimum of the target range (44.00% to 63.00%) of global refinery Scope 1 and 2 emissions reduction/displacements to be achieved in the target year.
***Reflects growth CapEx attributable to Valero as described and reconciled in our Annual Report on Form 10-K for the year ended December 31, 2022 (referred to as growth capital investments in the Form 10-K).
In 2022, due to the early completion and start-up of renewable diesel plants in Louisiana and Texas as well as reductions of GHG emissions, our performance exceeded our short-term 2025 goal of reducing/displacing refinery GHG emissions by 63% - which is three years ahead of schedule. On February 23, 2023, due to having achieved the short-term 2025 goal early, the Human Resources and Compensation Committee approved a modification to our Energy Transition modifier to make the goals more challenging to achieve. This newly elevated performance threshold requirement applies to performance shares that are tied to achievement of our 2035 GHG emissions reduction/displacement target. This Energy Transition modifier will be applied to the 2023 annual grant of performance shares awarded to officers and also to the unvested segments of 2021 and 2022 performance shares grants with performance periods ending December 31, 2023. The higher performance threshold, which now requires GHG emissions reductions and displacements performance to exceed 63% in order to receive additional shares, incentivizes continued progress towards our 2035 goal of reducing and displacing 100% of refinery GHG emissions and demonstrates prudent target setting in support of ongoing incremental performance achievements related to our low-carbon fuels growth strategy. See also “ESG and Executive Compensation” above.
The vesting outcomes for Valero’s previously granted and outstanding performance shares which had performance periods ending on December 31, 2022 effectively demonstrates the alignment of Valero’s long-term incentive program to the interests of Valero’s stockholders.
Restricted Stock
Restricted stock targets represent the remaining 50 percent of each executive’s long-term incentive target on a share value basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting (other than upon eligible retirement, death, or following a qualified voluntary termination following a change of control). Dividends are paid on shares of restricted stock as and when dividends are declared and paid on Valero’s outstanding Common Stock.

2023 PROXY STATEMENT	65

COMPENSATION DISCUSSION AND ANALYSIS

Our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

PERQUISITES AND OTHER BENEFITS
Consistent with our goal of providing compensation and benefits that are generally aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, federal income tax preparation, home security protection, medical concierge services, and an annual health examination, and are also eligible to receive an annual allowance for the purchase of specified health and welfare benefits, personal liability insurance coverage, excess individual long-term disability insurance coverage, and the accompaniment of Valero security personnel at certain public events. We also occasionally permit certain limited non-business use of Valero’s corporate facilities and corporate aircraft, including, for example, for a spouse to accompany an officer on certain travel. Use of corporate aircraft is subject to our corporate aircraft policy and is reviewed annually by our Chief Compliance Officer. Additionally, in connection with certain corporate meetings and functions, we often provide certain items such as meals, entertainment and small gifts (such as travel bags and golf vests) that are not directly related to the business purpose of the meeting or function. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.
In determining the total compensation payable to our named executive officers, the Human Resources and Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. We believe the benefit Valero receives from providing these perquisites significantly outweighs the cost of providing them. The Human Resources and Compensation Committee also periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices. For more information about these perquisites, including their reportable values based on the incremental costs to us, see the “All Other Compensation” column of the Summary Compensation Table and related footnotes.
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and certain supplemental benefit plans chosen and paid for by employees who desire additional coverage.
Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

POST-EMPLOYMENT BENEFITS
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (“SERP”), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans. These plans are further described in the disclosures under the caption “Executive Compensation—Post-Employment Compensation.”
Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus to a specified date, at least three years after the year of the deferral election. Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year. We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits, if ever granted, will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefit Plans Administrative Committee.

66	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”
Change of Control Severance Arrangements
We have change of control severance agreements with each of our named executive officers. The agreements are generally aligned with typical practices and are intended to assure the continued availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Accounting and Tax Treatment

ACCOUNTING TREATMENT
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (i) the requisite service period of each award, or (ii) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the vesting period established in the award. Specific components of our stock-based compensation programs are discussed in Note 13 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2022.

TAX TREATMENT
Section 162(m) of the Internal Revenue Code of 1986 generally limits the deductibility of compensation paid to certain top executives to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. However, the enactment of the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. We believe that outstanding stock options continue to qualify as performance-based compensation under the grandfather rules provided under the Tax Cuts and Jobs Act of 2017.
Prospectively, for pay vehicles granted and earned in 2020 and beyond, the Tax Cuts and Jobs Acts of 2017 eliminated the deductibility of most components of pay to certain top executives to the extent that such pay exceeds $1 million in a year. Consistent with Valero’s historic approach to deductibility under former Section 162(m), the Committee will continue to exercise flexibility and discretion in determining whether any given form of pay should be designed and administered to qualify for full deductibility.
Compensation-Related Policies

POLICY ON VESTING OF PERFORMANCE SHARES UPON CHANGE OF CONTROL OF VALERO
Our Board has adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Human Resources and Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

2023 PROXY STATEMENT	67

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION CLAWBACK POLICY
Under our Policy on Executive Compensation in Restatement Situations, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

STOCK OWNERSHIP AND RETENTION GUIDELINES
We have adopted stock ownership and retention guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Common Stock equal in value to at least five times their annual cash retainer. Officers and non-employee directors have five years after becoming subject to the guidelines to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.
As of December 31, 2022, our officers were required to meet the applicable guidelines stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
As of December 31, 2022, all NEOs, including the Chief Executive Officer, met the stock ownership requirements as described.

In February of 2023, after consideration of feedback received from stockholder engagements in 2022, an analysis of market practices as provided by the Committee’s independent compensation consultant, and in the interest of ensuring the guidelines support the appropriate alignment of Valero officers’ equity compensation with the long-term interests of stockholders, the Human Resources and Compensation Committee recommended and the Board approved a 50 percent increase to the Stock Ownership and Retention Guidelines for senior executives.
The guidelines applicable to our officers as of February 23, 2023 stated below require more ownership than median practices among our peers, and more broadly, among S&P 500 companies.

Officer Position	Value of Shares Owned
Chief Executive Officer	7.5x Base Salary
President	4.5x Base Salary
Executive Vice Presidents	3.0x Base Salary
Senior Vice Presidents	1.5x Base Salary
Vice Presidents	1.0x Base Salary

68	2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION CONSULTANT DISCLOSURE POLICY
Per the terms of our Compensation Consultant Disclosure Policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Human Resources and Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

PROHIBITION AGAINST HEDGING AND PLEDGING
Our policies prohibit our directors, officers, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded third-party options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. In addition, our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Human Resources and Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Documents.

INSIDER TRADING POLICY
Our Securities Trading Policy prohibits our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The following Human Resources and Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under “Compensation Discussion and Analysis” above. Based on that review and discussion, the Human Resources and Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and also be incorporated by reference into our Annual Report on Form 10-K for the period ended December 31, 2022.
Members of the Human Resources and Compensation Committee:
Rayford Wilkins, Jr., Chair
Philip J. Pfeiffer
Robert A. Profusek

2023 PROXY STATEMENT	69

COMPENSATION CONSULTANT DISCLOSURES

Our Human Resources and Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the committee. Valero is obligated to provide appropriate funding for the committee’s retention of a consultant, counsel, or adviser.
In 2022, the committee retained Exequity LLP as an independent compensation consultant. The Human Resources and Compensation Committee directed Exequity to provide to the committee objective expert analysis and independent advice regarding executive and director compensation. For the 2022 executive and director compensation services rendered to the committee, Exequity earned professional fees of $343,490. Exequity did not provide other consulting services to the Human Resources and Compensation Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under the SEC’s rules and the NYSE’s listing standards.
During 2022, Exequity’s executive and director compensation consulting services included:
•assistance with our 2022 say-on-pay engagement and response;
•assistance with establishing our overall executive compensation philosophy in light of our business strategies;
•assistance with selecting peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;
•assessment of competitive pay for our executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;
•assessment of, and recommendations for, our annual incentive bonus program;
•assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including (i) the design of an appropriate mix of equity incentive vehicles, (ii) determination of performance measures and measurement techniques, and (iii) determination of competitive equity grant guidelines consistent with our overall pay philosophy;
•updates on trends and developments in executive compensation, new regulatory issues, and best practices;
•assessment of competitive pay for our directors; and
•assistance with proxy statement disclosures.

70	2023 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding our equity compensation plans as of December 31, 2022.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)(2)
Approved by stockholders:
2020 Omnibus Stock Incentive Plan	414,725 (3)	—	12,747,181
2011 Omnibus Stock Incentive Plan	238,012 (4)	44.40	—
Not approved by stockholders:
none	—	—	—
Total	652,737	44.40	12,747,181
Footnotes:
(1)With respect to the 2020 OSIP, the weighted-average exercise price cannot be calculated because all of the outstanding awards under the plan are performance shares and stock units, neither of which has an exercise price. For the 2011 Omnibus Stock Incentive Plan (“2011 OSIP”), the amount stated in column (b) represents the weighted-average exercise price of outstanding stock options; the amount stated does not include performance shares and stock units because they do not have an exercise price.
(2)On April 30, 2020, our stockholders approved our 2020 OSIP and, as a result, effective as of such date no further awards will be made under our 2011 OSIP. Securities available for future issuance under the 2020 OSIP can be issued in various forms, including but not limited to restricted stock, performance shares, stock unit awards, and stock options. The total number of securities remaining available for issuance under the 2020 OSIP as of December 31, 2022, includes shares of Common Stock previously subject to awards under the 2011 OSIP that, between April 30, 2020, and December 31, 2022, were forfeited, terminated, canceled or rescinded, settled in cash in lieu of Common Stock, exchanged for awards not involving Common Stock, or expired unexercised.
(3)Represents the gross number of shares of Common Stock subject to awards under the 2020 OSIP outstanding as of December 31, 2022, which consists of 50,977 shares of Common Stock associated with outstanding stock units, and 363,748 shares of Common Stock associated with outstanding performance shares at target.
(4)Represents the gross number of shares of Common Stock subject to awards under the 2011 OSIP outstanding as of December 31, 2022, including 112,622 shares of Common Stock associated with outstanding performance shares at target, and 125,390 shares of Common Stock associated with outstanding stock options.
Our equity plans are described further in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

2023 PROXY STATEMENT	71

EXECUTIVE COMPENSATION

The following tables disclose compensation paid to or earned by our named executive officers for 2022. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

Summary Compensation Table
This table summarizes the compensation paid to our named executive officers for fiscal years 2022, 2021, and 2020. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes. The officers’ titles listed below are their current titles.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Excluding Change in Pension Value ($)(7)
Joseph W. Gorder, Chairman of the Board and CEO	2022	1,800,000	12,363,244	5,760,000	—	221,849	20,145,093	20,145,093
	2021	1,800,000	13,360,052	5,264,064	2,030,418	237,352	22,691,886	20,661,468
	2020	1,800,000	8,985,826	2,804,544	5,896,732	443,538	19,930,640	14,033,908
Jason W. Fraser, EVP and Chief Financial Officer	2022	875,000	3,711,181	1,750,000	—	112,389	6,448,570	6,448,570
	2021	825,000	3,540,493	1,507,935	2,408,782	104,961	8,387,171	5,978,389
	2020	723,117	2,036,280	730,350	1,311,390	107,515	4,908,652	3,597,262
R. Lane Riggs, President and Chief Operating Officer	2022	1,015,000	5,044,102	2,233,000	—	130,714	8,422,816	8,422,816
	2021	970,000	6,956,013	1,950,263	3,093,788	172,559	13,142,623	10,048,835
	2020	940,000	5,094,316	1,006,909	2,027,167	116,733	9,185,125	7,157,958
Gary K. Simmons, EVP and Chief Commercial Officer	2022	725,000	2,530,639	1,450,000	—	133,480	4,839,119	4,839,119
	2021	700,400	2,545,219	1,280,191	1,829,025	108,189	6,463,024	4,633,999
	2020	680,000	1,618,614	662,184	1,371,059	112,244	4,444,101	3,073,042
Cheryl L. Thomas, SVP and Chief Technology Officer	2022	690,000	1,655,563	1,104,000	—	98,733	3,548,296	3,548,296
	2021	662,300	1,694,490	968,442	2,158,056	97,325	5,580,613	3,422,557
	2020	606,250	1,172,125	500,923	1,117,343	85,221	3,481,862	2,364,519
Footnotes to Summary Compensation Table:
(1)The persons listed in this table are Valero’s “named executive officers” per Item 402(a)(3) of SEC Regulation S-K.
(2)The amount shown is the “grant date fair value” of stock awards (restricted stock and performance shares) computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (“FASB ASC Topic 718”). The grant date fair values disclosed above are different than the target value of stock awards for each NEO due to reasons more fully described in “Compensation Discussion and Analysis” and below in this footnote. The target values of stock awards for the NEOs were: Mr. Gorder ($11,340,000), Mr. Fraser ($3,718,750), Mr. Riggs ($4,821,250), Mr. Simmons ($2,356,250), and Ms. Thomas ($1,587,000). The final value realized by each named executive officer will be determined at a later date upon award vesting. Total target pay for our NEOs is described more fully in “Compensation Discussion and Analysis—Executive Compensation in Summary—Elements of Executive Compensation—Summary—Target Total Pay.”
The grant date fair values disclosed under FASB ASC Topic 718 for our performance share awards include the values of certain tranches of unvested (as of December 31, 2022) performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (5) to the Grants of Plan-Based Awards table. The highest level of possible performance conditions are disclosed in footnote (5) to the Grants of Plan-Based Awards table.
(footnote (2) continues on the following page)

72	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (2) continued
The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Fraser	Riggs	Simmons	Thomas
Restricted Stock	5,611,902	1,840,224	2,385,862	1,165,997	785,440
Performance Shares	6,751,342	1,870,957	2,658,240	1,364,642	870,123
Total (in dollars)	12,363,244	3,711,181	5,044,102	2,530,639	1,655,563
For restricted stock awards, the disclosed grant date fair values are different than the target values for each officer due to the difference between (i) the stock price used to determine the number of restricted shares granted to achieve the target value (determined by using the average closing stock price for the 15 consecutive trading days ending the day before the grant) and (ii) the grant date fair value of the award as computed under FASB ASC Topic 718. The target values of restricted stock awards for 2022 were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,859,375), Mr. Riggs ($2,410,625), Mr. Simmons ($1,178,125), and Ms. Thomas ($793,500).
For performance shares, the grant date fair values disclosed represent the aggregated fair values of three tranches from three separate award years as required under FASB ASC Topic 718 (i.e., first tranche of 2022 award, second tranche of 2021 award, and third tranche of 2020 award). These are deemed to be three separate grants for determining fair value and each is deemed to have a grant date in 2022 per FASB ASC Topic 718. As further described in footnote (5) to the Grants of Plan-Based Awards table, the expected conversion rate (probable outcome) for each of these awards determines a unique fair value per share for each tranche. The expected conversion rates are 112.57% for the 2022 award, 89.73% for the 2021 award, and 122.06% for the 2020 award. The target values for the 2022 grants of performance shares to our NEOs were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,859,375), Mr. Riggs ($2,410,625), Mr. Simmons ($1,178,125), and Ms. Thomas ($793,500).
(3)Stock options were not granted to our named executive officers in 2022, 2021, or 2020. Additional information about the restricted stock and performance shares granted in 2022 is disclosed in the Grants of Plan-Based Awards table in this proxy statement. Additional information about stock awards is disclosed in “Compensation Discussion and Analysis” and in Note 13 (Stock-Based Compensation) of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(4)Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.” Our annual incentive bonus plan has performance measures established by the Human Resources and Compensation Committee, and communicated to employees, including the NEOs, at a time when the outcome of the performance is substantially uncertain, as was the case with regard to the 2022 performance period. The Human Resources and Compensation Committee must determine the level of achievement with regard to such performance measures before there is any payout to the NEOs.
(5)This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of our NEOs. Due to increases in interest rates during 2022, the change in pension value and nonqualified deferred compensation earnings for each of our NEOs was negative: $(4,238,447) for Mr. Gorder, $(960,134) for Mr. Fraser, $(2,900,224) for Mr. Riggs, $(1,488,201) for Mr. Simmons, and $(959,160) for Ms. Thomas. There are no above-market or preferential earnings on non-tax-qualified deferred compensation amounts included in the table presented above. The NEOs participate in the same pension and non-qualified deferred compensation plans as similarly situated Valero employees (senior-level Valero executive leadership). The narrative disclosures following the Pension Benefits table describe these plans and the present value assumptions used for these calculations. Additional information about Valero’s defined benefit plans is disclosed in Note 12 (Employee Benefit Plans) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2022.
(6)Amounts listed as “All Other Compensation” for 2022 are composed of the following items. Any amount in excess of $10,000 (whether or not such amount may be deemed to be a perquisite or other personal benefit) is separately quantified.
For Mr. Gorder: Valero contributions to the officer’s Thrift Plan account ($21,350) • Valero contributions to the officer’s Excess Thrift Plan account ($104,650) • Valero-provided dollars for the purchase of health and welfare benefits ($26,099) • home security ($14,403) • gross up payment for home security imputed income • personal security protection • reimbursement of club membership dues • executive physical exam and medical concierge service • individual excess liability insurance • individual disability insurance • small gifts and entertainment in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities • imputed income for tax return preparation ($16,465) • U.S. tax gross up for imputed income for tax preparation due to foreign source trailing income.
For Mr. Fraser: Valero contributions to the officer’s Thrift Plan account ($21,350) • Valero contributions to the officer’s Excess Thrift Plan account ($39,900) • Valero-provided dollars for the purchase of health and welfare benefits ($30,507) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • medical concierge service • individual excess liability insurance • individual disability insurance • small gifts and entertainment in connection with corporate meetings and functions • personal use of corporate facilities • imputed income for tax return preparation.
(footnote (6) continues on the following page)

2023 PROXY STATEMENT	73

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (6) continued
For Mr. Riggs: Valero contributions to the officer’s Thrift Plan account ($21,350) • Valero contributions to the officer’s Excess Thrift Plan account ($49,700) • Valero-provided dollars for the purchase of health and welfare benefits ($32,175) • home security • gross up payment for home security imputed income • personal security protection • reimbursement of club membership dues • medical concierge service • individual excess liability insurance • individual disability insurance • small gifts and entertainment in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities.
For Mr. Simmons: Valero contributions to the officer’s Thrift Plan account ($21,350) • Valero contributions to the officer’s Excess Thrift Plan account ($29,400) • Valero-provided dollars for the purchase of health and welfare benefits ($32,080) • home security ($11,068) • gross up payment for home security imputed income • reimbursement of club membership dues ($11,145) • executive physical exam and medical concierge service • individual excess liability insurance • individual disability insurance • small gifts and entertainment in connection with corporate meetings and functions • personal use of corporate facilities • imputed income for tax return preparation.
For Ms. Thomas: Valero contributions to the officer’s Thrift Plan account ($21,350) • Valero contributions to the officer’s Excess Thrift Plan account ($26,950) • Valero-provided dollars for the purchase of health and welfare benefits ($26,099) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • medical concierge service • individual excess liability insurance • individual disability insurance • small gifts and entertainment in connection with corporate meetings and functions • personal use of corporate facilities • imputed income for tax return preparation.
Overview of Valuation Methodology
Valero values the cost of the benefits above at the incremental cost to Valero of providing such benefits. The primary purpose of Valero’s facilities and corporate aircraft is for business and, as a result, the incremental costs associated with personal use of such items does not include fixed costs that do not change based on usage, including limited family accompaniment or use in connection with an executive’s business use. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our named executive officers. However, any incremental costs that we do incur and that are incidental to the business use of such items are included in such total. In the case of personal use of corporate aircraft, the amount reported is the incremental cost of providing the benefit, which primarily includes fuel costs and airport costs as well as any incidental costs, such as for the crew.
Valero did not provide any perquisites or personal benefits to the named executive officers in 2022, 2021 or 2020 relating to the COVID-19 pandemic, such as new health-related or personal transportation benefits, that were not provided to all employees on a nondiscriminatory basis.
(7)The values in this column represent the “Total” compensation for 2022 for each NEO when excluding the year-over-year changes to the present values of accumulated benefits under the pension and nonqualified deferred compensation plans, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits).
The amounts reported in this column are calculated by subtracting the change in pension values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, from the amounts reported in the Total compensation column. The amounts reported in this column differ from, and are not substitutes for, the amounts reported in the Total compensation column. See also footnote (5) above.

74	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table describes plan-based awards for our named executive officers in 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Gorder	n/a	(2)	–	2,880,000	5,760,000
	02/22/2022	(3)				n/a	64,590	n/a	5,611,902
	n/a	(4)					64,590
	02/22/2022	(5)					21,530	43,060	2,080,444
	02/22/2022	(5)					29,250	58,500	2,252,835
	02/22/2022	(5)					22,907	45,814	2,418,063
Jason W. Fraser	n/a	(2)	–	875,000	1,750,000
	02/22/2022	(3)				n/a	21,180	n/a	1,840,224
	n/a	(4)					21,180
	02/22/2022	(5)					7,060	14,120	682,208
	02/22/2022	(5)					8,513	17,026	655,671
	02/22/2022	(5)					5,050	10,100	533,078
R. Lane Riggs	n/a	(2)	–	1,116,500	2,233,000
	02/22/2022	(3)				n/a	27,460	n/a	2,385,862
	n/a	(4)					27,460
	02/22/2022	(5)					9,154	18,308	884,551
	02/22/2022	(5)					11,260	22,520	867,245
	02/22/2022	(5)					8,587	17,174	906,444
Gary K. Simmons	n/a	(2)	–	725,000	1,450,000
	02/22/2022	(3)				n/a	13,420	n/a	1,165,997
	n/a	(4)					13,420
	02/22/2022	(5)					4,474	8,948	432,323
	02/22/2022	(5)					5,873	11,746	452,338
	02/22/2022	(5)					4,547	9,094	479,981
Cheryl L. Thomas	n/a	(2)	–	552,000	1,104,000
	02/22/2022	(3)				n/a	9,040	n/a	785,440
	n/a	(4)					9,040
	02/22/2022	(5)					3,014	6,028	291,243
	02/22/2022	(5)					3,847	7,694	296,296
	02/22/2022	(5)					2,677	5,354	282,584

2023 PROXY STATEMENT	75

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards table:
(1)The reported grant date fair value of stock awards is determined in compliance with FASB ASC Topic 718. Stock options were not granted to our named executive officers in 2022.
(2)Represents potential awards under our annual incentive bonus program. Actual amounts earned by our NEOs for 2022 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The target amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 160%, 100%, 110%, 100%, and 80% for Mr. Gorder, Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, respectively.
(3)Represents restricted stock grants under our 2020 OSIP. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table. The restricted shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock.”
(4)Represents the number of performance shares awarded under our 2020 OSIP to our NEOs on February 22, 2022 under our LTI awards program described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Human Resources and Compensation Committee.
The performance shares vest annually in one-third increments (tranches). The first tranche of performance shares vested in January of 2023, and the remaining two tranches are scheduled to vest annually in January of 2024 and January of 2025, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2022, as explained in footnote (5) below. Our disclosures referenced by footnote (4) are for information purposes only, and tie to the disclosures made by our NEOs in 2022 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (5) below are intended to comply with the requirements of Item 402 of SEC Regulation S-K with respect to “grants” of performance shares.
(5)Item 402(d)(2)(viii) of SEC Regulation S-K requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718.” Our performance shares are awarded in three tranches, with the tranches having measurement periods (the performance period) of differing lengths. The first tranche of an award has a performance period of 12 months, the second tranche of an award has a performance period of 24 months, and the third tranche of an award has a performance period of 36 months.
The amounts referenced by footnote (5) in the Grants of Plan-Based Awards table above represent three tranches from three separate award years—namely, the first tranche of performance shares awarded in 2022 (awarded on February 22, 2022), the second tranche of performance shares awarded in 2021 (awarded on February 23, 2021), and the third tranche of performance shares awarded in 2020 (awarded on February 26, 2020). Under FASB ASC Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes, and each is deemed to have a “grant date” in 2022, that is, the date when the Human Resources and Compensation Committee approved the peer group of companies for these tranches. The dollar amounts included in the table represent the grant date fair values from the three tranches that are deemed to have a grant date in 2022.
For each NEO, the sum of the dollar amounts stated in the Grants of Plan-Based Awards table’s column entitled “Grant Date Fair Value of Stock and Option Awards” is also included in the “Stock Awards” column of the Summary Compensation Table.
(footnote (5) continues on the following page)

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Footnotes to Grants of Plan-Based Awards table (con’t.):
footnote (5) continued
The grant date fair values and the highest level of performance values for the performance shares included in the Grants of Plan-Based Awards table are summarized in the following table.

	performance shares deemed (under FASB ASC Topic 718) to have a grant date in 2022		grant date fair value ($)	lowest possible performance ($)	highest level of performance ($)
Gorder	1st tranche of 2022 award	21,530	2,080,444	0	3,865,066
	2nd tranche of 2021 award	29,250	2,252,835	0	5,480,280
	3rd tranche of 2020 award	22,907	2,418,063	0	4,471,446
	total 2022 grant date fair value		6,751,342	0	13,816,792
Fraser	1st tranche of 2022 award	7,060	682,208	0	1,267,411
	2nd tranche of 2021 award	8,513	655,671	0	1,594,996
	3rd tranche of 2020 award	5,050	533,078	0	985,760
	total 2022 grant date fair value		1,870,957	0	3,848,167
Riggs	1st tranche of 2022 award	9,154	884,551	0	1,643,326
	2nd tranche of 2021 award	11,260	867,245	0	2,109,674
	3rd tranche of 2020 award	8,587	906,444	0	1,676,182
	total 2022 grant date fair value		2,658,240	0	5,429,182
Simmons	1st tranche of 2022 award	4,474	432,323	0	803,172
	2nd tranche of 2021 award	5,873	452,338	0	1,100,365
	3rd tranche of 2020 award	4,547	479,981	0	887,574
	total 2022 grant date fair value		1,364,642	0	2,791,112
Thomas	1st tranche of 2022 award	3,014	291,243	0	541,073
	2nd tranche of 2021 award	3,847	296,296	0	720,774
	3rd tranche of 2020 award	2,677	282,584	0	522,550
	total 2022 grant date fair value		870,123	0	1,784,398
2022 Award. For performance shares awarded on February 22, 2022, the grant date (per FASB ASC Topic 718) for the first tranche is deemed to have occurred in 2022. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 112.57% with a fair value per share of $96.63. The fair values of the second and third tranches will be determined on their respective FASB ASC Topic 718 grant dates.
2021 Award. For performance shares awarded on February 23, 2021, the grant date (per FASB ASC Topic 718) for the second tranche is deemed to have occurred in 2022. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 89.73% with a fair value per share of $77.02. The fair values of the third tranche will be determined on its FASB ASC Topic 718 grant date.
2020 Award. For performance shares awarded on February 26, 2020, the grant date (per FASB ASC Topic 718) for the third tranche is deemed to have occurred in 2022. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 122.06% with a fair value per share of $105.56.
All Awards. For all awards, the “highest level of performance” values listed above assume achievement of the highest level of possible performance conditions (that is, vesting at 200%) per Instruction 3 to Item 402(c)(2)(v) of SEC Regulation S-K.

2023 PROXY STATEMENT	77

Outstanding Equity Awards at December 31, 2022
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2022.

	Option Awards				Stock Awards
					Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph W. Gorder	31,770	—	39.665	11/08/2023	13,893	(3)	1,762,466	19,837	(8)	3,145,747
	43,810	—	48.565	10/23/2024	35,480	(4)	4,500,993	22,907	(9)	4,903,900
		—			39,173	(5)	4,969,487	58,500	(10)	7,421,310
		—						64,590	(11)	14,339,366
Jason W. Fraser	—	—	—	—	5,050	(3)	640,643	4,060	(8)	643,815
					17,026	(4)	2,159,918	5,050	(9)	1,081,101
					21,180	(5)	2,686,895	17,026	(10)	2,159,918
					1,083	(6)	137,389	21,180	(11)	4,702,066
R. Lane Riggs	—	—	—	—	5,208	(3)	660,687	6,063	(8)	961,472
					9,065	(3)	1,149,986	8,587	(9)	1,838,328
					13,658	(4)	1,732,654	22,520	(10)	2,856,887
					16,654	(5)	2,112,726	27,460	(11)	6,096,257
					13,425	(7)	1,703,096
Gary K. Simmons	—	—	—	—	2,758	(3)	349,880	2,707	(8)	429,294
					7,123	(4)	903,624	4,547	(9)	973,524
					8,139	(5)	1,032,514	11,746	(10)	1,490,098
								13,420	(11)	2,979,307
Cheryl L. Thomas	—	—	—	—	1,624	(3)	206,021	2,347	(8)	372,207
					4,665	(4)	591,802	2,677	(9)	573,154
					5,482	(5)	695,447	7,693	(10)	975,934
								9,040	(11)	2,006,925
Footnotes to Outstanding Equity Awards table:
(1)Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.

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(2)The assumed market values were determined using the closing market price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022. For a further discussion of the vesting of restricted stock and performance share awards (as noted in the following footnotes), see “Elements of Executive Compensation—Long-Term Incentive Awards” and “Accounting and Tax Treatment” in the “Compensation Discussion and Analysis” section above, and the Option Exercises and Stock Vested table below.
(3)The remaining unvested portion of this award vested on February 26, 2023.
(4)Of the shares listed as outstanding at year end, 50% vested on February 23, 2023, and the remaining 50% is scheduled to vest on February 23, 2024.
(5)One-third of these shares vested on February 22, 2023; the remaining two-thirds are scheduled to vest in equal installments on February 22, 2024 and February 22, 2025.
(6)The remaining unvested portion of this award is scheduled to vest on July 15, 2023.
(7)The remaining unvested portion of this award vested on February 23, 2023.
(8)These performance shares vested on January 31, 2023 at 125% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 125% (actual payout) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022.
(9)These performance shares vested on January 31, 2023 at 168.75% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 168.75% (actual payout) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022.
(10)One-half of these performance shares vested on January 31, 2023 at 100% of target; the other half is scheduled to vest in January of 2024. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 31, 2023, the market value of 100% (actual payout) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022, and for the remaining half, the market value of 100% (target) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022.
(11)One-third of these performance shares vested on January 31, 2023 at 125% of target; an additional one-third is scheduled to vest in January of 2024; and the final one-third is scheduled to vest in January of 2025. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 31, 2023, the market value of 125% (actual payout) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022, and for the remaining two-thirds, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 30, 2022 ($126.86 per share), which was the last NYSE trading day in 2022.

2023 PROXY STATEMENT	79

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested
The following table provides information regarding (i) stock option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2022 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)
Joseph W. Gorder	37,567	3,744,665
(5)			69,081	5,744,415
(6)			123,396	10,244,953
Jason W. Fraser	—	—
(5)			18,707	1,790,452
(6)			25,317	2,101,944
R. Lane Riggs	2,667	221,444
(5)			52,526	4,132,963
(6)			38,098	3,163,086
Gary K. Simmons	1,750	151,533
(5)			13,244	1,089,887
(6)			19,582	1,625,796
Cheryl L. Thomas	—	—
(5)			8,940	743,620
(6)			14,019	1,163,927
Footnotes to Option Exercises and Stock Vested table:
(1)Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2022. For a further discussion of the vesting of restricted stock and performance share awards, see “Elements of Executive Compensation—Long-Term Incentive Awards” and “Accounting and Tax Treatment” in the “Compensation Discussion and Analysis” section above.
(2)Represents the gross number of shares received by the named executive officer before deducting any shares withheld (i) from an option’s exercise to pay the exercise price, and/or (ii) to pay applicable taxes.
(3)The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before deducting payment of applicable taxes.
(4)The reported value is determined by multiplying number of vested shares by the market value of the shares on the date they became nonforfeitable or were otherwise received. The value is stated before deducting payment of applicable taxes.
(5)Represents number of shares of Common Stock and value related to vesting of restricted stock.
(6)Represents number of shares of Common Stock and value related to vesting of performance shares.

80	2023 PROXY STATEMENT

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Post-Employment Compensation

PENSION BENEFITS
The following table describes the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit pension plan (the “Pension Plan”), excess pension plan (“Excess Pension Plan”), and SERP (collectively with the Pension Plan and the Excess Pension Plan, the “Retirement Plans”) during 2022.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Joseph W. Gorder (2)	Pension Plan	32.17	1,171,108	—
	Excess Pension Plan	20.67	10,224,748	—
	SERP	20.67	19,644,300	—
Jason W. Fraser	Pension Plan	23.96	751,260	—
	Excess Pension Plan	23.96	1,214,085	—
	SERP	23.96	5,011,486	—
R. Lane Riggs	Pension Plan	33.92	1,215,938	—
	Excess Pension Plan	33.92	3,838,505	—
	SERP	33.92	9,039,882	—
Gary K. Simmons	Pension Plan	35.52	1,336,071	—
	Excess Pension Plan	35.52	3,193,214	—
	SERP	35.52	5,953,084	—
Cheryl L. Thomas	Pension Plan	38.5	1,696,325	—
	Excess Pension Plan	38.5	3,612,158	—
	SERP	38.5	5,785,412	—
Footnotes to Pension Benefits table:
(1)The years of credited service for our NEOs include eight years of service (9.5 years for Mr. Fraser) in our Retirement Plans’ “Cash Balance Provision” starting on January 1, 2015 (Mr. Fraser’s participation in the Cash Balance Provision commenced July 1, 2013). The remainder of the NEO’s years of service is in the “Formula Provision” of our Retirement Plans. The Formula Provision and the Cash Balance Provision are described in the narrative disclosures that follow this table.
(2)The 32.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (20.67 years) and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 20.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.
The present values stated above were calculated using the same interest rates and mortality tables we use for our financial reporting. Present values at December 31, 2022 were determined using plan specific discount rates (5.25 percent for Pension Plan, 5.17 percent for Excess Pension Plan, 5.25 percent for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the Pri-2012 mortality table projected generationally using scale MP-2021. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined using the minimum present value segment rates prescribed by the IRS in Notice 2023-05 and the mortality table prescribed by the IRS in Notice 2022-22 for distributions in 2023.
Pension Plan. Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed at least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments

2023 PROXY STATEMENT	81

EXECUTIVE COMPENSATION

from the Formula Provision (defined below) that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. As of December 31, 2022, Mr. Riggs, Mr. Simmons, and Ms. Thomas were eligible for early retirement benefits, and Mr. Gorder was eligible for normal retirement.
For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our NEOs was hired prior to January 1, 2010.
For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, age, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service, age, and eligible compensation.

points (age and vesting service)	annual pay credit percentage
under 35	6.0% of eligible pay
35–49	7.5% of eligible pay
50–64	9.0% of eligible pay
65–79	10.5% of eligible pay
80+	12.0% of eligible pay
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of three percent.
In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of December 31, 2014. On July 1, 2013 or January 1, 2015 (as applicable), participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance provision.
Excess Pension Plan. Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code (the “Code”), or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under Section 3(36) of ERISA, for those benefits provided in excess of Section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.
Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum (minus applicable withholding for taxes). A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.
SERP. An officer will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Human Resources and Compensation Committee meeting for inclusion as a SERP participant. The SERP provides a benefit equal to 1.6 percent of eligible pay plus 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit is calculated using

82	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

all years of service (a participant’s service did not freeze when the Formula Benefit described above was frozen.) The SERP benefit is reduced by the amount of the participant’s qualified pension benefit. The SERP benefit is paid in a lump sum (minus applicable withholding for taxes). A participant in the SERP will vest upon death, disability, or retirement (age 55 with at least five years of service at separation).
Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. No extra years of credited service have been granted to any of our NEOs.

Nonqualified Deferred Compensation
The following table describes contributions by Valero and each named executive officer under our nonqualified defined contribution and other deferred compensation plans during 2022. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph W. Gorder	Excess Thrift Plan	—	104,650	—	—	2,415,069
Jason W. Fraser	Excess Thrift Plan	—	39,900	—	—	246,186
R. Lane Riggs	Excess Thrift Plan	—	49,700	—	—	732,228
	UDS Nonqualified 401(k) Plan (2)	—	—	(7,482)	—	45,021
Gary K. Simmons	Excess Thrift Plan	—	29,400	—	—	540,038
	UDS Nonqualified 401(k) Plan (2)	—	—	(44,201)	—	136,202
Cheryl L. Thomas	Excess Thrift Plan	—	26,950	—	—	440,120
	UDS Nonqualified 401(k) Plan (2)	—	—	(22,078)	—	146,205
Footnotes to Nonqualified Deferred Compensation table:
(1)All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2022 in the Summary Compensation Table.
(2)Valero assumed the UDS Nonqualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.
(3)There were no earnings for our NEOs in 2022 in our nonqualified defined contribution and other deferred compensation plans that were preferential or above market under SEC rules and therefore no such amounts are included in the Summary Compensation Table. The aggregate UDS Nonqualified 401(k) Plan balances as of December 31, 2022, compared to December 31, 2021, declined by $7,482 for Mr. Riggs, $44,201 for Mr. Simmons, and $22,078 for Ms. Thomas.
(4)Amounts reported in this column for each named executive officer include registrant contributions previously reported in our Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year.
Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.
Under the DC Plan, participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three years after the year of the deferral election. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement or in one lump-sum payment or five-year installments upon other termination. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum payment within 90 days following

2023 PROXY STATEMENT	83

EXECUTIVE COMPENSATION

the participant’s death. Upon a change of control of Valero, all DC Plan accounts are immediately vested in full, and distributions are thereafter made in accordance with the plan’s normal distribution provisions. None of our named executive officers participated in the DC Plan in 2022.
The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
The UDS Nonqualified 401(k) Plan offered benefits and had terms and conditions much like those of the Valero Excess Thrift Plan. The UDS plan has been frozen to any new participation since March 31, 2002.

Potential Payments Upon Termination or Change of Control

CHANGE OF CONTROL SEVERANCE AGREEMENTS
Our executive officers have change of control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide that the officers’ terms of employment will not be changed materially during the three years following a change of control. Each agreement subjects the officer to certain obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment. The footnotes to the tables that accompany these disclosures further describe the terms and conditions of the agreements.
When determining the amounts and benefits payable under the agreements, the Human Resources and Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in change of control severance agreements of other publicly traded companies.

POLICY FEATURES
Our Board has adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares will not vest automatically upon the date of a change of control of Valero. Instead, the performance share agreements contain a double trigger feature, so that accelerated vesting of performance shares will not occur until the officer’s employment is terminated following a change of control. At that time, any unvested performance shares held by the officer will vest on a partial, pro rata basis, commensurate with the officer’s months of service during the applicable performance period.
Our change of control severance agreements do not contain tax gross-up benefits. In 2013, all agreements in effect at that time were amended to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.

TERMS AND CONDITIONS
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•acquisition by an individual, entity, or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;
•ouster from the Board of a majority of the incumbent directors;
•consummation of a business combination (e.g., merger, share exchange).
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•a diminution in the executive officer’s position, authority, duties and responsibilities;
•relocation of the executive (or increased travel requirements); or
•failure of Valero’s successor to assume and perform under the agreement.

84	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than accrued salary or vacation pay that was unpaid as of the date of termination; therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2022, and that the officer’s employment was terminated on that date.
Mr. Gorder has a grandfathered form of agreement that was entered into in 2007. The form of agreement for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas (entered into in 2016 and thereafter) represents the current form of agreement approved by our Human Resources and Compensation Committee. The current form of agreement requires termination of employment following a change of control (double trigger) for accelerated vesting of stock options and restricted stock (the grandfathered agreement for Mr. Gorder permits accelerated vesting of stock options and restricted stock upon occurrence of the change of control). All forms of agreement for our NEOs require a double trigger for the acceleration of performance shares. Other differences in benefits payable under the grandfathered agreement and our current form of agreement are described in the footnotes to the following table.

Potential Payments Under Change of Control Severance Agreements
A.Termination of Employment (i) by the Company other than
for “Cause” or (ii) by the Executive for “Good Reason” (1) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas
Salary (2)	5,400,000	1,750,000	2,030,000	1,450,000	1,380,000
Bonus (2)	17,280,000	1,750,000	2,233,000	1,450,000	1,104,000
Pension, Excess Pension, and SERP	7,819,090	—	—	—	—
Contributions under Defined Contribution Plans	378,000	—	—	—	—
Health & Welfare Benefits (3)	287,547	61,014	64,350	64,160	52,198
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Restricted Stock (4)	11,232,946	5,624,846	7,359,149	2,286,017	1,493,269
Accelerated Vesting of Performance Shares (5)	5,148,106	1,588,795	2,080,123	1,050,908	697,857
B.Continued Employment Following Change of Control (6) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(6)	(6)	(6)	(6)	(6)
Accelerated Vesting of Restricted Stock (4)	11,232,946	—	—	—	—
Footnotes for Potential Payments Under Change of Control Severance Agreements tables:
(1)If the officer’s employment is terminated by the company other than for “cause,” or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following:
(a)a lump sum cash payment equal to the sum of:
(i)accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officer’s bonus for the year of termination was paid at year-end);
(ii)two times (three times for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007) the sum of (A) the officer’s annual base salary plus (B) the officer’s eligible bonus amount;
(iii)for Mr. Gorder, the actuarial present value of the pension benefits (qualified and nonqualified) he would have received for an additional three years of service due to his grandfathered form of agreement that was entered into in 2007 (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation); and
(iv)for Mr. Gorder, the equivalent of three years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans due to his grandfathered form of agreement that was entered into in 2007 (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation);
(b)continued health and welfare benefits for two years (three years for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007); and

2023 PROXY STATEMENT	85

EXECUTIVE COMPENSATION

Footnotes for Potential Payments Under Change of Control Severance Agreements tables (con’t.):
(c)up to $25,000 of outplacement services.
If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.
If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. See also “Long-Term Incentive Awards,” “Post-Employment Benefits” and “Accounting and Tax Treatment” under Compensation Discussion and Analysis, and “Post-Employment Compensation,” “Nonqualified Deferred Compensation,” and “Outstanding Equity Awards at December 31, 2022.”
(2)We assumed each officer’s compensation at the time of the triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of December 31, 2022. The listed bonus amount for Mr. Gorder represents the highest bonus earned by him in any of fiscal years 2020, 2021, or 2022 (the three years prior to the assumed change of control). The listed bonus amounts for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas represent the target bonus in effect prior to the assumed change of control.

Name	Salary	Bonus
Joseph W. Gorder	1,800,000	5,760,000
Jason W. Fraser	875,000	875,000
R. Lane Riggs	1,015,000	1,116,500
Gary K. Simmons	725,000	725,000
Cheryl L. Thomas	690,000	552,000
(3)The executive is entitled to health and welfare benefits for two years (three years for Mr. Gorder) following the date of termination.
(4)For Mr. Gorder, upon a change of control of Valero, the vesting periods on outstanding stock options and shares of restricted stock are automatically accelerated to the date of the change of control. For Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, the vesting periods on outstanding stock options and shares of restricted stock are accelerated following a change of control only upon the executive’s termination of employment (double trigger) so long as the termination is (i) other than for cause, in the case of involuntary termination, or (ii) for “good reason,” in the case of voluntary termination.
There are no values presented in the foregoing tables for accelerated vesting of stock options because all of the stock options held by our NEOs are fully vested.
For shares of restricted stock, the amounts stated in the table represent the product of (a) the number of shares for which vesting is accelerated, and (b) $126.86 (the closing price of our Common Stock on the NYSE on December 30, 2022, which was the last NYSE trading day in 2022).
(5)Outstanding performance shares do not vest automatically upon a change of control of Valero. Instead, accelerated vesting of performance shares occurs when the executive’s employment with Valero is terminated following a change of control (double trigger). In that event, the unvested performance shares held by the officer will vest on a partial, pro rata basis on the date of the officer’s termination of employment. The amounts disclosed in the table assume that a change of control occurred December 31, 2022.
For outstanding performance shares awarded, the amount included in the table represents, where applicable, a pro rata payout of common shares based upon the officer’s months of service during any shortened performance period ending December 31, 2022 (pro rata shares times $126.86, the closing price of our Common Stock on the NYSE on December 30, 2022, which was the last NYSE trading day in 2022), assuming a payout at 100%.
(6)The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits per the terms in effect prior to the change of control. In addition, for Mr. Gorder, all outstanding stock options and shares of restricted stock will vest on the date of the change of control (see footnote (4) above).

86	2023 PROXY STATEMENT

DIRECTOR COMPENSATION

This table summarizes compensation earned by our directors in 2022.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Fred M. Diaz	130,000	200,076	330,076
H. Paulett Eberhart	130,000	200,076	330,076
Marie A. Ffolkes	32,500	133,402	165,902
Joseph W. Gorder (2)	—	—	—
Kimberly S. Greene	155,000	200,076	355,076
Deborah P. Majoras	155,000	200,076	355,076
Eric D. Mullins	130,000	200,076	330,076
Donald L. Nickles	130,000	200,076	330,076
Philip J. Pfeiffer	130,000	200,076	330,076
Robert A. Profusek	165,000	200,076	365,076
Stephen M. Waters (retired at the 2022 annual meeting)	65,000	—	65,000
Randall J. Weisenburger	155,000	200,076	355,076
Rayford Wilkins, Jr.	155,000	200,076	355,076
Footnotes to Director Compensation table:
(1)The amounts shown represent the grant date fair value of stock unit awards granted in 2022, calculated in compliance with FASB ASC Topic 718. In 2022, each non-employee director who was re-elected at our annual stockholders meeting held on April 28, 2022, received an equity grant in the form of stock units (described below) valued at $200,000 calculated pursuant to FASB ASC Topic 718. In addition, Ms. Ffolkes received a pro-rata grant of stock units upon her initial election to the Board on October 28, 2022. Additional information about the components of our stock-based compensation programs is set forth in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. Valero did not grant stock options to any director in 2022.
The following table presents for each non-employee director the number of outstanding stock units as of December 31, 2022. There are no outstanding stock options (vested or unvested) held by any of our non-employee directors.

Name	Outstanding Stock Units
Fred M. Diaz	1,944
H. Paulett Eberhart	4,993
Marie A. Ffolkes	1,047
Kimberly S. Greene	4,993
Deborah P. Majoras	4,993
Eric D. Mullins	4,993
Donald L. Nickles	4,993
Philip J. Pfeiffer	4,993
Robert A. Profusek	4,993
Stephen M. Waters	3,049*
Randall J. Weisenburger	4,993
Rayford Wilkins, Jr.	4,993
*These stock units vested at the 2022 annual meeting (when Mr. Waters retired), subject to a one-year holding period.
(2)Mr. Gorder did not receive any compensation as a director of Valero in 2022. His compensation for service as an executive officer in 2022 is presented in this proxy statement in the compensation tables for our named executive officers. Directors who are employees of Valero do not receive compensation for serving as directors.

2023 PROXY STATEMENT	87

DIRECTOR COMPENSATION

Our non-employee directors earn an annual cash retainer of $130,000. Valero pays an annual retainer in lieu of separate meeting fees. In addition to the retainer, in 2022 directors who chaired the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee earned an additional $25,000 cash payment for their service as chair, and Mr. Profusek earned an additional $35,000 cash payment for his service as Lead Director. Directors are reimbursed for expenses of meeting attendance, if any. No director received perquisites or personal benefits in 2022 having a total value of $10,000 or more.
In addition to annual cash payments, in 2022 each non-employee director who was re-elected on the date of our 2022 annual meeting of stockholders received an equity grant in the form of stock units (described below) valued at $200,000 (calculated pursuant to FASB ASC Topic 718). In addition, Ms. Ffolkes received a pro-rata grant of stock units upon her initial election to the Board on October 28, 2022. These grants are made in whole shares, with fractional share amounts rounded up, which in 2022 resulted in grants with a value slightly above the $200,000 level (as pro-rated in the case of Ms. Ffolkes). Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Non-employee directors are expected to hold shares of Common Stock having a value equal to five times the annual cash retainer and have five years from the date of their initial election to the Board to meet that guideline.
Each stock unit represents the right to receive one share of Valero Common Stock, and is scheduled to vest (become nonforfeitable) in full on the date of Valero’s next annual meeting of stockholders for the election of directors (or one year from the grant date in the case of Ms. Ffolkes’s pro-rata grant upon her initial election to the Board). Directors may elect to defer receipt of the shares of Common Stock for an additional one year following the vesting date of the stock units, although we have historically not permitted such deferral with respect to a grant upon a director’s initial election to the Board. The stock unit award includes a dividend equivalent award, representing the right to receive, on the vesting date (or, if applicable, the deferral period expiration date) of the stock unit award, a payment in cash in an amount equal to the cumulative amount of dividends paid to holders of Common Stock during the period when the stock unit remained outstanding prior to vesting (or, if applicable, the deferral period expiration date), calculated as if each stock unit held by the director was an outstanding share of Common Stock. Effective on the vesting of a director’s stock units (or, if applicable, the deferral period expiration date), the director may elect to receive either 22% or 37% of the fair market value of the aggregate number of shares of Common Stock to be delivered on such date in cash, with the remainder paid in shares of Common Stock.
The Board previously approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. As provided in our 2020 OSIP, a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate. We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our compensation program to remain competitive in the market.
The Human Resources and Compensation Committee reviews our director compensation program at least annually with assistance and input from the compensation consultant. The annual review includes an assessment of the director compensation programs of our peers and of industry trends and developments. On September 14, 2022, following our Human Resources and Compensation Committee’s review of our non-employee director compensation program and the programs of our peers, our Human Resources and Compensation Committee determined that no changes were warranted at such time to our non-employee director compensation program. Non-employee directors are not paid extra for sitting on multiple Valero Board committees.

88	2023 PROXY STATEMENT

PAY RATIO DISCLOSURE

The median of the annual total compensation of all employees of Valero for 2022, except our CEO, was $209,277, and the annual total compensation of our CEO, Mr. Gorder, for 2022 was $20,145,093 (as disclosed in the Summary Compensation Table). As a result, our CEO’s 2022 annual total compensation was 96 times that of the median annual total compensation of all employees of Valero.
To determine the median of the annual total compensation of all employees, we first identified the median employee using the sum of base pay, additional earnings, annual bonus, and the grant date fair value of long-term incentive awards. Once the median employee was identified, we then determined the median employee’s annual total compensation as of December 31, 2022 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of SEC Regulation S-K. In determining our pay ratio for 2022, we referred to the same employee who was identified as our median employee for 2021. We determined that there have been no changes to our employee population or employee compensation arrangements in 2022 that we believe would significantly impact our pay ratio disclosure and thus require identification of a new median employee.
The pay ratio is based on a December 31, 2021, employee total population (U.S. and non-U.S.) of approximately 9,813 employees. To determine the median employee for purposes of this disclosure, following the de minimis exemption under Item 402(u)(4)(ii) of Regulation S-K, we excluded all of our employees in Peru (117 employees) and all of our employees in Mexico (42 employees); the excluded employees represented less than 5% of our total employees. We did not exclude any employees under the data privacy exemption of Item 402(u)(4)(i).
Our pay ratio in any given year can increase or decrease due to a number of variables that make this calculation inherently subject to volatility and limit the ability to draw clear trends therefrom. These variables include, among others, the need to use a different median employee at least once every three years under SEC rules, changes in pension value, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits) and may affect the median employee and the CEO differently depending on plan eligibility and age, and fluctuations in stock price or company performance which have a larger effect on CEO compensation.

	Median Employee to CEO Pay Ratio
	Median Employee ($)	CEO ($)
Salary	152,039	1,800,000
Stock Awards	—	12,363,244
Non-Equity Incentive Plan Compensation	18,245	5,760,000
Change in Pension Value and Nonqualified Deferred Compensation Earnings (1)	—	—
All Other Compensation	38,993	221,849
Total Compensation	209,277	20,145,093
Median Employee to CEO Pay Ratio	1:96
(1) This column represents the sum of the change in pension value and nonqualified deferred compensation earnings, as applicable. Due to increases in interest rates during 2022, the change in pension value and nonqualified deferred compensation earnings for Mr. Gorder and our median-employee were each negative: $(4,238,447) for Mr. Gorder, and $(14,493) for the median employee.

2023 PROXY STATEMENT	89

SEC PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC in 2022 pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for Valero’s principal executive officer (“PEO”) and Non-PEO NEOs and company performance for the fiscal years listed below. These SEC rules require new disclosures and calculations with respect to executive compensation metrics (such as “compensation actually paid”) and company performance measures that are separate and different from the disclosures and calculations required by the SEC in other areas of this proxy statement, including the Summary Compensation Table and the “Compensation Discussion and Analysis” section above. The Human Resources and Compensation Committee did not consider the pay versus performance disclosure or calculations reflected below in making its compensation decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based On:(4)
Year	Summary Compensation Table Total for Joseph W. Gorder(1) ($)	Compensation Actually Paid to Joseph W. Gorder(1,2,3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1,2,3) ($)	TSR ($)	Peer Group TSR ($)	Net Income (loss) ($MM)(5)	Adjusted EPS (loss)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	20,145,093	35,823,343	5,814,701	10,262,307	158.16	174.61	11,528	29.16
2021	22,691,886	26,024,576	8,393,358	7,384,101	90.37	99.85	930	2.81
2020	19,930,640	10,111,711	6,047,117	3,507,113	64.4	61.45	(1,421)	(3.12)
Footnotes to SEC Pay vs. Performance table:
(1)Joseph W. Gorder was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Jason W. Fraser	Jason W. Fraser	Jason W. Fraser
R. Lane Riggs	R. Lane Riggs	R. Lane Riggs
Gary K. Simmons	Gary K. Simmons	Gary K. Simmons
Cheryl L. Thomas	Cheryl L. Thomas	Cheryl L. Thomas
Donna M. Titzman
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the PEO or other NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments in accordance with Item 402(v) of Regulation S-K as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718 and Item 402(v) of Regulation S-K. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for Joseph W. Gorder ($)	Exclusion of Change in Pension Value for Joseph W. Gorder ($)	Exclusion of Stock Awards for Joseph W. Gorder ($)	Inclusion of Pension Service Cost for Joseph W. Gorder ($)	Inclusion of Equity Values for Joseph W. Gorder ($)	Compensation Actually Paid to Joseph W. Gorder ($)
2022	20,145,093	—	(12,363,244)	2,036,000	26,005,494	35,823,343
2021	22,691,886	(2,030,418)	(13,360,052)	2,118,000	16,605,160	26,024,576
2020	19,930,640	(5,896,732)	(8,985,826)	1,676,000	3,387,629	10,111,711

90	2023 PROXY STATEMENT

SEC PAY VERSUS PERFORMANCE

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	5,814,701	—	(3,235,371)	503,500	7,179,477	10,262,307
2021	8,393,358	(2,372,413)	(3,684,054)	491,750	4,555,460	7,384,101
2020	6,047,117	(1,304,203)	(2,336,728)	458,800	642,127	3,507,113
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Joseph W. Gorder ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Joseph W. Gorder ($)	Vesting-Date Fair Value of Equity Awards Granted/Vested During Year for Joseph W. Gorder ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Joseph W. Gorder ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Joseph W. Gorder ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Joseph W. Gorder ($)	Total - Inclusion of Equity Values for Joseph W. Gorder ($)
2022	17,787,513	4,003,713	2,181,795	1,657,391	—	375,082	26,005,494
2021	10,553,989	2,098,667	2,617,719	941,140	—	393,645	16,605,160
2020	6,820,535	(3,183,778)	1,939,452	(2,556,287)	—	367,707	3,387,629

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted/Vested During Year Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	4,813,701	1,320,949	421,582	480,136	—	143,109	7,179,477
2021	3,177,355	495,897	469,416	259,934	—	152,858	4,555,460
2020	1,493,115	(500,958)	419,597	(622,691)	(256,077)	109,141	642,127
(4)The Peer Group TSR set forth in this table utilizes a custom group of peer companies, which we also utilize in the stock performance graph required by Item 201(e) of SEC Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in Valero and in the custom group of peer companies used in our performance graph, respectively. Historical stock performance is not necessarily indicative of future stock performance. Our selected peer group comprises the following ten members: ConocoPhillips; CVR Energy, Inc.; Delek US Holdings, Inc.; the Energy Select Sector SPDR Fund; EOG Resources, Inc.; HF Sinclair Corporation; Marathon Petroleum Corporation; Occidental Petroleum Corporation; PBF Energy Inc.; and Phillips 66. The returns of each component issuer of the group have been weighted according to their stock market capitalization at the beginning of each period. The Energy Select Sector SPDR Fund (XLE) serves as a proxy for stock price performance of the energy sector and includes energy companies with which we compete for capital. We believe that our peer group represents a group of companies for making head-to-head performance comparisons in a competitive operating environment that is primarily characterized by U.S.-based companies that have business models predominantly consisting of downstream refining operations, together with similarly sized energy companies that share operating similarities to us, and that are in adjacent segments of the oil and gas industry.
(5)Net income represents net income attributable to Valero stockholders. We determined Adjusted EPS to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EPS is a non-GAAP financial measure. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus” elsewhere in this proxy statement for adjustments and a description of how Adjusted EPS is calculated from our audited financial statements. Adjustments for 2021 and 2020 amounts and a description of how such amounts are calculated from our audited financial statements can be found in the “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus” sections of our proxy statements filed with the SEC on March 17, 2022, and March 18, 2021, respectively.

2023 PROXY STATEMENT	91

SEC PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Valero TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and Valero’s cumulative TSR over the three most recently completed fiscal years.

PEO and Average Other NEO Compensation Actually Paid
Versus Valero Energy Corporation TSR
Compensation Actually Paid ($ in Millions)
$40
$35
$30
$25
$20
$15
$10
$5
$0
Company TSR (FYE 2019 Index = $100)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
100
64.40
90.37
158.16
10.11
3.51
26.02
7.38
35.82
10.26
2020
2021
2022
Fiscal Year
Joseph W. Gorder Compensation Actually Paid
Average Other NEO Compensation Actually Paid
Valero Energy Corporation TSR

92	2023 PROXY STATEMENT

SEC PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the three most recently completed fiscal years.

PEO and Average NEO Compensation Actually Paid
Versus Valero Energy Corporation Net Income
Compensation Actually Paid ($ in Millions)
$40
$35
$30
$25
$20
$15
$10
$5
$0
Net Income ($ in Millions)
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
-$2,000
-$4,000
-1,421
930
11,528
10.11
3.51
26.02
7.38
35.82
10.26
2020
2021
2022
Joseph W. Gorder Compensation Actually Paid
Average Other NEO Compensation Actually Paid
Valero Energy Corporation Net Income

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that Valero considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to company performance. The measures in this table are not ranked.

Financial Performance Measures
Adjusted EPS
Relative TSR

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted EPS
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EPS during the three most recently completed fiscal years.

2023 PROXY STATEMENT	93

SEC PAY VERSUS PERFORMANCE

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of an index of peers (that we selected) over the same period.

94	2023 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review
Our Board adopted a Related Party Transactions Policy to establish procedures for the notification, review, approval, ratification, and disclosure of related-party transactions. Under the policy, a related-party transaction is a transaction, arrangement, or relationship in which (i) Valero (including any of its subsidiaries) was, is or will be a participant, (ii) the amount involved exceeds $120,000, and (iii) any “related person” had, has or will have a direct or indirect material interest. Under the policy, a related person means, generally, any person who would be deemed to be a “related person” as defined in Item 404 of Regulation S-K. Under the policy, a related-party transaction must be submitted to the Board’s Nominating and Corporate Governance Committee for review and approval. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.
We also have a Conflicts of Interest Policy to address instances in which an employee’s or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (composed of Valero employees) to help administer our Conflicts of Interest Policy and to determine whether any employee’s or director’s private interests may interfere with the interests of Valero. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board.

Transactions with Related Persons
One of our named executive officers is related to two persons employed by subsidiaries of Valero (such employees are each hereafter referred to as a “Related Person”).
Ms. Thomas, our Senior Vice President and Chief Technology Officer, has a daughter, Heather Sitka, who is employed by a subsidiary of Valero in the human resources department. Ms. Sitka’s total compensation for 2022 (consisting of base salary, annual bonus, a restricted stock award, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was approximately $208,987.
Ms. Thomas also has a son, Christopher Thomas, who is employed by a subsidiary of Valero in the wholesale marketing department. Mr. Thomas’s total compensation for 2022 (consisting of base salary, annual bonus, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was approximately $126,382.
Ms. Thomas (i) does not share the same household with either Related Person, (ii) did not participate in the hiring of either Related Person, (iii) did not and does not supervise either Related Person, and (iv) has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding either Related Person. We believe that each Related Person’s compensation and benefits are commensurate with that person’s qualifications, experience, and responsibilities and are comparable to the compensation and benefits currently paid to other employees in such Related Person’s position at Valero with similar qualifications, experience, and responsibilities.
Pursuant to our Related Party Transactions Policy, the Nominating and Corporate Governance Committee has (i) reviewed all material information regarding each Related Person’s employment relationship with us, (ii) determined that each such employment relationship is not inconsistent with the best interests of Valero, and (iii) approved and ratified our prior and continued employment of each Related Person.

2023 PROXY STATEMENT	95

PROPOSAL NO. 2—Ratify appointment of KPMG LLP as independent auditor

(ITEM 2 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” this proposal
The Audit Committee determined on February 23, 2023, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2023. KPMG has served as Valero’s independent registered public accounting firm since 2004.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditor retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of the independent auditing firm.
The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.
The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2023, is in the best interests of Valero and its stockholders. Accordingly, the Board requests stockholder approval of the following resolution:
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2023, is hereby approved and ratified.”

KPMG Annual Meeting Attendance. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.
Voting Standard. The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2023 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

96	2023 PROXY STATEMENT

KPMG LLP FEES

The following table presents fees for services provided to us by KPMG for the years shown ($ in millions).

	2022	2021
Audit Fees (1)	8.2	8.7
Audit-Related Fees (2)	0.4	0.5
Tax Fees (3)	0.3	0.6
All Other Fees (4)	—	—
total	8.9	9.8
Notes:
(1)Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC).
(2)Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related primarily to the audit of Valero’s benefit plans and other statutory/regulatory audits.
(3)Represents fees for professional services rendered by KPMG for tax compliance and tax consulting services. For 2022 and 2021, the fees relate primarily to property tax consulting and compliance services.
(4)Category represents fees for professional services, if any, other than the services reported under the preceding captions.

Audit Committee Pre-Approval Policy
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2022.
All of the services rendered by KPMG to Valero for 2022 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

2023 PROXY STATEMENT	97

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2022

Management is responsible for Valero’s internal control over its financial reporting process. KPMG, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2022, is responsible for performing an independent audit of Valero’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review, discussions, and other matters the Audit Committee determined to be relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Audit Committee:
Randall J. Weisenburger, Chair
H. Paulett Eberhart
Eric D. Mullins
The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

98	2023 PROXY STATEMENT

PROPOSAL NO. 3—Advisory vote to approve compensation of named executive officers

(ITEM 3 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” this proposal
Our Board and our stockholders have determined to hold an advisory vote on executive compensation (“say-on-pay”), as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking stockholders to vote to approve the 2022 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.
We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

Proxies and Voting Standard. Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Human Resources and Compensation Committee. The Board and the Human Resources and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.
2022 Robust Say-On-Pay Engagement and Response. For a discussion of our engagement efforts and the enhancements we made to our executive compensation program following the results of our 2022 say-on-pay vote, please see the “2022 Robust Say-On-Pay Engagement and Response” caption under the “Compensation Discussion and Analysis” section above.

2023 PROXY STATEMENT	99

PROPOSAL NO. 4—Advisory vote to recommend the frequency of stockholder advisory votes on compensation of named executive officers

(ITEM 4 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote for the stockholder advisory vote on executive compensation to occur “EVERY YEAR”
The SEC requires companies, not less frequently than once every six calendar years, to provide for a separate stockholder advisory vote to determine whether the stockholder advisory vote on executive compensation (as described in Proposal No. 3 above, “say-on-pay”) should occur every year, every two years, or every three years. We last presented this proposal at our 2017 annual meeting of stockholders. We are therefore re-presenting this proposal at this year’s Annual Meeting to give stockholders the opportunity to express their preferred frequency for an advisory vote on executive compensation. We have held a stockholder advisory vote on executive compensation every year since 2011. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may express their views on our executive compensation program annually.
Therefore, the Board recommends that the stockholders vote for the stockholder advisory vote on executive compensation to occur “Every Year.”
When voting on this proposal, you may make your choice among every year, every two years, every three years, or abstain, by marking the box on your proxy card or that corresponds to your choice.

Proxies and Voting Standard. Any uninstructed proxy cards will be voted in accordance with the Board’s recommendation (i.e., for an “every-year” frequency) unless otherwise specified. You are not voting to approve or disapprove the Board’s recommendation, but you are being asked to recommend to the Board your preference from among the choices stated above on the frequency of stockholder advisory votes on executive compensation. Because the vote on this proposal is advisory in nature, it will not be binding on Valero, the Board or the Human Resources and Compensation Committee. The stockholders’ recommendation under Proposal No. 4 will be determined by the highest number of votes cast at the Annual Meeting for an alternative (i.e., every year, every two years, or every three years), regardless of whether any alternative receives the affirmative vote of a majority of the voting power of such shares. The Board and the Human Resources and Compensation Committee will review the voting results and take into account the outcome in determining the frequency of future advisory votes on executive compensation. We currently anticipate that the next stockholder advisory vote on executive compensation will occur at our 2024 annual meeting of stockholders.

100	2023 PROXY STATEMENT

PROPOSAL NO. 5—Stockholder proposal to set different GHG emissions reductions targets (Scopes 1, 2, and 3)

(ITEM 5 ON THE PROXY CARD)

☒	The Board recommends that the stockholders vote “AGAINST” this stockholder proposal
We expect the following proposal to be presented by stockholders at the Annual Meeting. In accordance with SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by Mercy Investment Services, Inc. (“Mercy”), the lead sponsor of the proposal. The address of and number of shares of Valero’s Common Stock held by the sponsors and known to us will be provided to any stockholder upon request. Mercy’s stockholder proposal dated November 9, 2022, indicates that it has continually held at least $2,000 of Valero’s Common Stock for more than three years. We assume no responsibility for the statements made by the sponsors in connection with the proposal. After review, our management and the Board have concluded that they do not support the proposal, and the Board recommends that you vote AGAINST the proposal for the reasons explained in the opposition statement below.

Proxies and Voting Standard. Proxies will be voted against the approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote.

STOCKHOLDER PROPOSAL
Whereas
In 2018, the Intergovernmental Panel on Climate Change advised that net greenhouse gas (GHG) emissions must fall 45 percent by 2030 and reach net zero by 2050 to limit warming below 1.5 degrees Celsius and prevent the worst consequences of climate change.1
A 2021 International Energy Agency report concluded that limiting warming to 1.5 degrees Celsius would require no new internal combustion engine sales after 2035, nearly 90 percent of global electricity generation from renewable sources by 2050, and electrification of areas previously dominated by fossil fuels.2 Wood Mackenzie concludes that “survivors in this shrinking market for refined products are coastal, primarily [national oil companies]-owned integrated refinery/ petrochemical facilities located in industrial clusters with low-carbon operations…” .3
As policymakers, consumers and companies move to tackle climate issues with growing urgency, regulation of high-carbon products will significantly increase as demand decreases. These transition risks pose fundamental challenges to companies like Valero Energy (“Valero”), the world's largest independent petroleum refiner.
While Valero has adopted short-term GHG reduction targets, it does not provide a robust decarbonisation plan ensuring a resilient business model through the energy transition, exposing the Company to reputational, regulatory and transition risks. Valero’s climate action plan includes minimal absolute emissions reductions and an overreliance on unverified “displaced emissions” with no reduction target or actions associated with scope 3 emissions.
Valero is falling behind peers in managing risks and opportunities of the energy transition and curbing its GHG emissions. Phillips 66 and Marathon Petroleum have set targets for their scope 3 emissions and are investing in multiple low-carbon technologies and fuels. Integrated producers like Shell, bp, and Equinor have announced targets to reduce emissions and plans to align capital spending with lower emissions pathways.
Valero maintains that it leads the industry in producing low-carbon renewable fuels. Ramping up the scale, pace and rigor of its climate-related initiatives could unlock further opportunities for growth in new renewable fuels, help strengthen financial resilience, and avoid investments in assets that will lose value as the global economy transitions away from fossil fuels.
Resolved
Shareholders request Valero issue a report, at reasonable expense and excluding confidential information, within a year and updated annually thereafter, on its climate transition plan to align operations and value chain emissions with a well-below 2 degrees Celsius scenario, including short-, medium- and long-term reduction targets for Valero’s full GHG emissions (scopes 1, 2, and 3).
Supporting Statement
In developing a report and assessing targets, we recommend, at management's discretion:
•Developing a robust low-carbon transition plan, taking into consideration frameworks like Climate Action 100+ Net Zero Benchmark or Net Zero Standard for Oil and Gas4, showing evidence of implementation to meet Valero’s targets;
•Including a plan for capital expenditures necessary to implement the transition plan and meet targets; and
•Consulting industry best practice and third-party experts on target setting and carbon accounting methodologies.

1 https://www.ipcc.ch/sr15/chapter/spm/
2 https://www.iea.org/reports/net-zero-by-2050
3 https://www.woodmac.com/news/the-edge/what-different-scenarios-tell-us-about-the-future-of-oil-and-gas/
4 https://www.iigcc.org/resource/net-zero-standard-for-oil-and-gas-companies/

2023 PROXY STATEMENT	101

PROPOSAL NO. 5

Board Recommendation and Opposition Statement
Mercy seeks GHG emissions targets and reductions that can only come from refinery closures.1
Our strategy, on the other hand, is to run the most resilient refining assets, grow our low-carbon fuels production, and meet our aggressive targets by leveraging resilience and our low-carbon fuels growth strategy.
Our stockholders rejected Mercy’s substantially similar proposal at our 2022 annual meeting.
Mercy seeks to recreate our current Scope 1 and 2 GHG targets. Mercy states that our targets include “minimal absolute emissions reductions” which is indicative of Mercy’s belief that shutting down refineries is the only way to meet the goals of the Paris Agreement. The first column in our waterfall chart below already shows our realistic absolute Scope 1 and 2 GHG emissions-reduction plans in line with our resilient business strategy.2 The rest of the waterfall shows how we plan to further address a lower-carbon future.
Mercy requests that we remove our industry leading low-carbon projects and isolate them from our GHG targets. Mercy states that our strategy is overly reliant on “unverified ‘displaced emissions’.” In reality, the lower-carbon footprint from our current low-carbon projects is robustly audited by multiple countries, states and third parties, and has received independent third-party limited assurance.3 Furthermore, the IPCC4 and IEA5 agree that net-zero 2050 ambitions can only be met with substantial carbon sequestration and low-carbon fuels.
Mercy unjustifiably states that we have no “actions associated with [S]cope 3 emissions” and demands a Scope 3 target. In 2022, we disclosed our 2021 Net Scope 3 Intensity, which shows that we outperformed peers6 on this metric.
•Despite the fact that the GHG Protocol contemplates Scope 3 intensity disclosures7, Mercy rigidly insists on absolute emissions disclosures in isolation.
•Mercy requests that we remove our industry-leading position in low-carbon projects and innovation and isolate them from our Net Scope 3 Intensity metric. Mercy again implies that only emissions reductions from refinery closures will be satisfactory.
•Valero has not issued a Scope 3 target, as requested by Mercy, because the methodology is riddled with duplication and other challenges, and we do not have a clear line of sight to the use of our products by third parties. We only make commitments if we have clear plans on how we will achieve them.
Mercy mistakenly states that we are “falling behind peers” and do “not provide a robust decarboni[z]ation plan.”
•To the contrary, we were a first mover into low-carbon fuels and today we are one of the world’s leading low-carbon innovators, as demonstrated by the following projects and updates achieved and/or announced over the last 12 months8:
◦Sustainable Aviation Fuel. In January of 2023, we announced the final investment decision on a large-scale sustainable aviation fuel project at our renewable diesel plant in Texas, which is expected to be completed in 2025.9

1 Our comments with respect to Mercy’s position in this opposition statement reflect not only the explicit language included within its proposal, but also our beliefs based on engagement with Mercy with respect to its proposal.
2 Our 2022 TCFD Report contains additional information on the resilience of our business strategy.
3 Independent verification and assurance statements with respect to certain GHG emissions disclosures, including our global refinery Scope 1 and 2; Net Scope 3 Intensity; low-carbon fuels GHG inventory and 2035 GHG Emissions Target evaluation are published on our website at www.valero.com > Investors > ESG > Other Reports.
4 IPCC, 2022: Climate Change 2022: Mitigation of Climate Change. Contribution of Working Group III to the Sixth Assessment Report of the Intergovernmental Panel on Climate Change [P.R. Shukla, J. Skea, R. Slade, A. Al Khourdajie, R. van Diemen, D. McCollum, M. Pathak, S. Some, P. Vyas, R. Fradera, M. Belkacemi, A. Hasija, G. Lisboa, S. Luz, J. Malley, (eds.)]. Cambridge University Press, Cambridge, UK and New York, NY, USA. doi: 10.1017/9781009157926
5 IEA (2022), World Energy Outlook 2022, IEA, Paris https://www.iea.org/reports/world-energy-outlook-2022, License: CC BY 4.0 (report); CC BY NC SA 4.0 (Annex A)
6 The notes at the end of our 2022 TCFD Report and 2022 ESG Report contain additional information on Net Scope 3 Intensity and peers.
7 GHG Protocol Corporate Value Chain (Scope 3) Accounting and Reporting Standard, available at https://ghgprotocol.org/standards/scope-3-standard.
8 Our 2022 ESG Report contains additional information on our low-carbon fuels projects and innovation.
9 For more information on our sustainable aviation fuel project, please see the press release we issued on January 31, 2023, which is available on our website at www.valero.com > Investors > News.

102	2023 PROXY STATEMENT

PROPOSAL NO. 5

◦Expansion of Low-Carbon Fuels Production. In 2022, we expanded our annual total production capacity of renewable diesel to approximately 1.2 billion gallons and renewable naphtha to approximately 50 million gallons (used to produce renewable gasoline and renewable plastics).
◦Large-Scale Carbon Capture and Sequestration. We announced that this project with BlackRock and Navigator is on track to be completed in late 2024.
◦Tailpipe CO2 Onboard Capture System. In 2022, we disclosed our support of the development of a filtration membrane that could remove more than 90% of the CO2 emissions of an internal combustion engine vehicle.
◦2025 GHG Target Achieved. In 2022, our performance exceeded our 2025 GHG target - which is three years ahead of schedule.

2035 GHG Emissions Target

(Independently verified)

Million Metric Tons CO_2e
32.3
2.4
4.2
11.1
10.9
3.7
100% Reduction
VLO Refinery GHG Emissions in 2011 (Scope 1 & 2)
Absolute Emissions Reduction through Efficiencies (Scope 1 & 2)
2035 GHG Emissions Displaced by VLO Ethanol Production
2035 GHG Emissions Displaced by VLO Renewable Diesel Production
2035 GHG Emissions Displaced by Global Blending of and Credits from Low-carbon Fuels
2035 GHG Emissions Reduced by Carbon Capture and Storage
2035 VLO Refinery GHG Emissions after Reductions & Displacements (Scope 1 & 2)

If you, as our stockholders, value our leading refining and low-carbon fuels growth strategy, and our company-wide approach to climate disclosures, then we ask you to vote AGAINST this proposal.

2023 PROXY STATEMENT	103

PROPOSAL NO. 6—Stockholder proposal to oversee and issue an additional racial equity audit and report

(ITEM 6 ON THE PROXY CARD)

☒	The Board recommends that the stockholders vote “AGAINST” this stockholder proposal
We expect the following proposal to be presented by stockholders at the Annual Meeting. In accordance with SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by the Service Employees International Union Master Trust (the “SEIU”), the sponsor of the proposal. The SEIU is not a labor union that represents our employees. The address of and the number of shares of Valero’s Common Stock held by the SEIU and known to us will be provided to any stockholder upon request. The materials included with the SEIU’s stockholder proposal dated November 16, 2022 indicate that it has continually held at least $2,000 of Valero’s Common Stock for at least the past three years. We assume no responsibility for the statements made by the SEIU in connection with the proposal. After review, our management and the Board have concluded that they do not support the proposal, and the Board recommends that you vote AGAINST the proposal for the reasons explained in the opposition statement below.

Proxies and Voting Standard. Proxies will be voted against the approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote.

STOCKHOLDER PROPOSAL
RESOLVED that shareholders of Valero Energy Corporation (“Valero”) urge the Board of Directors to oversee an independent third-party racial equity audit analyzing Valero’s impacts on nonwhite stakeholders and communities of color and Valero’s plans, if any, to mitigate those impacts. Input from civil rights organizations, experts on environmental racism, and employees should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be publicly disclosed on Valero’s website.
SUPPORTING STATEMENT
High-profile police killings of black people have galvanized the movement for racial justice. That movement, and the disproportionate impacts of the pandemic, have focused public attention on systemic racism, environmental racism, racialized violence and inequities in employment, health care, and the criminal justice system.
Several aspects of Valero’s business and operations suggest that a racial equity audit would be useful. In 2020, the Office of Federal Contract Compliance Programs found that a Valero subsidiary had used selection processes with an adverse impact on nonwhite applicants.1
Valero’s Environmental Justice Policy Statement asserts that Valero “strives to operate as a good neighbor, and looks for opportunities to work with local officials and directly with fence line neighbors to improve the quality of life for neighbors and communities.”2 But Valero has come under fire for polluting communities of color. Residents have fought to limit a Texas refinery’s emissions of hydrogen cyanide, a neurotoxin, in Latinx neighborhoods.3 The neighborhood in which another Texas refinery is located, which is 90% African American, “ranks above the 95th percentile nationally for both the EPA’s air toxics cancer risk and respiratory hazard metrics.”4
Valero ranks as the 39th worst toxic air polluter in the U.S., and 64% of those affected are nonwhite.5 It ranks as the 62nd worst water polluter6 and the 24th worst greenhouse gas polluter.7 As You Sow’s Racial Justice Scorecard for S&P 500 companies placed Valero in the bottom 10, with negative scores on the environmental racism performance indicators, meaning that it harms communities of color more than benefits them.8
A racial equity audit could also examine whether Valero’s political activities have a negative racial impact. In 2018, Valero helped defeat Washington State’s carbon tax initiative, giving nearly $1 million to the No on 1631 campaign.9 In 2019, Valero and the

1 https://www.dol.gov/sites/dolgov/files/ofccp/foia/files/2020-03-25Valero-CA-SW-Redacted.pdf
2 https://s23.q4cdn.com/587626645/files/doc_downloads/2021/09/Environmental-Justice-Policy-
Statement.pdf
3 https://www.sierraclub.org/texas/blog/2020/08/houston-community-continues-fight-against-valero-for-polluting-air-hydrogen
4 https://www.greenpeace.org/usa/valero-energy-blocking-climate-solutions-taking-handouts/
5 https://peri.umass.edu/toxic-100-air-polluters-index-current
6 https://peri.umass.edu/toxic-100-water-polluters-index-current
7 https://peri.umass.edu/greenhouse-100-polluters-index-current
8 https://www.asyousow.org/press-releases/2021/8/11/environmental-racism-metrics-as-you-sow-racial-
justice-scorecard
9 https://www.vox.com/energy-and-environment/2018/10/26/18026074/koch-industries-bp-colorado-washington-
fracking-carbon-tax

104	2023 PROXY STATEMENT

PROPOSAL NO. 6

American Fuel and Petrochemical Manufacturers (“AFPM”), to which Valero belongs,10 lobbied states to criminalize pipeline protests;11 AFPM also supports rolling back fuel efficiency standards.12 Reportedly, Valero contributed $192,000 during the 2020 election cycle to Members of Congress who objected to certifying the 2020 election results,13 an action some viewed as “a direct attack on the voting rights of people of color.”14
Finally, an independent audit would provide objectivity, assurance and specialized expertise beyond what would be possible with an internal analysis.

Board Recommendation and Opposition Statement
Valero Recently Published its 2023 Environmental Justice Audit Report and Commissioned a Racial Equity Assessment, and has Therefore Substantially Addressed this Proposal1
At a company like Valero, racial equity and environmental justice are inherently linked. We therefore assessed our opportunities regarding both of these by engaging Montrose Environmental Group, Inc., an independent third-party consultant with expertise in social/environmental justice and community assessments, to conduct an extensive independent environmental justice audit.
There is no single, prevailing standard for assessing a company’s commitment to racial equity, including environmental justice. However, proxy voting guidelines issued by the two most well-known proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis, are useful references. As such, we also engaged a third-party civil rights expert, who reviewed this environmental justice audit and assessed our commitment to racial equity following the guidelines of these proxy advisory firms.
The environmental justice audit and racial equity assessment, as applicable, concluded that Valero:
•has robust processes to address and/or mitigate racial inequality and discrimination internally;
•publicly discloses substantive workforce diversity and inclusion metrics and programs;
•has issued numerous public statements regarding its commitment to racial justice;
•is committed to environmental protection, community engagement and investment, which are aligned with the key pillars of environmental justice, and operates as a good neighbor with fenceline communities regardless of race, color, national origin, culture or income;
•is positively viewed by surveyed fenceline communities, including minority and underrepresented neighbors;
•is effective in addressing and/or mitigating against any litigation and community controversies; and
•uses political activities to promote the advancement of liquid fuels, including low-carbon fuels, which in turn enhance stockholder value and promote good corporate citizenship.
Our environmental justice audit also identified areas to further improve Valero’s programs on community outreach.

Valero has already implemented this proposal’s request, and a second racial equity audit would be duplicative and unnecessary. We therefore ask that you vote AGAINST this proposal.

10 https://esg.investorvalero.com/wp-content/uploads/2021/10/July-2020-June2021_Member_Organizations_Report_DRAFT_08272021.pdf
11 https://theintercept.com/2019/08/19/oil-lobby-pipeline-protests/
12 https://influencemap.org/influencer/American-Fuel-Petrochemical-Manufacturers-cacc951ea59addfcc713fbb359e2680c
13 https://www.cnn.com/interactive/2021/01/business/corporate-pac-suspensions/
14 See https://www.nytimes.com/2021/01/15/us/politics/lankford-apology-election-biden.html; https://www.marketwatch.com/story/business-leaders-call-for-action-on-trump-after-mob-siege-at-capitol-11609976655

1 This report and assessment are available on our website at www.valero.com > Investors > ESG > Reports and Presentations.

2023 PROXY STATEMENT	105

2023 ANNUAL MEETING OF STOCKHOLDERS —IMPORTANT VOTING AND MEETING INFORMATION

GENERAL INFORMATION
Our Board is soliciting proxies to be voted at our Annual Meeting to be held on May 9, 2023. The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned.
Holders of record of our Common Stock at the close of business on the Record Date (March 13, 2023) are entitled to vote on the matters presented at the Annual Meeting. Our proxy materials are first being sent or made available on or about March 22, 2023, to stockholders entitled to vote at the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing our proxy materials to our stockholders primarily through notice-and-access delivery pursuant to SEC rules. As a result, on March 22, 2023, we began mailing our Notice of Internet Availability of Proxy Materials (the “Notice”) to many holders of shares of our Common Stock as of the Record Date, rather than a full paper set of our proxy materials. Using the notice-and-access method helps us to expedite stockholder access to our proxy materials, reduces the costs of printing and mailing a full paper set of our proxy materials to all stockholders, and helps contribute to sustainable practices.
The Notice provides instructions on how stockholders can access our proxy materials over the Internet and sets forth instructions on how shares can be voted. As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a paper set of our proxy materials. In addition, the Notice and the website referenced therein provide information regarding how stockholders may request to receive our proxy materials in paper form by mail or by electronic delivery on an ongoing basis. Your choice for ongoing delivery will remain in effect unless you change it. Stockholders who previously affirmatively requested ongoing electronic delivery will receive instructions via email regarding how to access these materials electronically. Stockholders who previously affirmatively requested ongoing delivery of a paper set of our proxy materials will receive a full paper set by mail. Unless you have affirmatively requested ongoing electronic delivery, you should monitor your mail for delivery of a Notice or full paper set of proxy materials. If you receive a full paper set by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. You may receive more than one Notice, proxy card, voting instruction form, email with instructions, and/or control number. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
A single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents may be sent to two or more stockholders sharing the same address. See the disclosures under the caption “Householding” below for more information.

PROXIES AND PROXY STATEMENT
What is a proxy? A proxy is your legal designation of one or more persons to vote the shares you own. The persons you designate are each called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (by voting electronically on the Internet, by telephone, or by signing and returning a proxy card or voting instruction form), you authorize the designated persons to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Such designees may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.
What is a proxy statement? A proxy statement is a document that includes specified information that SEC rules require us to provide when we ask you to submit a proxy.

RECORD DATE, SHARES OUTSTANDING, AND QUORUM
Holders of record of shares of our Common Stock at the close of business on the Record Date (March 13, 2023) are entitled to vote on the matters presented at the Annual Meeting. On the Record Date, 367,840,146 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by proxy at the Annual Meeting, and entitled to vote will constitute a quorum.

VIRTUAL MEETING FORMAT
This year’s Annual Meeting will be held exclusively online, with no option to attend in person.
meeting site: www.virtualshareholdermeeting.com/VLO2023

106	2023 PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS - IMPORTANT VOTING AND MEETING INFORMATION

If you plan to attend the virtual Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VLO2023 and use the 16-digit control number provided in the Notice, proxy card, voting instruction form, or email with instructions in order to log into the meeting. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
Your vote is important! We encourage you to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 11:00 a.m. (Central Time) start time. If you experience technical difficulties, you may contact the technical support telephone number posted on the meeting website.
Additional information regarding the rules and procedures for participating in and voting at the virtual Annual Meeting will be provided in the meeting rules of conduct, which stockholders can view during the meeting on the meeting website. At this time, we believe that the virtual meeting format most effectively facilitates stockholder participation, although we will continue to evaluate the most effective format based on changes in facts and circumstances.

ASKING QUESTIONS AND PARTICIPATING IN THE VIRTUAL ANNUAL MEETING
Stockholders who provide a valid 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined below. We intend to offer the same participation opportunities to stockholders as would be provided at an in-person meeting.
Questions may be submitted during the meeting by logging into the virtual Annual Meeting website using a valid 16-digit control number, and following the instructions on the website.
Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional discussion topics. If we are unable to respond to a stockholder’s properly submitted question, we intend to post the question or its substance and our response on our Investor Relations website. Questions will be addressed in accordance with the meeting’s rules of conduct posted on the meeting’s website.

STOCKHOLDERS OF RECORD VS. BENEFICIAL OWNERS OF SHARES HELD IN “STREET NAME”
Stockholders of Record. You are the stockholder of record for any shares of Common Stock that you own directly in your name in an account with Valero’s stock transfer agent, Computershare Investor Services, LLC (“Computershare”). See the disclosures under the caption “Transfer Agent” below for more information on Computershare.
Beneficial Owners. You are a beneficial owner of shares held in “street name” if your shares of Common Stock are held in an account with a broker, bank, or other holder of record as custodian on your behalf. The broker, bank, or other holder of record is considered the stockholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your shares. If your shares of Common Stock are held by a broker, bank, or other holder of record, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the broker, bank, or other holder of record, which is required to vote such shares in accordance with your instructions.

COMMON STOCK HELD BY CERTAIN VALERO BENEFIT PLANS
Plan Participants’ Voting Rights. If you are a participant in (i) the Valero Energy Corporation Thrift Plan (the “Thrift Plan”), (ii) the Premcor Retirement Savings Plan (the “Premcor Plan”), or (iii) the Valero Energy Corporation U.K. Share Incentive Plan, the Valero Energy Inc. Savings Plan (Canadian Plan - DPSP-RRSP-NREG), the Valero Energy Corporation Equity Services Share Incentive Plan, or the Valero Ireland Share Participation (the “Other Plans” and, collectively with the Thrift Plan and the Premcor Plan, the “Plans” and each individually, a “Plan”), you are the beneficial owner of the shares of Common Stock that are allocated to your account in such Plans, and you have the right to instruct the voting of any such shares as of the Record Date. If you own shares of Valero Common Stock through a Plan, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the applicable trustee or fiduciary for such Plan, which is required to vote your shares of Common Stock in accordance with your instructions.
Uninstructed Thrift Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your Thrift Plan account as of the Record Date, the Valero Energy Corporation Benefit Plans Administrative Committee will instruct the trustee of the Thrift Plan with respect to the voting of such uninstructed shares in accordance with its established procedures, unless otherwise required by law.

2023 PROXY STATEMENT	107

2023 ANNUAL MEETING OF STOCKHOLDERS - IMPORTANT VOTING AND MEETING INFORMATION

Uninstructed Premcor Plan and Other Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your account in the Premcor Plan or any Other Plan as of the Record Date, those shares may be voted as permitted under the applicable Plan documentation and the laws governing such Plan.
Voting Deadline and Shares Represented. Shares held through a Plan should be voted by 11:59 p.m. Eastern Time on May 4, 2023, in order to be timely processed and counted. For participants in a Plan, the proxy card and control number with respect to such shares will represent (in addition to any shares held individually of record by the participant) the shares allocated to the participant’s account in any Plan as of the Record Date. For shares held through a Plan, the proxy card or proxy votes submitted by Internet or telephone using the control number with respect to such shares will, if timely submitted, constitute an instruction to the applicable trustee or fiduciary for such Plan on how to vote those shares, and will also vote by proxy any shares of Valero Common Stock registered in your name with Computershare.

SHARES REGISTERED DIFFERENTLY AND HELD IN MORE THAN ONE ACCOUNT
If you receive more than one Notice, proxy card, voting instruction form, or email with instructions, that means your shares of Valero Common Stock are registered differently, and are held in more than one account. For example, you may own some shares of Valero Common Stock directly in your name in an account with Computershare, as in the case of unvested restricted shares of Valero Common Stock. However, you may also be the beneficial owner of shares of Valero Common Stock held in street name, such as shares held in a brokerage account. Additionally, the shares of Valero Common Stock that you beneficially own may be held in multiple accounts that are in turn held with one, or potentially multiple, brokers, banks, or other holders of record.
Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. To ensure that all of your shares of Common Stock are voted, please vote at least once for each control number you receive. You can vote electronically by visiting www.proxyvote.com and following the instructions on that website, or through the other methods listed below under the caption “Voting By Proxy.”

DIFFICULTY LOCATING OR OBTAINING ONE OR MORE CONTROL NUMBERS
The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above under the caption “Shares Registered Differently and Held in More Than One Account,” you may have more than one control number depending on the number of accounts through which you hold your shares, and how such shares are held.
Stockholders of Record and Plan Participants. Beginning approximately four weeks prior to the Annual Meeting, and through the close of the Annual Meeting, if you need assistance in locating a 16-digit control number for shares for which you are a stockholder of record, or for shares held through a Plan, please call Broadridge Financial Solutions, Inc. at 844-983-0876 (U.S. toll-free) or 303-562-9303 (international toll-free) for assistance.
Beneficial Owners. If you are a beneficial owner of shares held in street name, other than those beneficially owned through a Plan, you will need to contact the stockholder of record (e.g., your broker, bank, or other holder of record) for assistance with your 16-digit control number for any shares you hold in street name.
For more information on stockholders of record vs. beneficial owners, see the disclosures above under the caption “Stockholders of Record vs. Beneficial Owners of Shares Held in ‘Street Name’.”

VOTING BY PROXY
We encourage you to vote your proxy early by Internet, telephone, or mail prior to the virtual Annual Meeting, even if you plan to attend the virtual Annual Meeting, in order to ensure that all of your shares are properly and timely voted.
To vote your shares, please follow the instructions in the Notice, proxy card, voting instruction form, or email with instructions. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the applicable Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners).
Stockholders can vote by proxy in three ways:
•By Internet – You can vote via the Internet by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by visiting www.proxyvote.com and following the instructions on that website.

108	2023 PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS - IMPORTANT VOTING AND MEETING INFORMATION

•By Telephone – You can vote by telephone by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by calling (800) 690-6903 (toll-free) and following the instructions.
•By Mail – You can vote by mail by requesting (which includes any previous ongoing election to receive paper proxy materials) a full set of proxy materials be sent to your home address. Upon receipt of the materials, you may complete the enclosed proxy card or voting instruction form and return it per the instructions on or included with the proxy card or voting instruction form.
If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends. See the disclosures in this section under the captions “Common Stock Held by Certain Valero Benefit Plans” and “Broker Non-Votes” for information on how uninstructed beneficially owned shares may be voted.
If you are a participant in any Plan, your proxy votes must be received by no later than 11:59 p.m. Eastern Time on May 4, 2023, in order to be timely processed and counted with respect to your Plan shares. If you are a stockholder of record, the control number you receive for your shares of Valero Common Stock held through any Plan will also represent the shares of Valero Common Stock registered in your name with Computershare as of the Record Date. While you may vote such registered shares up until 11:59 p.m. Eastern Time on May 8, 2023, or by attending and voting at the virtual Annual Meeting, any votes received after 11:59 p.m. Eastern Time on May 4, 2023, will not be timely with respect to shares held through any Plan, and may only apply to the shares of Valero Common Stock registered in your name with Computershare.

CHANGING AND REVOKING PROXIES
Stockholders of record may change or revoke their proxy at any time before the virtual Annual Meeting by Internet, phone, or mail if received prior to 11:59 p.m. Eastern Time on May 8, 2023, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting website.
If, however, you are the beneficial owner of shares held in street name, you must follow the instructions provided by or on behalf of your broker, bank, or other holder of record for changing or revoking your proxy. If your shares are held in any Plan, please refer to the voting instructions and relevant details in the materials provided to you by or on behalf of the applicable trustee or fiduciary for such Plan. As discussed further under the caption “Voting by Proxy” above, if you are a stockholder of record, the proxy card and control number you receive for your shares of Common Stock held through any Plan will also represent the shares registered in your name with Computershare.

VOTING DURING THE ANNUAL MEETING
You must have the control number associated with each applicable account through which you hold shares of Valero Common Stock in order to vote the shares associated with such account. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” above for more information. Control numbers change each year and are not reusable from year to year. The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above, if you are a stockholder of record, the control number you receive for your shares held through any Plan will also represent the shares registered in your name with Computershare.
Stockholders of record and beneficial owners of shares held in street name (other than Plan participants with respect to shares held through any Plan) may vote shares held in a particular account during the virtual Annual Meeting by logging into the meeting website using the 16-digit control number associated with such shares and following the instructions provided on the website. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the applicable Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners). In order to vote all of your shares, you may need to log into the meeting website multiple times to vote the shares associated with each control number you receive. Participants in any Plan will not be able to vote the shares of Valero Common Stock held through such Plans at the Annual Meeting. However, stockholders of record will still be able to vote the shares registered in their name with Computershare at the Annual Meeting, even if the deadline for voting shares held through a Plan has passed. See the disclosures under the caption “Difficulty Locating or Obtaining One or More Control Numbers” above for more information.

2023 PROXY STATEMENT	109

2023 ANNUAL MEETING OF STOCKHOLDERS - IMPORTANT VOTING AND MEETING INFORMATION

REQUIRED VOTES
For Proposal No. 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Any director nominee who does not receive a majority of the votes cast is required to submit an irrevocable resignation to the Board, and the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or take other action. The Board will, within 90 days following certification of the election results, publicly disclose its decision regarding any such resignation and the rationale behind the decision.
Proposals Nos. 2, 3, 5, and 6 require approval by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. The stockholders’ recommendation under Proposal No. 4 will be determined by the highest number of votes cast at the Annual Meeting for an alternative (i.e., every year, every two years, or every three years), regardless of whether any alternative receives the affirmative vote of a majority of the voting power of such shares.

EFFECT OF ABSTENTIONS
Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal No. 1), pursuant to our bylaws, shares voted to abstain are not deemed “votes cast,” and are accordingly disregarded. When approval for a proposal requires (i) the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote (Proposals Nos. 2, 3, 5, and 6), or (ii) the affirmative vote of a majority of the voting power of the issued and outstanding Common Stock, then shares voted to “abstain” have the effect of a negative vote (a vote “against”). For Proposal No. 4, shares voted to “abstain” have no effect.

BROKER NON-VOTES
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in certain cases the broker may vote the shares in the broker’s discretion.
The NYSE does not allow brokers to vote on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum, (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and (iii) has no effect when a majority of the voting power of the shares present in person or represented by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. For Proposal No. 4, a broker non-vote also has no effect.
Proposal No. 2 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal No. 2. Proposals Nos. 1, 3, 4, 5, and 6 are considered non-routine matters under NYSE rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

SOLICITATION OF PROXIES
Valero pays the cost for soliciting proxies and conducting the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, email, electronically, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, other holders of record, nominees, custodians, and fiduciaries, forward our proxy materials to beneficial owners, and will reimburse such brokers, banks, other holders of record, nominees, custodians, and fiduciaries for certain expenses incurred by them for such activities. Valero has also retained Innisfree M&A Incorporated, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $30,000, plus reimbursement of certain out-of-pocket expenses and variable amounts for any additional proxy solicitation services.

110	2023 PROXY STATEMENT

MISCELLANEOUS

Governance Documents and Codes of Ethics
Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors and covers many topics including, but not limited to, conflicts of interests, competition and fair dealing, discrimination and harassment, payments to government personnel, and employee complaint procedures.
We intend to disclose any future amendment to, or waiver from, either of these Codes by posting such information on our website.
We post the following documents on our website at www.valero.com > Investors > ESG > Governance Documents. A printed copy of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.
•Restated Certificate of Incorporation
•Bylaws
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Corporate Governance Guidelines
•Conduct Guidelines for Business Partners
•Audit Committee Charter
•Human Resources and Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Sustainability and Public Policy Committee Charter
•Related Party Transactions Policy
•Compensation Consultant Disclosures Policy
•Policy on Executive Compensation in Restatement Situations
•Policy on Political Contributions, Lobbying and Trade Associations
•Policy on Vesting of Performance Shares
•Health, Safety and Environmental Policy Statement
•Human Rights Policy Statement
•Anti-Slavery and Human Trafficking Policy Statement
•Anti-Bribery and Anti-Corruption Policy
•Environmental Justice Policy Statement
•UK Tax Policy
•Stock Ownership and Retention Guidelines for Directors and Officers

Stockholder Communications, Nominations, and Proposals
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Corporate Secretary at the address indicated in the following paragraph with respect to stockholder proposals pursuant to Rule 14a-8 of the Exchange Act. The Corporate Secretary’s office will forward to the appropriate directors all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are hostile, threatening, or profane.
In order to submit a stockholder proposal for inclusion in our proxy statement for the 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, our Corporate Secretary must receive your written proposal by November 23, 2023, at our principal executive office at the following address: Corporate Secretary, Valero Energy Corporation, One Valero Way, San Antonio,

2023 PROXY STATEMENT	111

MISCELLANEOUS

Texas 78249. The proposal must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of such stockholder proposals in company-sponsored proxy materials.
To present a stockholder proposal at the 2024 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or to nominate a person for election to the Board, you must follow the procedures stated in Article I, Section 9 of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Corporate Secretary not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we first publicly announce the date of the 2024 annual meeting of stockholders. In addition, stockholders who intend to solicit proxies in support of director nominees other than Valero’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act by March 10, 2024.
An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our bylaws must follow the procedures stated in Article I, Section 9A of our bylaws. These procedures include the requirement that your nomination must be delivered to Valero’s Corporate Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we first publicly announce the date of the 2024 annual meeting of stockholders. Our bylaws are available on our website at www.valero.com > Investors > ESG > Governance Documents. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

Other Business
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

Financial Statements
Financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2022, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the Internet as indicated in the Notice and through our website (www.valero.com > Investors > Financials > SEC Filings).

Householding
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules, which we have adopted, are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you prefer to receive your own set of proxy materials now or in future years, you may request a duplicate set by (i) visiting www.proxyvote.com, (ii) calling 800-579-1639, or (iii) emailing sendmaterial@proxyvote.com (if emailing, include your control number), or you may contact your broker.
If you and another stockholder of record with whom you share an address are receiving multiple copies of our proxy materials, you can request to participate in householding and receive a single copy of our proxy materials in the future by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Dept., 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer stockholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

112	2023 PROXY STATEMENT

MISCELLANEOUS

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
by regular mail:
P.O. Box 43078
Providence, RI, 02940-3078

by overnight delivery:
150 Royall Street
Suite 101
Canton, MA, 02021

(888) 470-2938
(312) 360-5261
www.computershare.com

2023 PROXY STATEMENT	113

Valero

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2023 for shares held directly. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VLO2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2023 for shares held directly. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98890-P83955

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALERO ENERGY CORPORATION

The Board of Directors recommends you vote "FOR" the following action:

1. Elect directors to serve until the 2024 Annual Meeting of Stockholders.

Nominees:	For	Against	Abstain
1a. Fred M. Diaz	☐	☐	☐
1b. H. Paulett Eberhart	☐	☐	☐
1c. Marie A. Ffolkes	☐	☐	☐
1d. Joseph W. Gorder	☐	☐	☐
1e. Kimberly S. Greene	☐	☐	☐
1f. Deborah P. Majoras	☐	☐	☐
1g. Eric D. Mullins	☐	☐	☐
1h. Donald L. Nickles	☐	☐	☐
1i. Robert A. Profusek	☐	☐	☐
1j. Randall J. Weisenburger	☐	☐	☐
1k. Rayford Wilkins, Jr.	☐	☐	☐

The Board of Directors recommends you vote "FOR" Proposals 2 and 3.	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as Valero's independent registered public accounting firm for 2023.	☐	☐	☐
3. Advisory vote to approve the 2022 compensation of named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for "EVERY YEAR" for Proposal 4.	Every Year	Every Two Years	Every Three Years	Abstain
4. Advisory vote to recommend the frequency of stockholder advisory votes on compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" Proposals 5 and 6.	For	Against	Abstain
5. Stockholder proposal to set different GHG emissions reductions targets (Scopes 1, 2, and 3).	☐	☐	☐
6. Stockholder proposal to oversee and issue an additional racial equity audit and report.	☐	☐	☐

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D98891-P83955

VALERO ENERGY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
May 9, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) Joseph W. Gorder, Richard J. Walsh, and Jude A. Dworaczyk, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2023 at 11:00 a.m., Central Time, at www.virtualshareholdermeeting.com/VLO2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, FOR "EVERY YEAR" FOR PROPOSAL 4, AND "AGAINST" PROPOSALS 5 AND 6. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side